Form 10-K, Exhibit 13
period 1996-12-31
AFG INVESTMENT TRUST B
filed 1997-03-28
CIK 879495

                              AFG INVESTMENT TRUST













                             AFG Investment Trust B

                Annual Report to the Participants, December 31, 1996

                             AFG INVESTMENT TRUST B

                   INDEX TO ANNUAL REPORT TO THE PARTICIPANTS

                                                                         PAGE
                                                                       ---------
SELECTED FINANCIAL DATA                                                       2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS                                                   3-7


FINANCIAL STATEMENTS:

Report of Independent Auditors                                                8

Statement of Financial Position
at December 31, 1996 and 1995                                                 9

Statement of Operations
for the years ended December 31, 1996, 1995 and 1994                         10

Statement of Changes in Participants' Capital
for the years ended December 31, 1996,   1995 and 1994                       11

Statement of Cash Flows
for the years ended December 31, 1996, 1995 and 1994                         12

Notes to the Financial Statements                                         13-21


ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                      22

Statement of Cash and Distributable Cash From
Operations, Sales and Refinancings                                           23

Schedule of Costs Reimbursed to the
Managing Trustee and its Affiliates as
Required by Section 10.4 of the Amended and
Restated Declaration of Trust                                                24


                            SELECTED FINANCIAL DATA

    The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

    For the years ended December 31, 1996, 1995, 1994 and 1993 and for the period September 8, 1992 (commencement of operations) to December 31, 1992:


         SUMMARY OF
         OPERATIONS                  1996           1995           1994           1993           1992
  ------------------------      -------------  -------------  -------------  -------------  -------------
Lease revenue.................  $   5,809,086  $   6,173,972  $   5,507,765  $   5,611,138  $     450,996
Net income (loss).............  $     807,840  $     527,564  $   1,771,705  $     710,004  $    (140,780)
Per Beneficiary Interest: Net
  income (loss)...............  $        1.10  $        0.72  $        2.42  $        0.97  $       (0.19)
Cash distributions............  $        1.42  $        2.00  $        2.52  $        2.52  $        0.84
Financial Position
Total assets..................  $  16,631,159  $  19,573,350  $  22,320,875  $  25,677,488  $  28,928,691
Total long-term obligations...  $   4,352,811  $   7,097,113  $   8,713,009  $  11,971,262  $  13,155,157
Participants' capital.........  $  11,925,600  $  12,157,251  $  13,092,674  $  13,168,952  $  14,306,931

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            Year ended December 31, 1996 compared to the year ended
             December 31, 1995 and the year ended December 31, 1995
                  compared to the year ended December 31, 1994

Overview

    As an equipment leasing trust, AFG Investment Trust B (the "Trust") was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Trust was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Trust's portfolio will progress through various stages. Initially, all equipment will generate rental revenues under primary term lease agreements. During the life of the Trust, these agreements will expire on an intermittent basis and equipment held pursuant to the related leases will be renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG") to obtain the most advantageous economic benefit. Over time, a greater portion of the Trust's original equipment portfolio will become available for remarketing and cash generated from operations and from sales or refinancings will begin to fluctuate. Ultimately, all equipment will be sold and the Trust will be dissolved. The Trust's operations commenced in 1992.


Results of Operations

    For the year ended December 31, 1996, the Trust recognized lease revenue of $5,809,086 compared to $6,173,972 and $5,507,765 for the years ended December 31, 1995 and 1994, respectively. The decrease in lease revenue from 1995 to 1996 is due primarily to the Trust's sale of its interest in a Boeing 747-SP aircraft leased to United Air Lines, Inc. (the "United Aircraft") in February 1996, as discussed below. The increase in lease revenue from 1994 to 1995 was due to the acquisition of additional equipment during 1995, including the effects of reinvestment. The Trust also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

    The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

    On February 5, 1996, the Trust concluded the sale of its interest in the United Aircraft to the lessee, United Air Lines Inc., ("United"). The Trust recognized a net loss of $560,982 in connection with this transaction, of which $384,782 was recognized as Write-Down of Equipment in 1995. The remainder of $176,200 was recognized as a loss on sale of equipment on the accompanying financial statements for the year ended December 31, 1996. In addition to lease rents, the Trust received net sale proceeds of $1,684,292 from United for the aircraft. A portion of such sale proceeds was reinvested in other equipment in March 1996 through the acquisition of an 8.86% ownership interest in an aircraft (the "Reno Aircraft") at an aggregate cost of $1,239,741. To acquire its interest in the Reno Aircraft, the Trust obtained long-term financing of $997,888 from a third-party lender and utilized cash proceeds of $241,853 from the sale of the United Aircraft. During the year ended December 31, 1996, the Trust sold other equipment having a net book value of $389,885 to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $48,394.

    During 1995, the Trust sold equipment having a net book value of $4,084,735 to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $225,037. The equipment sales included the Trust's interest in a vessel with an original cost and net book value of $5,406,468 and $4,023,021, respectively, which the Trust sold to an existing lessee in June 1995. In connection with this sale, the Trust realized sale proceeds of $3,567,942 and the purchaser assumed related debt and interest of $269,023 and $1,734, respectively, which resulted in a net loss, for financial statement purposes, of $184,322. This equipment was sold prior to the expiration of the related lease term. The sale proceeds related to this transaction were fully reinvested in other equipment in 1995. The Trust received $199,450 in 1996 from the lessee related to a residual sharing agreement between the lessee and the Trust. In connection with this agreement, the Trust was entitled to a portion of the sale proceeds realized by the lessee upon its ultimate disposition of the vessel to a third party. This amount is reflected as Other Income on the accompanying Statement of Operations.

    During 1994, the Trust sold equipment having a net book value of $4,290,653 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $638,594. The equipment sales included certain railroad equipment with an original cost and net book value of $4,848,839 and $4,099,823, respectively, which the Trust sold to a third party in March 1994. In connection with this sale, the Trust realized sales proceeds of $1,347,625 and the purchaser assumed related debt of $3,446,759, which resulted in a net gain, for financial statement purposes, of $694,561. This equipment was sold prior to the expiration of the related lease term. The sale proceeds were fully reinvested in other equipment in 1994.

    It cannot be determined whether future sales of equipment will result in a net gain or a net loss to the Trust, as such transactions will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation associated with the equipment being sold.

    The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Trust and which will maximize total cash returns for each asset.

    The total economic value realized upon final disposition of each asset is comprised of all primary lease term revenue generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Trust classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Trust achieved from leasing the equipment.

    Depreciation and amortization expense was $4,284,049, $4,176,540 and $3,559,119 for the years ended December 31, 1996, 1995 and 1994, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between
(i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. The increase in depreciation expense from 1994 to 1996 reflects the acquisition of equipment during 1994, 1995 and 1996.

    Interest expense was $408,153 or 7% of lease revenue in 1996, $539,047 or 8.7% of lease revenue in 1995 and $635,157 or 11.5% of lease revenue in 1994. Interest expense in future periods will continue to decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding indebtedness.

    Management fees were 4.3%, 4% and 3.4% of lease revenue during the years ended December 31, 1996, 1995 and 1994, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

    Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. Collectively, operating expenses represented 2.4%, 2% and 1.3% of lease revenue during the years ended December 31, 1996, 1995 and 1994, respectively. The overall increase in operating expenses from 1994 to 1996 was due primarily to an increase in administrative and professional service costs and expenses incurred in connection with the sale of the Trust's interest in the vessel and aircraft described above. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.


Liquidity and Capital Resources and Discussion of Cash Flows

    The Trust by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Trust's principal operating activities derive from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $5,645,405, $4,877,921 and $4,767,811 in 1996, 1995 and 1994, respectively. Future renewal, re-lease and equipment sale activities will cause a gradual decline in the Trust's primary-term lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Trust experiences a higher frequency of remarketing events.

    Ultimately, the Trust will dispose of all assets under lease. This will occur principally through sale transactions whereby each asset will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each asset's primary or renewal/re-lease term. In certain instances, casualty or early termination events may result in the disposal of an asset. Such circumstances are infrequent and usually result in the collection of stipulated cash settlements pursuant to terms and conditions contained in the underlying lease agreements.

    Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. The Trust expended $1,441,796, $5,605,829 and $5,427,991 to acquire equipment during the years ended December 31, 1996, 1995 and 1994, respectively, including new equipment acquired pursuant to the reinvestment provisions of the Trust's Prospectus of approximately $1,400,000, $3,500,000 and $5,000,000 during the years ended December 31, 1996, 1995 and 1994, respectively. The reinvestment equipment was financed through a combination of leveraging and the sale proceeds available from the aircraft, vessel and rail transactions, discussed above. During 1996, the Trust realized equipment sale proceeds of $2,025,783, including $1,684,292 of proceeds from the United Aircraft. In 1995, the Trust received sale proceeds of $3,588,941, including $3,567,942 of proceeds from the vessel transaction and; in 1994, the Trust received sale proceeds of $1,482,488, including $1,347,625 of proceeds from the rail transaction. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

    The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $997,888, $2,296,728 and $3,982,078 in 1996, 1995 and 1994,
respectively, resulted from leveraging a portion of the Trust's equipment portfolio with third-party lenders. EFG also provided interim financing to the Trust of $41,440 during 1994, until third-party financing was finalized. No interim financing was provided during the same periods in 1996 and 1995. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In future periods, the amount of cash used to repay debt obligations will decline as the principal balance of notes payable is reduced through the collection and application of rents. However, the Trust has a balloon payment obligation of $282,421 at the expiration of the primary lease term related to the Reno Aircraft.

    Cash distributions to the Managing Trustee, the Special Beneficiary and the Beneficiaries are declared and generally paid within 45 days following the end of each calendar month. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1996, the Trust declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $1,039,491. In accordance with the Trust Agreement, the Beneficiaries were allocated 90.75% of these distributions, or $943,338; the Special Beneficiary was allocated 8.25%, or $85,758; and the Managing Trustee was allocated 1%, or $10,395.

    For financial reporting purposes, the Managing Trustee and the Special Beneficiary each has accumulated a capital deficit at December 31, 1996. This is the result of aggregate cash distributions to these Participants being in excess of their aggregate capital contributions ($1,000 each) and their respective allocations of financial statement net income or loss. (See Note 2 to the financial statements - Allocation of Profits and Losses.) Ultimately, the existence of a capital deficit for the Managing Trustee or the Special Beneficiary for financial reporting purposes is not indicative of any further capital obligations to the Trust by either the Managing Trustee or the Special Beneficiary. However, for income tax purposes, the Trust Agreement requires that income be allocated first to those Participants having negative tax capital account balances so as to eliminate any such balances. In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee s tax capital account. No such requirement exists with respect to the Special Beneficiary. At December 31, 1996, the Managing Trustee has a positive tax capital account balance. (See Note 6 to the financial statements.)

    At December 31, 1996, the Trust had aggregate future minimum lease payments of $7,370,938 from contractual lease agreements (see Note 2 to the financial statements), of which $4,352,811 will be used to amortize the principal balance of notes payable (see Note 5 to the financial statements). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets become available for remarketing, the cash flows of the Trust will become less predictable. In addition, the Trust will have cash outflows to satisfy interest on indebtedness and to pay management fees and operating expenses. Ultimately, the Trust is expected to meet its future disbursement obligations and to distribute any excess of cash inflows over cash outflows to the Participants in accordance with the Trust Agreement. However, several factors, including month-to-month lease extensions, lessee defaults, equipment casualty events, and early lease terminations could alter the Trust s anticipated cash flows as described herein and in the accompanying financial statements and result in fluctuations to the Trust's periodic cash distribution payments.

    Cash distributions paid to the Participants consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Trust and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each asset at its disposal date. Future market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Trust's equipment portfolio.

    It is the intention of the Managing Trustee to maintain a cash distribution level that is consistent with the operating cash flows of the Trust and to optimize the long-term value of the Trust. A distribution level that is higher than the Trust's operating cash flows could compromise the Trust's working capital position, as well as its ability to refurbish or upgrade equipment in response to lessee requirements or other market circumstances and, during its reinvestment period, to purchase replacement equipment as original equipment is remarketed. Accordingly, in order to better align monthly cash distributions with the Trust's operating cash flows, the Managing Trustee reduced the level of monthly cash distributions from an annualized rate of $2.52 per Beneficiary Interest (the rate established and paid from the Trust's inception through September 1995) to an annualized rate of $1.26 per Beneficiary Interest commencing in October 1995. In October 1996, the Managing Trustee increased the annualized distribution rate to $1.64 per Beneficiary Interest and expects that the Trust will be able to sustain this distribution rate throughout 1997. However, the nature of the Trust's principal cash flows gradually will shift from rental receipts to equipment sale proceeds as the Trust matures. As this occurs, the Trust's cash flows will become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events to maximize the residual value of the Trust's equipment and will consider these factors, in addition to the collection of contractual rents, the retirement of scheduled indebtedness and the Trust's future working capital and equipment requirements, in establishing future cash distribution rates. Ultimately, the Participants should expect that cash distribution rates will fluctuate over the long term as a result of future remarketing activities.

                         REPORT OF INDEPENDENT AUDITORS

To the Participants of AFG Investment Trust B:

    We have audited the accompanying statements of financial position of AFG Investment Trust B as of December 31, 1996 and 1995, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust B at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to Annual Report to the Participants is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.





                                                               ERNST & YOUNG LLP






Boston, Massachusetts
March 14, 1997

                            AFG Investment Trust B

                       STATEMENT OF FINANCIAL POSITION
                         December 31, 1996 and 1995

                                                         1996          1995
                                                      -----------   -----------
ASSETS

Cash and cash equivalents                             $ 2,829,093   $   337,293

Rents receivable                                          339,293       729,555

Accounts receivable--affiliate                            154,395       105,494

Equipment at cost, net of accumulated
  depreciation of $12,161,949 and $9,940,387
  at December 31, 1996 and 1995, respectively          13,307,711    18,399,341

Organization costs, net of accumulated
  amortization of $4,333 and $3,333
  at December 31, 1996 and 1995, respectively                 667         1,667
                                                      -----------   -----------
     Total assets                                     $16,631,159   $19,573,350
                                                      -----------   -----------
                                                      -----------   -----------

LIABILITIES AND PARTICIPANTS' CAPITAL

Notes payable                                         $ 4,352,811   $ 7,097,113
Accrued interest                                           36,571       124,186
Accrued liabilities                                        23,250        20,000
Accrued liabilities--affiliate                             47,178          --
Deferred rental income                                     45,550        20,802
Cash distributions payable to participants                200,199       153,998
                                                      -----------   -----------
     Total liabilities                                  4,705,559     7,416,099
                                                      -----------   -----------
Participants capital (deficit):
  Managing Trustee                                         (30,38)      (28,065)
  Special Beneficiary                                    (257,894)     (238,783)
  Beneficiary Interests (665,494 Interests;
  initial purchase price of $25 each)                  12,213,876    12,424,099
                                                      -----------   -----------
     Total participants' capital                       11,925,600    12,157,251
                                                      -----------   -----------
     Total liabilities and participants' capital      $16,631,159   $19,573,350
                                                      -----------   -----------
                                                      -----------   -----------

                 The accompanying notes are an integral part of
                         these financial statements.

                           AFG Investment Trust B

                           STATEMENT OF OPERATIONS
               for the years ended December 31, 1996, 1995 and 1994

                                           1996          1995          1994
                                        -----------   -----------   -----------
Income:
  Lease revenue                         $ 5,809,086   $ 6,173,972   $ 5,507,765

  Interest income                           106,186        45,156        77,799

  Other income                              199,450          --            --

  Gain (loss) on sale of equipment         (224,594)     (225,037)      638,594
                                        -----------   -----------   -----------
     Total income                         5,890,128     5,994,091     6,224,158
                                        -----------   -----------   -----------

Expenses:

  Depreciation and amortization           4,284,049     4,176,540     3,559,119

  Write-down of equipment                     --          384,782         --

  Interest expense                          408,153       539,047       634,716

  Interest expense--affiliate                 --             --             441

  Equipment management fees--affiliate      249,205       244,800       188,998

  Operating expenses--affiliate             140,881       121,358        69,179
                                        -----------   -----------   -----------

     Total expenses                       5,082,288     5,466,527     4,452,453
                                        -----------   -----------   -----------

Net income                              $   807,840   $   527,564   $ 1,771,705
                                        -----------   -----------   -----------
                                        -----------   -----------   -----------

Net income
  per Beneficiary Interest              $      1.10   $      0.72   $      2.42
                                        -----------   -----------   -----------
                                        -----------   -----------   -----------

Cash distributions declared
  per Beneficiary Interest              $      1.42   $      2.00   $      2.52
                                        -----------   -----------   -----------
                                        -----------   -----------   -----------

                The accompanying notes are an integral part of
                        these financial statements.

                                          AFG INVESTMENT TRUST B

                               STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL
                           for the years ended December 31, 1996, 1995 and 1994

                                 MANAGING      SPECIAL
                                 TRUSTEE     BENEFICIARY           BENEFICIARIES
                                                            ----------------------------
                                  AMOUNT       AMOUNT        INTERESTS        AMOUNT           TOTAL
                               ----------    -----------    ------------   -------------   -------------
Balance at                     $  (17,948)  $  (155,318)       665,494     $  13,342,218   $  13,168,952
   December 31, 1993
Net income -1994                   17,717       146,166             --         1,607,822       1,771,705
Cash distributions
   declared                       (18,480)     (152,459)            --        (1,677,044)     (1,847,983)
                               ----------   -----------     -----------    -------------   -------------
Balance at
   December 31, 1994              (18,711)     (161,611)       665,494        13,272,996      13,092,674
Net income - 1995                   5,276        43,524             --           478,764         527,564
Cash distributions
   declared                       (14,630)     (120,696)            --        (1,327,661)     (1,462,987)
                               ----------   ------------    -----------    -------------   -------------
Balance at
   December 31, 1995              (28,065)     (238,783)       665,494        12,424,099      12,157,251
Net income - 1996                   8,078        66,647             --           733,115         807,840
Cash distributions
   declared                       (10,395)      (85,758)            --          (943,338)     (1,039,491)
                                ----------   ------------    ----------     -------------   -------------
                                ----------   ------------    ----------     -------------   -------------
Balance at
   December 31, 1996           $  (30,382)  $  (257,894)       665,494     $  12,213,876   $  11,925,600
                                ----------   ------------    ----------     -------------   -------------
                                ----------   ------------    ----------     -------------   -------------

                            The accompanying notes are an integral part of
                                     these financial statements.

                                     AFG Investment Trust B

                                     STATEMENT OF CASH FLOWS
                    for the years ended December 31, 1996, 1995 and 1994

                                                            1996         1995          1994
                                                        ------------  -----------  ------------
Cash flows from (used in) operating activities:
Net income                                              $   807,840  $   527,564  $  1,771,705
Adjustments to reconcile net income
    to net cash from operating activities:
    Depreciation and amortization                         4,284,049    4,176,540     3,559,119
    Write-down of equipment                                      --      384,782            --
    (Gain) loss on sale of equipment                        224,594      225,037      (638,594)

Changes in assets and liabilities:
    Decrease (increase) in:
       Rents receivable                                     390,262     (329,882)       67,264
       Accounts receivable - affiliate                      (48,901)     (66,857)       30,399
   Increase (decrease) in:
       Accrued interest                                    (102,023)      80,950       (68,579)
       Deferred interest                                     14,408           --            --
       Accrued liabilities                                    3,250        4,500            --
       Accrued liabilities - affiliate                       47,178      (83,863)       83,863
       Deferred rental income                                24,748      (40,850)      (37,366)
                                                         -----------  -----------  -----------
          Net cash from operating activities              5,645,405     4,877,921    4,767,811
                                                         -----------  -----------  ----------
Cash flows from (used in) investing activities:
   Purchase of equipment                                 (1,441,796)   (5,605,829)  (5,427,991)
   Proceeds from equipment sales                          2,025,783     3,588,941    1,482,488
                                                         -----------  -----------  ----------
      Net cash from (used in) investing activities          583,987    (2,016,888)  (3,945,503)
                                                         -----------  -----------  ----------
Cash flows from (used in) financing activities:
   Proceeds from notes payable                              997,888     2,296,728    3,982,078
   Proceeds from notes payable affiliate                    --           --             41,440
   Principal payments - notes payable                    (3,742,190)   (3,643,601)  (3,793,572)
   Principal payments - notes payable - affiliate           --           --            (41,440)
   Distributions paid                                      (993,290)   (1,618,196)  (1,847,983)
                                                         -----------  -----------  ----------
      Net cash used in financing activities              (3,737,592)   (2,965,069)  (1,659,477)
                                                          -----------  -----------  ----------
Net increase (decrease) in cash and cash equivalents      2,491,800      (104,036)    (837,169)
Cash and cash equivalents at beginning of year              337,293       441,329    1,278,498
                                                          -----------  -----------  ---------
                                                          -----------  -----------  ----------
Cash and cash equivalents at end of year                $ 2,829,093  $    337,293 $    441,329
                                                          -----------  -----------  ----------
                                                          -----------  -----------  ---------
Supplemental disclosure of cash flow information:
   Cash paid during the year for interest               $   495,768  $    458,097 $    703,736
                                                          -----------  -----------  ----------
                                                          -----------  -----------  ----------

Supplemental schedule of non-cash investing and financing activities:

   During 1995, the Trust sold equipment to a lessee which assumed related debt and interest of $269,023 and $1,734, respectively.

    During 1994, the Trust sold equipment to a third party which assumed related debt of $3,446,759.

              The accompanying notes are an integral part of
                        these financial statements

                             AFG Investment Trust B
                        Notes to the Financial Statements

                               December 31, 1996

NOTE 1--ORGANIZATION AND TRUST MATTERS
--------------------------------------

    The Trust was organized as a Delaware business trust in accordance with the Delaware Business Trust Act on May 28, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ( EFG ), and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust issued 665,494 Beneficiary Interests to 803 investors on September 8, 1992. The Trust s Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation and an Affiliate of EFG, is responsible for the general management and business affairs of the Trust. EFG, is the sole Special Beneficiary of the Trust and also acts as Advisor to the Trust. As Advisor, EFG provides services in connection with the acquisition and remarketing of the Trust's assets. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Amended and Restated Declaration of Trust (the Trust Agreement ).

    Significant operations commenced September 8, 1992 when the Trust made its initial equipment purchase. Pursuant to the Trust Agreement, each distribution of Distributable Cash From Operations and Distributable Cash From Sales or Refinancings of the Trust shall be made 90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee.

   Under the terms of the Advisory Agreement between the Trust and EFG, management services are provided by EFG to the Trust at fees which the Managing Trustee believes to be competitive for similar services. (Also see
Note 4.)

    EFG is a Massachusetts limited partnership formerly known as American Finance Group ( AFG ). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the Company ) are engaged in various aspects of the equipment leasing business, including EFG s role as Equipment Manager or Advisor to the Trust and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by EFG (the Other Investment Programs ). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

    The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary D. Engle, its President and Chief Executive Officer. Equis Corporation also owns a controlling 1% general partner interest in EFG s 99% limited partner, GDE Acquisition Limited Partnership ( GDE LP ). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

    In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name American Finance Group, and its acronym to a third party (the Buyer ). AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG agreed not to compete with the Buyer s lease origination business for a period of five years; however, EFG is permitted to originate certain equipment leases, principally those involving non-investment grade lessees and ocean-going vessels, which are not in competition with the Buyer. In addition, the sale agreements specifically reserved to EFG the rights to continue using the name American Finance Group and its acronym in connection with the Trust and the Other Investment Programs and to continue managing all assets owned by the Trust and the Other Investment Programs, including the right to satisfy all required equipment acquisitions utilizing either brokers or the Buyer. Geoffrey A. MacDonald, Chairman of Equis

                            AFG Investment Trust B
                       Notes to the Financial Statements

                                 (Continued)

Corporation and Gary D. Engle agreed not to compete with the sold business on terms and conditions similar to those for the Company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

STATEMENT OF CASH FLOWS
-----------------------

    The Trust considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Trust invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Trust. The securities underlying the agreements are book entry securities. At December 31, 1996, the Trust had $2,725,000 invested in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

REVENUE RECOGNITION
-------------------


    Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements which expire beyond the Trust's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Trust s business activities as the Managing Trustee and the Advisor would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future non-cancelable rental payments associated with the attendant lease agreements. Future minimum rents of $7,370,938 are due as follows:

   For the year ending December 31, 1997          $5,019,911
                                    1998           1,485,583
                                    1999             297,408
                                    2000             249,076
                                    2001             159,480
                              Thereafter             159,480
                                                   ---------

                                       Total      $7,370,938
                                                  ----------
                                                  ----------

    Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1996, 1995 and 1994 is as follows:

                                          1996          1995          1994
                                      ------------  ------------  ------------
Alaska Airlines, Inc.                 $  1,004,770  $  1,004,770  $  1,004,770
OMI Corporation                                 --  $    623,598  $  1,184,759
Tarmac Mid-Atlantic, Incorporated               --            --  $    591,040

    During March 1996, the Trust acquired an 8.86% proportionate ownership interest in an MD-87 jet aircraft leased by Reno Air, Inc. (the Reno Aircraft )--See Note 3 herein. The Trust will receive approximately $159,000 of rental revenue in each of the years in the period ending December 31, 2002. Rents from the Reno Aircraft, as provided for in the lease agreement, are adjusted monthly for changes of the London Inter-Bank Offered Rate ( LIBOR ). Future rents from the Reno Aircraft included above reflect the most recent LIBOR effected rental payment.

                            AFG Investment Trust B
                       Notes to the Financial Statements

                                 (Continued)


USE OF ESTIMATES
----------------

    The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT ON LEASE
------------------

    All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. Equipment cost represents Asset Base Price plus acquisition fees and was determined in accordance with the Trust Agreement and certain regulatory guidelines. Asset Base Price is affected by the relationship of the seller to the Trust as summarized herein. Where the seller of the equipment was EFG or an Affiliate, Asset Base Price was the lower of (i) the actual price paid for the equipment by EFG or the Affiliate plus all actual costs accrued by EFG or the Affiliate while carrying the equipment less the amount of all primary term rents earned by EFG or the Affiliate prior to selling the equipment or (ii) fair market value as determined by the Managing Trustee in its best judgment, including all liens and encumbrances on the equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, Asset Base Price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the Managing Trustee. Where the seller of the equipment was a third party who also manufactured the equipment, Asset Base Price was the manufacturer's invoice price, net of any manufacturer rebates or incentives, which price was considered to be representative of fair market value.

DEPRECIATION AND AMORTIZATION
-----------------------------

    The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing Trustee evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. For purposes of this comparison, net carrying value represents, at a given date, the net book value (equipment cost less accumulated depreciation for financial reporting purposes) of the Trust s equipment and net realizable value represents, at the same date, the aggregate undiscounted cash flows resulting from future contracted lease payments plus the estimated residual value of the Trust s equipment. The Managing Trustee evaluates significant equipment assets, such as aircraft and vessels, individually. All other assets are evaluated collectively by equipment type unless the Managing Trustee learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the net realizable value of particular assets. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. Such adjustments are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

    The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Trust and which will maximize total cash returns for each asset.

                            AFG Investment Trust B
                       Notes to the Financial Statements

                                 (Continued)


    Organization costs are amortized using the straight-line method over a period of five years.

ACCRUED LIABILITIES--AFFILIATE
------------------------------

    Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges are reported as Accrued
Liabilities--Affiliate. (See Note 4.)

ALLOCATION OF PROFITS AND LOSSES
--------------------------------

    For financial statement purposes, net income or loss is allocated to each Participant according to their respective ownership percentages (90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee). See Note 6 for allocation of income or loss for income tax purposes.

NET INCOME AND CASH DISTRIBUTIONS PER BENEFICIARY INTEREST
----------------------------------------------------------

    Net income and cash distributions per Beneficiary Interest are based on 665,494 Beneficiary Interests outstanding during each of the three years in the period ended December 31, 1996 and computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.

PROVISION FOR INCOME TAXES
--------------------------

    No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their tax returns.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS
----------------------------------------------

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Trust adopted Statement 121 in the first quarter of 1996. The adoption of Statement 121 did not have a material effect on the financial statements of the Trust.

NOTE 3--EQUIPMENT
-----------------

    The following is a summary of equipment owned by the Trust at December 31, 1996. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1996 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                                 REMAINING
                                                 LEASE TERM       EQUIPMENT
EQUIPMENT TYPE                                    (MONTHS)         AT COST                LOCATION
-----------------------------------------     --------------    -------------  -------------------------------
Aircraft                                                12-74     $8,018,105     NV/WA
Computers and peripherals                                1-24      4,512,362     AL/AZ/CA/CO/FL/GA/IL/
                                                                                 IN/KS/KY/LAMA/MD/ MI/
                                                                                 MN/NC/NJ/NM/NY/OH
                                                                                 OK/OR/PA/SC/TN/TX/VA/ WI/WV
Materials handling                                       1-46      4,466,295     AR/CA/FL/GA/IL/
                                                                                 IN/MI/NC/NY/OH PA/TX/ VA/WV
Communications                                          15-24      3,039,531     AL/AR/AZ/CA/CO/FL/GA/
                                                                                 IA/ID/IL/IN KS/KY/LA/
                                                                                 MA/MD/MI/MN/MO/MT
                                                                                 NC/ND/NE/NH/NM/NV/ NY/OH/OK
                                                                                 OR/PA/SC/TN/ TX/VA/VT/WA/WI/WV
                                                                                 WY
General plant and warehouse                                12     1,576,077      VA
Construction and mining                                  1-49     1,200,577      MI/NV/VA
Retail store fixtures                                    9-15     1,126,872      CO/FL/GA/LA/TX
Tractors and heavy duty trucks                          11-33       605,644      CO/FL/KY/MI/VA
Manufacturing                                            8-12       449,902      IL/VA
Furniture and fixtures                                     10       284,019      PA
Trailers/intermodal containers                          12-18       128,443      OH/VA
Photocopying                                             1-11        61,833      CT/IN
                                                                -----------
                                         Total equipment cost    25,469,660
                                                                -----------

                                     Accumulated depreciation   (12,161,949)
                                                                -----------

                   Equipment, net of accumulated depreciation   $13,307,711
                                                                -----------
                                                                -----------

    On September 29, 1995, the Trust entered into an agreement with United Air Lines, Inc. ("United") to sell the Trust s proportionate ownership interest in a Boeing 747-SP aircraft (the "United Aircraft"), to United for cash consideration of $1,946,849 including unpaid rents through the date of sale, which event concluded in February 1996. In March 1996, the Trust acquired an 8.86% ownership interest in a replacement aircraft (the "Reno Aircraft"), pursuant to the reinvestment provisions of the Trust s prospectus, at a cost of $1,239,741. To acquire its interest in the Reno Aircraft, the Trust obtained leveraging of $997,888 from a third-party lender and utilized cash proceeds of $241,853 from the sale of the United Aircraft.

    In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1996 the Trust's equipment portfolio included equipment having a proportionate original cost of $11,023,146, representing approximately 43% of total equipment cost.

    Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $15,448,000 and a net book value of approximately $9,643,000 at December 31, 1996. (See Note 5.)

    Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

    As equipment is sold to third parties, or otherwise disposed of, the Trust will recognize a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 1996, the Trust held equipment for sale or re-lease with an original cost and net book value of approximately $451,000 and $119,000, respectively. The Managing Trustee is actively seeking the sale or release of this equipment.

NOTE 4--RELATED PARTY TRANSACTIONS

    All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1996, 1995 and 1994, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
Equipment acquisition fees...................................................  $   36,673  $  107,415  $  147,800
Equipment management fees....................................................     249,205     244,800     188,998
Administrative charges.......................................................      42,123      21,000      12,000
Reimbursable operating expenses due to third parties.........................      98,758     100,358      57,179
Interest on notes payable--affiliate.........................................      --          --             441
                                                                               ----------  ----------  ----------
Total........................................................................  $  426,759  $  473,573  $  406,418
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    As provided under the terms of the Trust Agreement, EFG is compensated for its services to the Trust. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG is compensated by an amount equal to .28% of Equipment Base Price paid by the Trust. For acquisition services resulting from reinvestment, EFG is compensated by an amount equal to 3% of Equipment Base Price paid by the Trust. For management services, EFG is compensated by an amount equal to the lesser of (i) 5% of gross operating lease rental revenues and 2% of gross full payout lease rental revenues received by the Trust or (ii) fees which the Managing Trustee reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Trust Agreement. Compensation to EFG for services connected to the remarketing of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or
(ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Trust Agreement.

    Administrative charges represent amounts owed to EFG, pursuant to Section 10.4(c) of the Trust Agreement, for persons employed by EFG who are engaged in providing administrative services to the Trust. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Trust which are reimbursed to EFG.

    All equipment was purchased from EFG, one of its Affiliates or from third-party sellers. The Trust's Purchase Price is determined by the method described in Note 2, Equipment on Lease.

    All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 1996, the Trust was owed $154,395 by EFG for such funds and the interest thereon. These funds were remitted to the Trust in January 1997.

NOTE 5--NOTES PAYABLE

    Notes payable at December 31, 1996 consisted of installment notes of $4,352,811 payable to banks and institutional lenders. The notes bear interest rates ranging between 5.7% and 7.7%, except for one note which bears a fluctuating interest rate based on LIBOR plus a margin (5.5% at December 31, 1996). All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Trust has a balloon payment obligation of $282,421 at the expiration of the primary lease term related to the Reno Aircraft. The carrying amount of notes payable approximates fair value at December 31, 1996.

THE ANNUAL MATURITIES OF THE NOTES PAYABLE ARE AS FOLLOWS:


     For the year ending December 31, 1997        $2,721,044
                                      1998           890,793
                                      1999           109,537
                                      2000           118,459
                                      2001           128,106
                                Thereafter           384,872
                                                  ----------
                                        Total     $4,352,811
                                                  ----------
                                                  ----------


    The weighted average interest rate on short-term borrowings from EFG for the purchase of equipment was 9.25% during the year ended December 31, 1994.

NOTE 6--INCOME TAXES

    The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

    For financial statement purposes, the Trust allocates net income or loss to each class of participant according to their respective ownership percentages (90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. Pursuant to the Trust Agreement, for income tax purposes, the Trust allocates net income, to the extent available, pro-rata to any Participant with a negative capital account balance so as to eliminate any such balance. In accordance with the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1996, the Managing Trustee had a positive tax capital account balance.

    The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996 , 1995 and 1994:

                                                                                1996         1995         1994
                                                                            ------------  ----------  ------------
Net income................................................................  $    807,840  $  527,564  $  1,771,705
Tax depreciation in excess of financial statement depreciation............      (279,916)   (830,733)   (2,249,966)
Tax gain in excess of book gain (loss)....................................       619,935     865,755       728,516
Prepaid rental income.....................................................        24,748     (40,850)      (37,366)
Other.....................................................................        21,123      --           --
                                                                            ------------  ----------  ------------
Net income for federal income tax reporting purposes......................  $  1,193,730  $  521,736  $    212,889
                                                                            ------------  ----------  ------------
                                                                            ------------  ----------  ------------

    The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996 and 1995:

                                                                         1996             1995
                                                                     -------------    ------------
Participant's capital............................................     $11,925,600     $12,157,251
Add back selling commissions and organization and
  offering costs.................................................       1,575,644       1,575,644
Financial statement distributions in excess of
  tax distributions..............................................          18,518          14,245
Cumulative difference between federal income tax and financial
  statement income (loss)........................................      (5,881,402)     (6,267,292)
                                                                     -------------   -------------
Participants capital for federal income tax reporting
  purposes.......................................................     $ 7,638,360      $ 7,479,848
                                                                     -------------   -------------
                                                                     -------------   -------------

    Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 7--LEGAL PROCEEDINGS

    On July 27, 1995, EFG, on behalf of the Trust and other EFG-sponsored investment programs, filed an action in the Commonwealth of Massachusetts Superior Court Department of the Trial Court in and for the County of Suffolk, for damages and declaratory relief against a lessee of the Trust, National Steel Corporation ("National Steel"), under a certain Master Lease Agreement ("MLA") for the lease of certain equipment. EFG is seeking the reimbursement by National Steel of certain sales and/or use taxes paid to the State of Illinois and other remedies provided by the MLA. On August 30, 1995, National Steel filed a Notice of Removal which removed the case to the United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to EFG s Complaint along with Affirmative Defenses and Counterclaims, seeking declaratory relief and alleging breach of contract, implied covenant of good faith and fair dealing and specific performance. EFG filed its Answer to these counterclaims on September 29, 1995. Though the parties have been discussing settlement with respect to this matter for some time, to date, the negotiations have been unsuccessful. Notwithstanding these discussions, EFG recently filed an Amended and Supplemental Complaint alleging further default under the MLA and the matter remains pending before the Court. The Trust has not experienced any material losses as a result of this action.

NOTE 8--SOLICITATION STATEMENT

    On October 26, 1996, the Managing Trustee, on behalf of the Trust, filed a Solicitation Statement with the Securities and Exchange Commission which was subsequently sent to the Beneficiaries pursuant to Regulation 14A of Section 14 of the Securities Exchange Act. The Solicitation Statement sought to solicit the consent of the Beneficiaries to a proposed amendment (the "Amendment") to the Trust Agreement.

    The Amendment would (i) amend the provisions of the Trust Agreement governing the redemption of Interests to permit the Trust to offer to redeem outstanding interests at such times, in such amounts, in such manner and at such prices as the Managing Trustee may determine from time to time, in accordance with applicable law; and (ii) add a provision to the Trust Agreement that would permit the Trust to issue, at the discretion of the Managing Trustee and without further consent or approval of the Beneficiaries, an additional class of security with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the Managing Trustee may fix. Such a security, if it were to be offered and sold, would provide the Trust with the funds to (a) implement more expansive Interest redemption opportunities for Beneficiaries without using Trust funds which may otherwise be available for current cash distributions; and (b) make a special one-time distribution to the Beneficiaries.

    Pursuant to the Trust Agreement, the adoption of the Amendment required the consent of the Beneficiaries holding more than fifty percent in the aggregate of the Interests held by all Beneficiaries. A majority of Beneficiary Interests, representing 369,960 or 55.6% of all Beneficiary Interests, voted in favor of the Amendment; 69,792 or 10.5% of all Beneficiary Interests voted against the Amendment; and 24,444 or 3.7% of all Beneficiary Interests abstained. Approximately 69.8% of all Beneficiary Interests participated in the vote. Accordingly, the Amendment was adopted.

NOTE 9--SUBSEQUENT EVENT

    On February 12, 1997, the Trust filed a Registration Statement on Form S-1 with the United States Securities and Exchange Commission which covers, among other things, the creation and sale of a new class of beneficiary interest in the Trust (the "Class B Interests"). A portion of the proceeds from the offering of the Class B Interests would be used to make a one-time special cash distribution to existing Beneficiaries (the Class A Beneficiaries ) of the Trust and to enable the Trust to redeem a portion of the existing Beneficiary Interests (the "Class A Interests"). The characteristics of the Class B Interests, associated risk factors, and other matters of importance to the Beneficiaries and prospective purchasers of the Class B Interests are contained in the Registration Statement. Presently, the Registration Statement is undergoing regulatory review and has not been declared effective.

                        ADDITIONAL FINANCIAL INFORMATION

                           AFG Investment Trust B

        SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                             OF EQUIPMENT DISPOSED
            for the years ended December 31, 1996, 1995 and 1994

    The Trust classifies all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment may be sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenues, represent the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition, may not reflect the aggregate residual proceeds realized by the Trust for such equipment.

    The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1996, 1995 and 1994.

                                              1996         1995         1994
                                           -----------  -----------  -----------

Rents earned prior to disposal of
equipment, net of interest charges         $ 2,609,305  $ 2,619,020  $   816,376

Sale proceeds including assumption of
  debt and interest, realized upon
  disposition disposition of equipment       2,025,783    3,859,698    4,929,247

                                           -----------  -----------  -----------

Total cash generated from rents
  and equipment sale proceeds                4,635,088    6,478,718    5,745,623

Original acquisition cost of equipment
disposed                                     4,311,864    5,576,700    5,123,371
                                           -----------  -----------  -----------

Excess of total cash generated to cost
of equipment disposed                      $   323,224  $   902,018  $   622,252
                                           -----------  -----------  -----------
                                           -----------  -----------  -----------

                            AFG Investment Trust B

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                    for the year ended December 31, 1996

                                         SALES AND
                                         OPERATIONS   REFINANCINGS     TOTAL
                                        ------------  ------------  ------------

Net income (loss)                       $ 1,032,434   $  (224,594)  $   807,840

Add:
  Depreciation and amortization           4,284,049         -         4,284,049
  Management fees                           249,205         -           249,205
  Book value of disposed equipment            -         2,250,377     2,250,377

Less:
  Principal reduction of notes payable   (3,742,190)        -        (3,742,190)
                                        ------------  ------------  ------------

  Cash from operations, sales and
  refinancings                            1,823,498     2,025,783     3,849,281

Less:
  Management fees                          (249,205)         -         (249,205)
                                        ------------  ------------  ------------

  Distributable cash from operations,
  sales and refinancings                  1,574,293     2,025,783     3,600,076

Other sources and uses of cash:
  Cash at beginning of year                 337,293          -          337,293
  Proceeds from notes payable               997,888          -          997,888
  Purchase of equipment                    (997,888)     (443,908)   (1,441,796)
  Net change in receivables and
  accruals                                  328,922          -          328,922

Less:
  Cash distributions paid                  (993,290)         -         (993,290)
                                        ------------  ------------  ------------

Cash at end of year                     $ 1,247,218   $ 1,581,875   $ 2,829,093
                                        ------------  ------------  ------------
                                        ------------  ------------  ------------

                              AFG Investment Trust B

                      SCHEDULE OF COSTS REIMBURSED TO THE
                     MANAGING TRUSTEE AND ITS AFFILIATES AS
                  REQUIRED BY SECTION 10.4 OF THE AMENDED AND
                         RESTATED DECLARATION OF TRUST
                                December 31, 1996


    For the year ended December 31, 1996, the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:

Operating expenses                      $ 126,499