Form 10-K, Exhibit 13
period 1997-12-31
AFG INVESTMENT TRUST B
filed 1998-03-31
CIK 879495

                              AFG INVESTMENT TRUST











                             AFG Investment Trust B




              Annual Report to the Participants, December 31, 1997

                             AFG Investment Trust B

                   INDEX TO ANNUAL REPORT TO THE PARTICIPANTS

                                                                     Page
                                                                     ----

SELECTED FINANCIAL DATA                                                2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                  3-8


FINANCIAL STATEMENTS:

Report of Independent Auditors                                         9

Statement of Financial Position
at December 31, 1997 and 1996                                         10

Statement of Operations
for the years ended December 31, 1997, 1996 and 1995                  11

Statement of Changes in Participants' Capital
for the years ended December 31, 1997, 1996 and 1995                  12

Statement of Cash Flows
for the years ended December 31, 1997, 1996 and 1995                  13

Notes to the Financial Statements                                  14-24

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                               25

Statement of Cash and Distributable Cash From
Operations, Sales and Refinancings                                    26

Schedule of Costs Reimbursed to the
Managing Trustee and its Affiliates as
Required by Section 10.4 of the Second
Amended and Restated Declaration of Trust                             27

                             SELECTED FINANCIAL DATA

      The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

      For the years ended December 31, 1997, 1996, 1995, 1994 and 1993:

      Summary of
      Operations                 1997             1996            1995            1994            1993
----------------------       -----------      -----------     -----------     -----------     ----------

Lease revenue                $ 5,400,331      $ 5,809,086     $ 6,173,972     $ 5,507,765     $ 5,611,138

Net income                   $ 1,174,206      $   807,840     $   527,564     $ 1,771,705     $   710,004

Per Beneficiary Interest:
    Net income
        Class A Interests    $      1.05      $      1.10     $      0.72     $      2.42     $      0.97
        Class B Interests    $      0.05      $        --     $        --     $        --     $        --

    Cash distributions
        Class A Interests    $      3.11      $      1.42     $      2.00     $      2.52     $      2.52
        Class B Interests    $      0.30      $        --     $        --     $        --     $        --


  Financial Position
  ------------------

Total assets                 $17,214,157      $16,631,159     $19,573,350     $22,320,875     $25,677,488

Total long-term obligations  $ 2,038,628      $ 4,352,811     $ 7,097,113     $ 8,713,009     $11,971,262

Participants' capital        $14,816,135      $11,925,600     $12,157,251     $13,092,674     $13,168,952

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             Year ended December 31, 1997 compared to the year ended December 31, 1996 and the year ended December 31, 1996 compared to the year ended December 31, 1995

    Certain statements in this annual report of AFG Investment Trust B (the "Trust") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements, and the ability of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"), to collect all rents due under the attendant lease agreements and to successfully remarket the Trust's equipment, upon the expiration of such leases.

    The Year 2000 Issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. EFG's computer programs were designed and written using four digits to define the applicable year. As a result, EFG does not anticipate system failure or miscalculations causing disruptions of operations. Based on recent assessments, EFG determined that minimal modification of software is required so that its network operating system will function properly with respect to dates in the year 2000 and thereafter. EFG believes that with these modifications to the existing operating system, the Year 2000 Issue will not pose significant operational problems for its computer systems. EFG will utilize internal resources to upgrade software for Year 2000 modifications and anticipates completing the Year 2000 project by December 31, 1998, which is prior to any anticipated impact on its operating system. The total cost of the Year 2000 project is expected to be insignificant and have no effect on the results of operations of the Trust.

OVERVIEW

    As an equipment leasing trust, the Trust was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Trust was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Trust's portfolio will progress through various stages. Initially, all equipment will generate rental revenues under primary term lease agreements. During the life of the Trust, these agreements will expire on an intermittent basis and equipment held pursuant to the related leases will be renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by EFG to obtain the most advantageous economic benefit. Over time, a greater portion of the Trust's original equipment portfolio will become available for remarketing and cash generated from operations and from sales or refinancings will fluctuate. Presently, the Trust is a Nominal Defendant in a Class Action Lawsuit. The outcome of the Class Action Lawsuit could alter the future business operations of the Trust. See Note 7 to the accompanying financial statements. The Trust's operations commenced in 1992.


RESULTS OF OPERATIONS

    For the year ended December 31, 1997, the Trust recognized lease revenue of $5,400,331 compared to $5,809,086 and $6,173,972 for the years ended December 31, 1996 and 1995, respectively. The decrease in lease revenue from 1996 to 1997 resulted principally from primary lease term expirations and the sale of equipment. The decrease in lease revenue from 1995 to 1996 was due primarily to the Trust's sale of its interest in a Boeing 747-SP aircraft leased to United Air Lines, Inc. (the "United Aircraft") in February 1996, as discussed below. The future level of lease revenue to be recognized by the Trust may be impacted by the proposed amendment to the Trust Agreement as described in Note 10 to the accompanying financial statements.

      Interest income for the year ended December 31, 1997 was $264,503 compared to $106,186 and $45,156 for the years ended December 31, 1996 and 1995, respectively. Generally, interest income is generated from the temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Interest income in 1997 included interest earned on unexpended proceeds resulting from the issuance of Class B Interests (see below). Future interest income will fluctuate in relation to prevailing interest rates, the collection of lease revenue and the proceeds from equipment sales.

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

    During 1997, the Trust sold equipment having a net book value of $272,233 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $76,559.

    In February 1996, the Trust concluded the sale of its interest in the United Aircraft to the lessee, United Air Lines Inc. The Trust recognized a net loss of $560,982 in connection with this transaction, of which $384,782 was recognized as Write-Down of Equipment in 1995. The remainder of $176,200 was recognized as a loss on sale of equipment on the accompanying financial statements for the year ended December 31, 1996. In addition to lease rents, the Trust received net sale proceeds of $1,684,292 for the aircraft. A portion of such sale proceeds was reinvested in other equipment in March 1996 through the acquisition of an 8.86% ownership interest in an aircraft (the "Reno Aircraft") at an aggregate cost of $1,239,741. To acquire its interest in the Reno Aircraft, the Trust obtained long-term financing of $997,888 from a third-party lender and utilized cash proceeds of $241,853 from the sale of the United Aircraft. During the year ended December 31, 1996, the Trust sold other equipment having a net book value of $389,885 to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $48,394.

    During 1995, the Trust sold equipment having a net book value of $4,084,735 to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $225,037. The equipment sales included the Trust's interest in a vessel with an original cost and net book value of $5,406,468 and $4,023,021, respectively, which the Trust sold to an existing lessee in June 1995. In connection with this sale, the Trust realized sale proceeds of $3,567,942 and the purchaser assumed related debt and interest of $269,023 and $1,734, respectively, which resulted in a net loss, for financial statement purposes, of $184,322. This equipment was sold prior to the expiration of the related lease term. The sale proceeds related to this transaction were fully reinvested in other equipment in 1995. The Trust received $199,450 in 1996 from the lessee related to a residual sharing agreement between the lessee and the Trust. In connection with this agreement, the Trust was entitled to a portion of the sale proceeds realized by the lessee upon its ultimate disposition of the vessel to a third party. This amount is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 1996.

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

    Depreciation and amortization expense was $3,862,631, $4,284,049 and $4,176,540 for the years ended December 31, 1997, 1996 and 1995, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. The Trust purchased equipment during both 1996 and 1995.

    Interest expense was $196,589 or 3.6% of lease revenue in 1997, $408,153 or 7% of lease revenue in 1996 and $539,047 or 8.7% of lease revenue in 1995. Interest expense in future periods will continue to decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding indebtedness.

    Management fees were 4.4%, 4.3% and 4% of lease revenue during the years ended December 31, 1997, 1996 and 1995, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

    Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. Collectively, operating expenses represented 5%, 2.4% and 2% of lease revenue during the years ended December 31, 1997, 1996 and 1995, respectively. The increase in operating expenses from 1996 to 1997 was due primarily to costs incurred in connection with the Solicitation and Registration Statements described in Note 8 to the accompanying financial statements and increases in administrative and professional service costs. The increase in operating expenses from 1995 to 1996 was due primarily to an increase in administrative and professional service costs. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

    The Trust by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Trust's principal operating activities derive from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $4,399,596, $5,645,405 and $4,877,921 in 1997, 1996 and 1995,
respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Trust's primary-term lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Trust experiences a higher frequency of remarketing events.

    The Trust's equipment is leased by a number of creditworthy, investment-grade companies and, to date, the Trust has not experienced any material collection problems and has not considered it necessary to provide an allowance for doubtful accounts. Notwithstanding a positive collection history, there is no assurance that all future contracted rents will be collected or that the credit quality of the Trust's lessees will be maintained. Collection risk could increase in the future, particularly as the Trust remarkets its equipment and enters re-lease agreements with different lessees. The Managing Trustee will continue to evaluate and monitor the Trust's experience in collecting accounts receivable to determine whether a future allowance for doubtful accounts may become appropriate.

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

    Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. The Trust expended $1,441,796 and $5,605,829 to acquire equipment during the years ended December 31, 1996 and 1995, respectively, including new equipment acquired pursuant to the reinvestment provisions of the Trust's Prospectus of approximately $1,400,000 and $3,500,000 during the respective years. The reinvestment equipment was financed through a combination of leveraging and the sale proceeds available from the aircraft and vessel transactions, discussed above. There were no equipment acquisitions during 1997. During 1997, the Trust received sale proceeds of $348,792. In 1996, the Trust realized equipment sale proceeds of $2,025,783, including $1,684,292 of proceeds from the United Aircraft and; in 1995, the Trust received sale proceeds of $3,588,941, including $3,567,942 of proceeds from the vessel transaction. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

    The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $997,888 and $2,296,728 in 1996 and 1995, respectively, resulted from leveraging a portion of the Trust's equipment portfolio with third-party lenders. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In future periods, the amount of cash used to repay debt obligations will decline as the principal balance of notes payable is reduced through the collection and application of rents. However, the Trust has a balloon payment obligation of $282,421 at the expiration of the primary lease term related to the Reno Aircraft. The Managing Trustee also expects to use a portion of the Trust's available cash to retire certain indebtedness.

    In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1997, the Managing Trustee had a positive tax capital account balance (see Note 6 to the financial statements).

    At December 31, 1997, the Trust had aggregate future minimum lease payments of $2,493,960 from contractual lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $2,038,628 (see Note 5 to the financial statements). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets become available for remarketing, the cash flows of the Trust will become less predictable. In addition, the Trust will have cash outflows to satisfy interest on indebtedness and to pay management fees and operating expenses. Ultimately, the Trust is expected to meet its future disbursement obligations and to distribute any excess of cash inflows over cash outflows to the Participants in accordance with the Trust Agreement. However, several factors, including month-to-month lease extensions, lessee defaults, equipment casualty events, and early lease terminations could alter the Trust's anticipated cash flows as described herein and in the accompanying financial statements and result in fluctuations to the Trust's periodic cash distribution payments.

    On February 12, 1997, the Trust filed a Registration Statement on Form S-1 with the SEC, which became effective June 10, 1997. The Registration Statement covered the issuance and sale of a new class of beneficiary interests in the Trust (the "Class B Interests"). The characteristics of the Class B Interests, associated risk factors and other matters of importance to the Beneficiaries and purchasers of the Class B Interests were set forth in a Prospectus sent to the Beneficiaries. On July 17, 1997, the offering closed and on July 18, 1997 the Trust issued 1,000,961 Class B Interests at $5.00 per interest, thereby generating $5,004,805 in aggregate Class B capital contributions. Class A Beneficiaries purchased 3,588 Class B Interests, generating $17,940 of such aggregate capital contributions, and the Special Beneficiary, EFG, purchased 997,373 of such Class B Interests, generating

$4,986,865 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $50,048 and professional service costs of $62,170 in connection with this offering.

     Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of the majority of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. Equis II Corporation is controlled by EFG's President and Chief Executive Officer, Gary
D. Engle. Accordingly, control of the Managing Trustee did not change as a result of the foregoing transactions.

     As described in the Prospectus for the offering of the Class B Interests, the Managing Trustee used a portion of the net cash proceeds realized from the offering of the Class B Interests to pay a one-time special cash distribution to the Class A Beneficiaries of the Trust. The Managing Trustee declared and paid this special cash distribution of approximately $1.47 per Class A Interest, aggregating $979,449, to the Class A Beneficiaries on August 15, 1997.

    On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust by filing a Form 13E-4, Issuer Tender Offer Statement, with the SEC and distributing to the Class A Beneficiaries information (the "Tender Documents") concerning the offer. On October 10, 1997, the Trust used $785,295 of the net proceeds realized from the issuance of the Class B Interests to purchase 82,837 of the Class A Interests tendered as a result of the offer. The Tender Documents describe, among other things, the terms of the offer and the purchase price per Class A Interest being offered by the Trust. On December 1, 1997, the Trust used an additional $6,080 of such proceeds to purchase 640 of the remaining Class A Interests. The Trust intends to continue to purchase additional outstanding Class A Interests through future offers to purchase during the Initial Redemption Period (two years following the close of the Class B offering which occurred on July 17,1997). These purchases will be funded by the remaining net proceeds realized from the issuance of the Class B Interests and are classified as Restricted Cash on the Trust's Statement of Financial Position at December 31, 1997 (see also Note 10 to the accompanying financial statements).

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

    It is the intention of the Managing Trustee to maintain a cash distribution level that is consistent with the operating cash flows of the Trust and to optimize the long-term value of the Trust. A distribution level that is higher than the Trust's operating cash flows could compromise the Trust's working capital position, as well as its ability to refurbish or upgrade equipment in response to lessee requirements or other market circumstances. Accordingly, in order to better align monthly cash distributions with the Trust's operating cash flows, the Managing Trustee reduced the level of monthly cash distributions from an annualized rate of $2.52 per Class A Interest (the rate established and paid from the Trust's inception through September 1995) to an annualized rate of $1.26 per Class A Interest commencing in October 1995. In October 1996, the Managing Trustee increased the annualized distribution rate to $1.64 per Class A Interest and sustained this distribution rate throughout 1997. For the Class B Beneficiaries, the Managing Trustee established and paid, from the Trust, an annualized distribution of $0.66 per Class B Interest commencing July 18, 1997. Future distributions with respect to Class B Interests, will be subordinate to certain distributions with respect to Class A Interests.

    Cash distributions to the Managing Trustee, the Special Beneficiary and the Beneficiaries are declared and generally paid within 45 days following the end of each calendar month. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1997, the Trust declared total cash distributions of $2,447,053, including the special distribution described above. The Beneficiaries were allocated $2,311,300 ($2,012,992 for Class A Beneficiaries and $298,308 for Class B Beneficiaries); the Special Beneficiary was allocated $121,077; and the Managing Trustee was allocated $14,676.

    The nature of the Trust's principal cash flows gradually will shift from rental receipts to equipment sale proceeds as the Trust matures. As this occurs, the Trust's cash flows will become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events to maximize the residual value of the Trust's equipment and will consider these factors, in addition to the collection of contractual rents, the retirement of scheduled indebtedness, the Trust's future working capital and equipment requirements, in establishing future cash distribution. Ultimately, the Beneficiaries should expect that cash distribution rates will fluctuate over the long term as a result of future remarketing activities.

                         REPORT OF INDEPENDENT AUDITORS


To the Participants of AFG Investment Trust B:

      We have audited the accompanying statements of financial position of AFG Investment Trust B as of December 31, 1997 and 1996, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust B at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

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


                                                               ERNST & YOUNG LLP


Boston, Massachusetts
March 11, 1998

                             AFG Investment Trust B

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1997 and 1996

                                                               1997           1996
                                                          ------------    ------------

ASSETS

Cash and cash equivalents                                 $  3,893,242    $  2,829,093
Restricted cash                                              3,121,763              --
Rents receivable                                               675,629         339,293
Accounts receivable - affiliate                                350,009         154,395
Equipment at cost, net of accumulated
    depreciation of $14,796,020 and $12,161,949
    at December 31, 1997 and 1996, respectively              9,173,514      13,307,711
Organization costs, net of accumulated
    amortization of $5,000 and $4,333
    at December 31, 1997 and 1996, respectively                     --             667
                                                          ------------    ------------
      Total assets                                        $ 17,214,157    $ 16,631,159
                                                          ------------    ------------
                                                          ------------    ------------


LIABILITIES AND PARTICIPANTS' CAPITAL

Notes payable                                             $  2,038,628    $  4,352,811
Accrued interest                                                27,395          36,571
Accrued liabilities                                             11,550          23,250
Accrued liabilities - affiliate                                 49,597          47,178
Deferred rental income                                          35,275          45,550
Cash distributions payable to participants                     235,577         200,199
                                                          ------------    ------------

      Total liabilities                                      2,398,022       4,705,559
                                                          ------------    ------------
Participants' capital:
    Managing Trustee                                             3,535         (30,382)
    Special Beneficiary                                         29,162        (257,894)
      Class A Beneficiary Interests (582,017 and
      665,494 Interests at December 31, 1997 and 1996,
      respectively; initial purchase price of $25 each)     10,864,150      12,213,876
    Class B Beneficiary Interests (1,000,961 Interests;
      initial purchase price of $5 each)                     4,710,663              --
    Treasury Interests (83,477 Interests at Cost)             (791,375)             --
                                                          ------------    ------------

      Total participants' capital                           14,816,135      11,925,600
                                                          ------------    ------------

      Total liabilities and participants' capital         $ 17,214,157    $ 16,631,159
                                                          ------------    ------------
                                                          ------------    ------------

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust B

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1997, 1996 and 1995

                                                1997          1996           1995
                                            -----------   -----------    -----------

Income:

    Lease revenue                           $ 5,400,331   $ 5,809,086    $ 6,173,972

    Interest income                             264,503       106,186         45,156

    Other income                                     --       199,450             --

    Gain (loss) on sale of equipment             76,559      (224,594)      (225,037)
                                            -----------   -----------    -----------
        Total income                          5,741,393     5,890,128      5,994,091
                                            -----------   -----------    -----------

Expenses:

    Depreciation and amortization             3,862,631     4,284,049      4,176,540

    Write-down of equipment                          --            --        384,782

    Interest expense                            196,589       408,153        539,047

    Equipment management fees - affiliate       235,030       249,205        244,800

    Operating expenses - affiliate              272,937       140,881        121,358
                                            -----------   -----------    -----------

        Total expenses                        4,567,187     5,082,288      5,466,527
                                            -----------   -----------    -----------

Net income                                  $ 1,174,206   $   807,840    $   527,564
                                            -----------   -----------    -----------
                                            -----------   -----------    -----------

Net income
    per Class A Beneficiary Interest        $      1.05   $      1.10    $      0.72
                                            -----------   -----------    -----------
                                            -----------   -----------    -----------

    per Class B Beneficiary Interest        $      0.05   $        --    $        --
                                            -----------   -----------    -----------
                                            -----------   -----------    -----------
Cash distributions declared
    per Class A Beneficiary Interest        $      3.11   $      1.42    $      2.00
                                            -----------   -----------    -----------
                                            -----------   -----------    -----------

    per Class B Beneficiary Interest        $      0.30   $        --    $        --
                                            -----------   -----------    -----------
                                            -----------   -----------    -----------

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust B

                             STATEMENT OF CHANGES IN
                       PARTICIPANTS' CAPITAL for the years
                     ended December 31, 1997, 1996 and 1995


                                Managing    Special     Class A Beneficiaries     Class B Beneficiaries
                                Trustee   Beneficiary  -----------------------   -----------------------   Treasury
                                 Amount     Amount     Interests     Amount      Interests       Amount    Interests      Total
                                --------   ---------   --------   ------------   ---------   -----------   ---------   ------------

Balance at December 31, 1994    $(18,711)  $(161,611)   665,494   $ 13,272,996          --   $        --   $      --   $ 13,092,674

Net income - 1995                  5,276      43,524         --        478,764          --            --          --        527,564

Cash distributions declared      (14,630)   (120,696)        --     (1,327,661)         --            --          --     (1,462,987)
                                --------   ---------   --------   ------------   ---------   -----------   ---------   ------------

Balance at December 31, 1995     (28,065)   (238,783)   665,494     12,424,099          --            --          --     12,157,251

Net income - 1996                  8,078      66,647         --        733,115          --            --          --        807,840

Cash distributions declared      (10,395)    (85,758)        --       (943,338)         --            --          --     (1,039,491)
                                --------   ---------   --------   ------------   ---------   -----------   ---------   ------------

Balance at December 31, 1996     (30,382)   (257,894)   665,494     12,213,876          --            --          --     11,925,600

Class B capital contribution          --          --         --             --   1,000,961     5,004,805          --      5,004,805

Less:  Offering costs                 --          --         --             --          --       (50,048)         --        (50,048)

Net income - 1997                 48,593     408,133         --        663,266          --        54,214          --      1,174,206

Cash distributions declared      (14,676)   (121,077)        --     (2,012,992)         --      (298,308)         --     (2,447,053)

Acquisition of Treasury
Interests, at Cost                    --          --    (83,477)            --          --            --    (791,375)      (791,375)
                                --------   ---------   --------   ------------   ---------   -----------   ---------   ------------
Balance at December 31, 1997    $  3,535   $  29,162    582,017   $ 10,864,150   1,000,961   $ 4,710,663   $(791,375)  $ 14,816,135
                                --------   ---------   --------   ------------   ---------   -----------   ---------   ------------
                                --------   ---------   --------   ------------   ---------   -----------   ---------   ------------

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust B

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1997, 1996 and 1995

                                                            1997          1996           1995
                                                        -----------    -----------    -----------

Cash flows from (used in) operating activities:
Net income                                              $ 1,174,206    $   807,840    $   527,564

Adjustments to reconcile net income
    to net cash from operating activities:
    Depreciation and amortization                         3,862,631      4,284,049      4,176,540
    Write-down of equipment                                      --             --        384,782
    (Gain) loss on sale of equipment                        (76,559)       224,594        225,037

Changes in assets and liabilities:
    Decrease (increase) in:
        Rents receivable                                   (336,336)       390,262       (329,882)
        Accounts receivable - affiliate                    (195,614)       (48,901)       (66,857)
    Increase (decrease) in:
        Accrued interest                                     (9,176)      (102,023)        80,950
        Deferred interest                                        --         14,408             --
        Accrued liabilities                                 (11,700)         3,250          4,500
        Accrued liabilities - affiliate                       2,419         47,178        (83,863)
        Deferred rental income                              (10,275)        24,748        (40,850)
                                                        -----------    -----------    -----------
         Net cash from operating activities               4,399,596      5,645,405      4,877,921
                                                        -----------    -----------    -----------

Cash flows from (used in) investing activities:
    Purchase of equipment                                        --     (1,441,796)    (5,605,829)
    Proceeds from equipment sales                           348,792      2,025,783      3,588,941
                                                        -----------    -----------    -----------

         Net cash from (used in) investing activities       348,792        583,987     (2,016,888)
                                                        -----------    -----------    -----------
Cash flows from (used in) financing
activities:
    Proceeds from capital contributions                   5,004,805             --             --
    Payment of offering costs                               (50,048)            --             --
    Purchase of Treasury Interests                         (791,375)            --
    Restricted cash                                      (3,121,763)            --             --
    Proceeds from notes payable                                  --        997,888      2,296,728
    Principal payments - notes payable                   (2,314,183)    (3,742,190)    (3,643,601)
    Distributions paid                                   (2,411,675)      (993,290)    (1,618,196)
                                                        -----------    -----------    -----------
         Net cash used in financing activities           (3,684,239)    (3,737,592)    (2,965,069)
                                                        -----------    -----------    -----------

Net increase (decrease) in cash and cash
equivalents                                               1,064,149      2,491,800       (104,036)

Cash and cash equivalents at beginning of year            2,829,093        337,293        441,329
                                                        -----------    -----------    -----------
Cash and cash equivalents at end of year                $ 3,893,242    $ 2,829,093    $   337,293
                                                        -----------    -----------    -----------
                                                        -----------    -----------    -----------
Supplemental disclosure of cash flow information:

    Cash paid during the year for interest              $   205,765    $   495,768    $   458,097
                                                        -----------    -----------    -----------
                                                        -----------    -----------    -----------

Supplemental schedule of non-cash investing and financing activities:
    During 1995, the Trust sold equipment to a lessee which assumed related debt and interest of $269,023 and $1,734, respectively.

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                December 31, 1997

NOTE 1 - ORGANIZATION AND TRUST MATTERS

       AFG Investment Trust B (the "Trust") was organized as a Delaware business trust in accordance with the Delaware Business Trust Act on May 28, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership, ("EFG" or the "Advisor") and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust issued an aggregate of 665,494 Beneficiary Interests (hereinafter referred to as Class A Interests) at a subscription price of $25.00 each ($16,637,350 in total) to 803 investors on September 8, 1992. On July 18, 1997, the Trust issued 1,000,961 Class B Interests at $5.00 each ($5,004,805 in total), of which (i) 997,373 interests are held by Equis II Corporation, an affiliate of EFG, and (ii) 3,588 interests are held by 5 other Class A investors. The Trust repurchased 82,837 Class A Interests on October 10, 1997 and an additional 640 Class A Interests on December 1, 1997 using proceeds from the issuance of Class B Interests. Accordingly, there are 582,017 Class A Interests currently outstanding.

       The Trust has one Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation, and one Special Beneficiary, EFG. The Managing Trustee is responsible for the general management and business affairs of the Trust while the Special Beneficiary acts as Advisor to the Trust and provides services in connection with the acquisition and remarketing of the Trust's assets. AFG ASIT Corporation is a wholly-owned subsidiary of Equis II Corporation and an affiliate of EFG. Class A Interests and Class B Interests basically have identical voting rights and, therefore, Equis II Corporation has control over the Trust on all matters on which the Beneficiaries may vote. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Second Amended and Restated Declaration of Trust (the "Trust Agreement").

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

        EFG is a Massachusetts limited partnership formerly known as American Finance Group ("AFG"). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the "Company") are engaged in various aspects of the equipment leasing business, including EFG's role as Equipment Manager or Advisor to the Trust and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by EFG (the "Other Investment Programs"). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

        The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President and Chief Executive Officer. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

        In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party. AFG changed its name

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)


to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Trust and the Other Investment Programs and to continue managing all assets owned by the Trust and the Other Investment Programs.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STATEMENT OF CASH FLOWS AND RESTRICTED CASH

    The Trust considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Trust invests excess cash with large institutional banks in federal agency discount notes and reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Trust. The securities underlying the agreements are book entry securities. At December 31, 1997, the Trust had $6,911,300 invested in federal agency discount notes and reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities. Such cash includes $3,121,763 which represents net proceeds realized from the offering of the Class B Interests less the portion thereof used to pay a special distribution to the Class A Beneficiaries and to redeem Class A Interests (see Note 9). These funds are reserved for future purchases of Class A Interests pursuant to the Trust Agreement and are classified as Restricted Cash on the Trust's Statement of Financial Position at December 31, 1997.

REVENUE RECOGNITION

      Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements which expire beyond the Trust's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing Trustee and the Advisor would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future non-cancelable rental payments associated with the attendant lease agreements. Future minimum rents of $2,493,960 are due as follows:

     For the year ending December 31, 1998           $1,576,201
                                      1999              340,958
                                      2000              257,841
                                      2001              159,480
                                      2002              159,480
                                                     ----------
                                     Total           $2,493,960
                                                     ----------
                                                     ----------

      Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1997, 1996 and 1995 is as follows:

                                       1997         1996         1995
                                    ----------   ----------   ----------
Alaska Airlines, Inc.               $1,001,979   $1,004,770   $1,004,770
Tarmac Mid-Atlantic, Incorporated   $  640,293   $       --   $       --
Montgomery Ward and Company, Inc.   $  576,457   $       --   $       --
OMI Corporation                     $       --   $       --   $  623,598

USE OF ESTIMATES

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)


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

DEPRECIATION AND AMORTIZATION

        The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing Trustee evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. For purposes of this comparison, "net carrying value" represents, at a given date, the net book value (equipment cost less accumulated depreciation for financial reporting purposes) of the Trust's equipment and "net realizable value" represents, at the same date, the aggregate undiscounted cash flows resulting from future contracted lease payments plus the estimated residual value of the Trust's equipment. The Managing Trustee evaluates significant equipment assets, such as aircraft and vessels, individually. All other assets are evaluated collectively by equipment type unless the Managing Trustee learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the net realizable value of particular assets. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. Such adjustments are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

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

ACCRUED LIABILITIES - AFFILIATE

      Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (See Note 4).

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)


ALLOCATION OF NET INCOME OR LOSS

       Prior to adoption of the current Trust Agreement on July 15, 1997 (see
Note 8), the Trust allocated net income or loss to the Participants for financial reporting purposes according to their respective beneficial interests in the Trust (1% to the Managing Trustee, 8.25% to the Special Beneficiary, and 90.75% to the Class A Beneficiaries). Subsequent to adoption of the current Trust Agreement, net income is allocated first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period. Net losses are allocated first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee.

       The allocation of net income or loss pursuant to the Trust Agreement is based upon government rules and regulations for federal income tax reporting purposes and assumes, for each income tax reporting period, the liquidation of all of the Trust's assets and the subsequent distribution of all available cash to the Participants. For income tax purposes, the Trust adjusts its allocations of income and loss to the Participants so as to cause their tax capital account balances at the end of the reporting period to be equal to the amount that would be distributed to them at such date in the event of a liquidation and dissolution of the Trust. This methodology does not consider the costs attendant to liquidation or whether the Trust intends to have future business operations. If the Trust made similar assumptions and allocations for financial reporting purposes and the Trust was liquidated at December 31, 1997 for an amount equal to its net carrying value for financial reporting purposes, the capital accounts of the Managing Trustee, Special Beneficiary, Class A Beneficiaries, and Class B Beneficiaries would have reflected ending balances of $151,696, $1,251,493, $7,904,516, and $5,508,430, respectively. See Note 6 for additional information concerning the allocation of net income or loss for income tax reporting purposes.

NET INCOME AND CASH DISTRIBUTIONS PER BENEFICIARY INTEREST

      Net income and cash distributions per Class A Interest in 1997 are based on 665,494 Class A Interests outstanding during the period January 1, 1997 through October 9, 1997, 582,657 Class A Interests outstanding during the period October 10, 1997 through November 30, 1997 and 582,017 Class A Interests outstanding during the period December 1, 1997 through December 31, 1997. Net income and cash distributions per Class A Beneficiary Interest are based on 665,494 Class A Interests outstanding during each of the years ended December 31, 1996 and 1995. Net income and cash distributions per Class B Interest are based on 1,000,961 Class B Interests outstanding during the period July 18, 1997 through December 31, 1997. For each of the aforementioned periods, net income and cash distributions per Beneficiary Interest are computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.

PROVISION FOR INCOME TAXES

      No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their tax returns.

NOTE 3 - EQUIPMENT

      The following is a summary of equipment owned by the Trust at December 31, 1997. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1997 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)


lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                   Remaining
                                   Lease Term       Equipment
         Equipment Type              (Months)        at Cost                      Location
-------------------------------   ------------    --------------     ----------------------------------

Aircraft                                  0-60    $    8,018,105     NV/WA
Computers and peripherals                 0-12         4,210,804     AL/CA/CO/FL/GA/IL/IN/KS/LA/MA
Materials handling                        0-33         4,167,304     MD/MI/MN/NC/NJ/NM/NY/OH
Communications                            3-12         2,908,263     OK/OR/PA/SC/TN/TX/VA/WI/WV
                                                                     AR/CA/FL/GA/IA/IL/IN/MI/NC/NY/OH
                                                                     PA/TX/VA/WV
                                                                     AL/AR/AZ/CA/CO/FL/GA/IA/ID/IL/IN
                                                                     KS/KY/LA/MD/MI/MN/MO/MT/NC
                                                                     ND/NE/NH/NM/NV/NY/OH/OK/OR
                                                                     PA/SC/TN/TX/VA/VT/WA/WI/WV WY
General plant and warehouse                  0         1,576,077     VA
Retail store fixtures                      0-3         1,101,551     CO/FL/GA/LA/TX
Construction and mining                   0-36           836,390     NV/VA
Manufacturing                                0           449,902     IL/VA
Furniture and fixtures                      10           284,019     PA
Tractors and heavy duty trucks            0-21           245,851     CO/FL/MI/VA
Trailers/intermodal containers             0-6           128,443     OH/VA
Photocopying                                 0            42,825     CT/IN
                                                  --------------

                          Total equipment cost        23,969,534

                      Accumulated depreciation       (14,796,020)
                                                  --------------

    Equipment, net of accumulated depreciation    $    9,173,514
                                                  --------------
                                                  --------------

      In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1997 the Trust's equipment portfolio included equipment having a proportionate original cost of $13,229,034, representing approximately 55% of total equipment cost.

      Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $11,551,000 and a net book value of approximately $6,900,000 at December 31, 1997. (See Note 5.)

      Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

      As equipment is sold to third parties, or otherwise disposed of, the Trust will recognize a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)


upon the expiration of the primary lease terms. At December 31, 1997, the Trust held equipment which had been fully depreciated for sale or re-lease with an original cost of approximately $18,000. The Managing Trustee is actively seeking the sale or re-lease of this equipment. In addition, the summary above also includes equipment being leased on a month-to-month basis.

NOTE 4 - RELATED PARTY TRANSACTIONS

      All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1997, 1996 and 1995, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                                              1997          1996          1995
                                            --------      --------      --------
Equipment acquisition fees                  $     --      $ 36,673      $107,415
Offering costs                                50,048            --            --
Equipment management fees                    235,030       249,205       244,800
Administrative charges                        65,196        42,123        21,000
Reimbursable operating expenses
    due to third parties                     207,741        98,758       100,358
                                            --------      --------      --------
                         Total              $558,015      $426,759      $473,573
                                            --------      --------      --------
                                            --------      --------      --------

      As provided under the terms of the Trust Agreement, EFG is compensated for its services to the Trust. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG is compensated by an amount equal to .28% of Equipment Base Price paid by the Trust. For acquisition services resulting from reinvestment, EFG is compensated by an amount equal to 3% of Equipment Base Price paid by the Trust. For management services, EFG is compensated by an amount equal to the lesser of (i) 5% of gross operating lease rental revenues and 2% of gross full payout lease rental revenues received by the Trust or (ii) fees which the Managing Trustee reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Trust Agreement (see Note 10 concerning proposed changes to the fees paid to EFG and its affiliates). Compensation to EFG for services connected to the remarketing of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Trust Agreement.

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

      All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 1997, the Trust was owed $350,009 by EFG for such funds and the interest thereon. These funds were remitted to the Trust in January 1998.

      Old North Capital Limited Partnership ("ONC"), a Massachusetts Limited Partnership formed in 1995 and owned and controlled by certain principals of EFG, owns 839 Class A Interests or less than 1% of the total outstanding Class A Interests of the Trust. EFG owns a 49% limited partnership interest in ONC, which it acquired in December 1996.

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)


      Refer to Note 8 regarding the purchase of Class B Interests by an affiliate, Equis II Corporation and the change in ownership of the Managing Trustee.

NOTE 5 - NOTES PAYABLE

       Notes payable at December 31, 1997 consisted of installment notes of $2,038,628 payable to banks and institutional lenders. The notes bear interest rates ranging between 5.69% and 8.11%, except for one note which bears a fluctuating interest rate based on LIBOR (5.72% at December 31, 1997) plus a margin. All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Trust has a balloon payment obligation of $282,421 at the expiration of the primary lease term related to the Reno Aircraft. The carrying amount of notes payable approximates fair value at December 31, 1997.

      The annual maturities of the notes payable are as follows:

      For the year ending December 31,1998           $1,284,439
                                      1999              109,537
                                      2000              118,459
                                      2001              128,106
                                      2002              398,087
                                                     ----------

                                     Total           $2,038,628
                                                     ----------
                                                     ----------

NOTE 6 - INCOME TAXES

      The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

      For financial statement purposes, the Trust allocates net income first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period. Net losses are allocated first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1997, the Managing Trustee had a positive tax capital account balance.

      The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997, 1996 and 1995:

                                              1997          1996         1995
                                          -----------   -----------   ---------
Net income                                $ 1,174,206   $   807,840   $ 527,564

    Tax depreciation in excess of
      financial statement depreciation        766,944      (279,916)   (830,733)
    Tax gain in excess of book gain (loss)    185,325       619,935     865,755
    Deferred rental income                    (10,275)       24,748     (40,850)

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

    Other                                    (115,487)       21,123          --
                                          -----------   -----------   ---------

Net income for federal income tax
    reporting purposes                    $ 2,000,713   $ 1,193,730   $ 521,736
                                          -----------   -----------   ---------
                                          -----------   -----------   ---------

         The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997 and 1996:

                                                         1997           1996
                                                      -----------   -----------
Participants' capital                                 $14,816,135   $11,925,600

    Add back selling commissions and organization
      and offering costs                                1,625,692     1,575,644

    Financial statement distributions in excess of
      tax distributions                                        --        18,518

    Cumulative difference between federal income tax
      and financial statement income (loss)            (5,054,895)   (5,881,402)
                                                      -----------   -----------
Participants' capital for federal income tax
  reporting purposes                                  $11,386,932   $ 7,638,360
                                                      -----------   -----------
                                                      -----------   -----------

     Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 7 - LEGAL PROCEEDINGS

        On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Trust (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the Managing Trustee, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit."

        The Plaintiffs have asserted, among other things, claims against the Defendants on behalf of the Nominal Defendants for violations of the Securities Exchange Act of 1934, common law fraud, breach of contract, breach of fiduciary duty, and violations of the partnership or trust agreements that govern each of the Nominal Defendants. The Defendants have denied, and continue to deny, that any of them have committed or threatened to commit any violations of law or breached any fiduciary duties to the Plaintiffs or the Nominal Defendants.

        On March 9, 1998, counsel for the Defendants and the Plaintiffs entered into a Memorandum of Understanding setting forth the terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Memorandum of Understanding represents a preliminary step towards a comprehensive Stipulation of Settlement between the parties that must be presented to and approved by the Court as a condition precedent to effecting a settlement. The Memorandum of Understanding (i) prescribes a number of conditions necessary to achieving a settlement, including providing the beneficiaries (or partners, as applicable) of the Nominal Defendants with the opportunity to vote on any settlement and (ii) contemplates various changes that, if effected, would alter the future operations of the Nominal Defendants. (See Note 10) To the extent that the

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)


parties agree upon a Stipulation of Settlement that is approved by the Court, the complete terms thereof will be communicated to all of the beneficiaries (or partners) of the Nominal Defendants to enable them to vote thereon.

        There can be no assurance that the parties will agree on a Stipulation of Settlement, or that it will be approved by the Court, or that the outcome of the voting by the beneficiaries (or partners) of the Nominal Defendants, including the Trust, will result in a settlement finally being effected or in the Trust being included in any such settlement. The Managing Trustee and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that a Stipulation of Settlement will be agreed upon by the parties and approved by the Court. In the absence of a Stipulation of Settlement approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. The Managing Trustee and its affiliates cannot predict with any degree of certainty the ultimate outcome of such litigation.

     On July 27, 1995, EFG, on behalf of the Trust and other EFG-sponsored investment programs, filed an action in the Commonwealth of Massachusetts Superior Court Department of the Trial Court in and for the County of Suffolk, for damages and declaratory relief against a lessee of the Trust, National Steel Corporation ("National Steel"), under a certain Master Lease Agreement ("MLA") for the lease of certain equipment. EFG is seeking the reimbursement by National Steel of certain sales and/or use taxes paid to the State of Illinois and other remedies provided by the MLA. On August 30, 1995, National Steel filed a Notice of Removal which removed the case to the United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to EFG's Complaint along with Affirmative Defenses and Counterclaims, seeking declaratory relief and alleging breach of contract, implied covenant of good faith and fair dealing and specific performance. EFG filed its Answer to these counterclaims on September 29, 1995. Though the parties have been discussing settlement with respect to this matter for some time, to date, the negotiations have been unsuccessful. Notwithstanding these discussions, EFG recently filed an Amended and Supplemental Complaint alleging further default under the MLA and the matter remains pending before the Court. The Trust has not experienced any material losses as a result of this action.

NOTE 8 - ISSUANCE OF CLASS B INTERESTS

    On October 26, 1996, the Trust filed a Solicitation Statement with the United States Securities and Exchange Commission (the "SEC") which subsequently was sent to the Beneficiaries pursuant to Regulation 14A of Section 14 of the Securities Exchange Act. The Solicitation Statement sought the consent of the Beneficiaries to a proposed amendment (the "Amendment") to the Amended and Restated Declaration of Trust (the "Trust Agreement") which would (i) amend the provisions of the Trust Agreement governing the redemption of Beneficiary Interests to permit the Trust to offer to redeem outstanding Beneficiary Interests at such times, in such amounts, in such manner and at such prices as the Managing Trustee might determine from time to time, in accordance with applicable law; and (ii) add a provision to the Trust Agreement that would permit the Trust to issue, at the discretion of the Managing Trustee and without further consent or approval of the Beneficiaries, an additional class of security with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the Managing Trustee might affix. The funds obtained through the issuance of such a security would be used by the Trust to (a) expand redemption opportunities for Beneficiaries without using Trust funds which might otherwise be available for cash distributions; and (b) make a special one-time cash distribution to the Class A Beneficiaries.

     Pursuant to the Trust Agreement, the adoption of the Amendment required the consent of the Beneficiaries holding more than 50% in the aggregate of the Class A Interests held by all Class A Beneficiaries. A majority of Class A Interests, representing 369,960 Interests or 55.6% of all Class A Interests, voted in favor of the Amendment; 69,792 Interests or 10.5% of all Class A Interests voted against the Amendment; and 24,444 Interests or 3.7% of all Class A Interests abstained. Approximately 69.8% of all Class A Interests participated in the vote. Accordingly, the Trust Agreement was amended.

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)


     On February 12, 1997, the Trust filed a Registration Statement on Form S-1 with the SEC, which became effective June 10, 1997. The Registration Statement covered the issuance and sale of a new class of beneficiary interests in the Trust (the "Class B Interests"). The characteristics of the Class B Interests, associated risk factors and other matters of importance to the Beneficiaries and purchasers of the Class B Interests were set forth in a Prospectus sent to the Beneficiaries. On July 17, 1997, the offering closed and on July 18, 1997 the Trust issued 1,000,961 Class B Interests at $5.00 per interest, thereby generating $5,004,805 in aggregate Class B capital contributions. Class A Beneficiaries purchased 3,588 Class B Interests, generating $17,940 of such aggregate capital contributions, and the Special Beneficiary, EFG, purchased 997,373 Class B Interests, generating $4,986,865 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $50,048 and professional service costs of $62,170 in connection with this offering.

     Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of the majority of all of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. Equis II Corporation is controlled by EFG's President and Chief Executive Officer, Gary
D. Engle. Accordingly, control of the Managing Trustee did not change as a result of the foregoing transactions.

     As described in the Prospectus for the offering of the Class B Interests, the Managing Trustee used a portion of the net cash proceeds realized from the offering of the Class B Interests to pay a one-time special cash distribution of approximately $1.47 per Class A Interest to the Class A Beneficiaries of the Trust. The Managing Trustee declared and paid this special cash distribution, aggregating $979,449, to Class A Beneficiaries on August 15, 1997. See Note 9 regarding the redemption of Class A Interests.

NOTE 9 - REDEMPTION OF CLASS A INTERESTS

       On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust by filing a Form 13E-4, Issuer Tender Offer Statement, with the SEC and distributing to the Class A Beneficiaries information (the "Tender Documents") concerning the offer. On October 10, 1997, the Trust used $785,295 of the net proceeds realized from the issuance of the Class B Interests to purchase 82,837 of the Class A Interests tendered as a result of the offer. The Tender Documents describe, among other things, the terms of the offer and the purchase price per Class A Interest being offered by the Trust. On December 1, 1997, the Trust used an additional $6,080 of such proceeds to purchase 640 of the remaining Class A Interests. The Trust intends to continue to purchase additional outstanding Class A Interests through future offers to purchase during the Initial Redemption Period (two years following the close of the Class B offering which occurred on July 17,1997). These purchases will be funded by the remaining net proceeds realized from the issuance of the Class B Interests less the portion thereof used to pay a special distribution to the Class A Geneficiaries and to redeem Class A Interests. These funds are reserved for future purchases of Class A Interests pursuant to the Trust Agreement and are classified as Restricted Cash on the Trust's Statement of Financial Position at December 31, 1997 (see also Note 10 to the accompanying financial statements).

NOTE 10 - SUBSEQUENT EVENT

       On March 11, 1998, the Trust filed a Solicitation Statement with the United States Securities and Exchange Commission in connection with the solicitation by the Trust of the consent of the Beneficiaries to a proposed amendment (the "Amendment") to the Second Amended and Restated Declaration of Trust (the "Trust Agreement"). The Solicitation Statement is subject to regulatory review and comment and thereafter is expected to be distributed to all of the Beneficiaries of the Trust.

       Subject to attaining a settlement in the Class Action Lawsuit described in Note 8 herein, the Amendment, if approved, would modify the Trust Agreement in the following principal respects: (i) the Trust would pay a Special

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)


Cash Distribution to the Class A Beneficiaries of record as of September 1, 1997, or to their successors or assigns, totaling $500,709 (or approximately $0.75 per Class A Interest) using a portion of the Class B capital contributions that otherwise would be distributed as a Class B Capital Distribution to Equis II Corporation, the parent company of the Managing Trustee and an affiliate of EFG; (ii) Equis II Corporation will be required to reduce its prospective Class B Capital Distributions by $1,126,596 and treat such amount as a long-term equity investment in the Trust; (iii) certain voting restrictions will be placed upon the Class B Interests owned by Equis II Corporation; (iv) the Trust's reinvestment period, which originally expired on September 8, 1996, will be reinstated until December 31, 2001; and (v) acquisition fees paid to EFG in connection with reinvestment assets acquired after the Amendment date will be reduced from a maximum of 3% to 1% and management fees earned in connection with such assets will be reduced from a maximum of 5% to 2%.

       The proposed Amendment also provides for other modifications to the Trust Agreement which are not contingent upon reaching a settlement in the Class Action Lawsuit, principally as follows: (i) the Trust's stated investment policies and objectives will be broadened to permit the Trust to invest in assets other than leased equipment, and (ii) the Trust's financing provisions will be modified to eliminate any cap on the amount of aggregate Trust indebtedness and permit the Trust to use cross-collateralized and other recourse debt structures, thereby enabling the Trust to secure financing at interest rates that, generally, would be lower than under current borrowing arrangements.

       The Solicitation Statement contains additional information concerning the proposed Amendment and associated risk factors. The Amendment will be adopted or rejected based upon the majority of the Class A Interests actually voted (including 839 Class A Interests owned by an affiliate of EFG). Accordingly, the Amendment will be adopted no matter how few Class A Interests are actually voted, provided a majority of those Interests are voted in favor of the Amendment. Although Equis II Corporation has voting control of the Trust, it will vote its Class B Interests in the same proportion in which the majority of the Class A Interests are voted.

                        ADDITIONAL FINANCIAL INFORMATION

                             AFG Investment Trust B

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1997, 1996 and 1995


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

      The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1997, 1996 and 1995.

                                               1997         1996         1995
                                            ----------   ----------   ----------
Rents earned prior to disposal of
    equipment, net of interest charges      $1,777,768   $2,609,305   $2,619,020

Sale proceeds including assumption of
    debt and interest, realized upon
    disposition of equipment                   348,792    2,025,783    3,859,698
                                            ----------   ----------   ----------

Total cash generated from rents
    and equipment sale proceeds              2,126,560    4,635,088    6,478,718

Original acquisition cost of
    equipment disposed                       1,500,126    4,311,864    5,576,700
                                            ----------   ----------   ----------

Excess of total cash generated to
    cost of equipment disposed              $  626,434   $  323,224   $  902,018
                                            ----------   ----------   ----------
                                            ----------   ----------   ----------

                             AFG Investment Trust B

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1997

                                                         Sales and
                                          Operations   Refinancings    Total
                                         -----------   ------------ ------------
Net income                               $ 1,097,647   $    76,559  $ 1,174,206

Add:
    Depreciation and amortization          3,862,631            --    3,862,631
    Management fees                          235,030            --      235,030
    Book value of disposed equipment              --       272,233      272,233

Less:
    Principal reduction of notes
    payable                               (2,314,183)           --   (2,314,183)
                                         -----------   -----------  -----------
    Cash from operations, sales and
    refinancings                           2,881,125       348,792    3,229,917

Less:
    Management fees                         (235,030)           --     (235,030)
                                         -----------   -----------  -----------

    Distributable cash from operations,
    sales and refinancings                 2,646,095       348,792    2,994,887

Other sources and uses of cash:
    Cash at beginning of year              1,247,218     1,581,875    2,829,093
    Proceeds from capital contributions    5,004,805            --    5,004,805
    Payment of offering costs                (50,048)           --      (50,048)
    Purchase of Treasury Interests          (791,375)           --     (791,375)
    Restricted cash                       (3,121,763)           --   (3,121,763)
    Net change in receivables and
    accruals                                (560,682)           --     (560,682)

Less:
    Cash distributions paid               (2,411,675)           --  (2,411,675)
                                         -----------   -----------  -----------

Cash at end of year                      $ 1,962,575   $ 1,930,667  $ 3,893,242
                                         -----------   -----------  -----------
                                         -----------   -----------  -----------

                             AFG Investment Trust B

                       SCHEDULE OF COSTS REIMBURSED TO THE
                     MANAGING TRUSTEE AND ITS AFFILIATES AS
                 REQUIRED BY SECTION 10.4 OF THE SECOND AMENDED
                        AND RESTATED DECLARATION OF TRUST

                                December 31, 1997

      For the year ended December 31, 1997, the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:

        Operating expenses                            $   263,484

        Offering costs                                $    50,048