Form 10-K, Exhibit 13
period 1998-12-31
AFG INVESTMENT TRUST B
filed 1999-03-31
CIK 879495

                              AFG INVESTMENT TRUST


                             AFG Investment Trust B


              Annual Report to the Participants, December 31, 1998

                               AFG Investment Trust B

                     INDEX TO ANNUAL REPORT TO THE PARTICIPANTS

                                                                            Page
                                                                            ----

SELECTED FINANCIAL DATA                                                        2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                          3-8


FINANCIAL STATEMENTS:

Report of Independent Auditors                                                 9

Statement of Financial Position
at December 31, 1998 and 1997                                                 10

Statement of Operations
for the years ended December 31, 1998, 1997 and 1996                          11

Statement of Changes in Participants' Capital
for the years ended December 31, 1998, 1997 and 1996                          12

Statement of Cash Flows
for the years ended December 31, 1998, 1997 and 1996                          13

Notes to the Financial Statements                                          14-25


ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                       26

Statement of Cash and Distributable Cash From
Operations, Sales and Refinancings                                            27

Schedule of Costs Reimbursed to the
Managing Trustee and its Affiliates as
Required by Section 10.4 of the Second
Amended and Restated Declaration of Trust                                     28

                              SELECTED FINANCIAL DATA

      The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

      For each of the five years in the period ended December 31, 1998:

      Summary of
      Operations                  1998          1997          1996          1995          1994
-------------------------     -----------   -----------   -----------   -----------   -----------
Lease revenue                 $ 2,646,205   $ 5,400,331   $ 5,809,086   $ 6,173,972   $ 5,507,765

Net income                    $   993,932   $ 1,174,206   $   807,840   $   527,564   $ 1,771,705

Per Beneficiary Interest:
   Net income
      Class A Interests       $      1.04   $      1.05   $      1.10   $      0.72   $      2.42
      Class B Interests       $      0.23   $      0.05   $        --   $        --   $        --

   Cash distributions
      Class A Interests       $      1.64   $      3.11   $      1.42   $      2.00   $      2.52
      Class B Interests       $      2.06   $      0.30   $        --   $        --   $        --

   Financial Position
-------------------------

Total assets                  $14,037,315   $17,214,157   $16,631,159   $19,573,350   $22,320,875

Total long-term obligations   $   818,841   $ 2,038,628   $ 4,352,811   $ 7,097,113   $ 8,713,009

Participants' capital         $12,635,661   $14,816,135   $11,925,600   $12,157,251   $13,092,674

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             Year ended December 31, 1998 compared to the year ended December 31, 1997 and the year ended December 31, 1997 compared to the year ended December 31, 1996

      Certain statements in this annual report of AFG Investment Trust B (the "Trust") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 11 to the accompanying financial statements, the collection all rents due under the Trust's lease agreements and remarketing of the Trust's equipment.

Year 2000 Issue

      The Year 2000 Issue generally refers to the capacity of computer programming logic to correctly identify the calendar year. Many companies utilize computer programs or hardware with date sensitive software or embedded chips that could interpret dates ending in "00" as the year 1900 rather than the year 2000. In certain cases, such errors could result in system failures or miscalculations that disrupt the operations of the affected businesses. The Trust uses information systems provided by Equis Financial Group Limited Partnership (formerly American Finance Group) ("EFG") and has no information systems of its own. EFG has adopted a plan to address the Year 2000 Issue that consists of four phases: assessment, remediation, testing, and implementation and has elected to utilize principally internal resources to perform all phases. EFG completed substantially all of its Year 2000 project by December 31, 1998 at an aggregate cost of less than $50,000 and at a di minimus cost to the Trust. Remaining items are expected to be minor and be completed by March 31, 1999. All costs incurred in connection with EFG's Year 2000 project have been expensed as incurred.

      EFG's primary information software was coded by IBM at the point of original design to use a four digit field to identify calendar year. All of the Trust's lease billings, cash receipts and equipment remarketing processes are performed using this proprietary software. In addition, EFG has gathered information about the Year 2000 readiness of significant vendors and third party servicers and continues to monitor developments in this area. All of EFG's peripheral computer technologies, such as its network operating system and third-party software applications, including payroll, depreciation processing, and electronic banking, have been evaluated for potential programming changes and have required only minor modifications to function properly with respect to dates in the year 2000 and thereafter. EFG understands that each of its and the Trust's significant vendors and third-party servicers are in the process, or have completed the process, of making their systems Year 2000 compliant. Substantially all parties queried have indicated that their systems would be Year 2000 compliant by the end of 1998.

      Presently, EFG is not aware of any outside customer with a Year 2000 Issue that would have a material effect on the Trust's results of operations, liquidity, or financial position. The Trust's equipment leases were structured as triple net leases, meaning that the lessees are responsible for, among other things, (i) maintaining and servicing all equipment during the lease term, (ii) ensuring that all equipment functions properly and is returned in good condition, normal wear and tear excepted, and (iii) insuring the assets against casualty and other events of loss. Non-compliance with lease terms on the part of a lessee, including failure to address Year 2000 Issues, could result in lost revenues and impairment of residual values of the Trust's equipment assets under a worst-case scenario.

      EFG believes that its Year 2000 compliance plan will be effective in resolving all material Year 2000 risks in a timely manner and that the Year 2000 Issue will not pose significant operational problems with respect to its computer systems or result in a system failure or disruption of its or the Trust's business operations. However, EFG has no means of ensuring that all customers, vendors and third-party servicers will conform ultimately to Year 2000 standards. The effect of this risk to the Trust is not determinable.

Overview

      As an equipment leasing trust, the Trust was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Trust was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Trust's portfolio will progress through various stages. Initially, all equipment will generate rental revenues under primary term lease agreements. During the life of the Trust, these agreements will expire on an intermittent basis and equipment held pursuant to the related leases will be renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by EFG to obtain the most advantageous economic benefit. Over time, a greater portion of the Trust's original equipment portfolio will become available for remarketing and cash generated from operations and from sales or refinancings will fluctuate. Presently, the Trust is a Nominal Defendant in a Class Action Lawsuit, the resolution of which remains pending. See Note 11 to the accompanying financial statements. The Trust's operations commenced in 1992 and pursuant to the Trust Agreement, the Trust is scheduled to be dissolved by December 31, 2003.

Results of Operations

      For the year ended December 31, 1998, the Trust recognized lease revenue of $2,646,205 compared to $5,400,331 and $5,809,086 for the years ended December 31, 1997 and 1996, respectively. The decrease in lease revenue from 1996 to 1998 is due to lease term expirations and the sale of equipment. The level of lease revenue to be recognized by the Trust in the future is expected to be impacted by the amendment to the Trust Agreement described in Note 9 to the accompanying financial statements; however, the extent of such impact cannot be determined at this time.

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

      Interest income for the year ended December 31, 1998 was $387,410 compared to $264,503 and $106,186 for the years ended December 31, 1997 and 1996, respectively. Generally, interest income is generated from the temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Interest income in 1998 and 1997 includes interest earned on proceeds resulting from the issuance of Class B Interests (see below). Future interest income will fluctuate in relation to prevailing interest rates, the collection of lease revenue and the proceeds from equipment sales.

      During 1998, the Trust sold equipment having a net book value of $942,188 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $686,338 compared with a net gain in 1997 of $76,559 on equipment having a net book value of $272,233.

      In February 1996, the Trust concluded the sale of its interest in a Boeing 747-SP to the lessee, United Air Lines, Inc., ("United"). The Trust recognized a net loss of $560,982 in connection with this transaction, of which $384,782 was recognized as Write-Down of Equipment in 1995. The remainder of $176,200 was recognized as a loss on sale of equipment on the accompanying financial statements for the year ended December 31, 1996. In addition to lease rents, the Trust received net sale proceeds of $1,684,292 for the aircraft. A portion of such sale proceeds was reinvested in other equipment in March 1996 through the acquisition of an 8.86% ownership interest in an aircraft (the "Reno Aircraft") at an aggregate cost of $1,239,741. To acquire its interest in the Reno Aircraft, the Trust obtained long-term financing of $997,888 from a third-party lender and utilized cash proceeds of $241,853 from the sale of the United Aircraft. During the year ended December 31, 1996, the Trust sold other equipment having a net book value of $389,885 to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $48,394.

      The Trust received $199,450 in 1996 from a former lessee related to a residual sharing agreement between the lessee and the Trust. In connection with this agreement, the Trust was entitled to a portion of the sale proceeds realized by the lessee upon its ultimate disposition of a vessel to a third party. This amount is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 1996.

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

      Depreciation and amortization expense was $2,068,161, $3,862,631 and $4,284,049 for the years ended December 31, 1998, 1997 and 1996, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

      Interest expense was $75,843 or 2.9% of lease revenue in 1998, $196,589 or 3.6% of lease revenue in 1997 and $408,153 or 7% of lease revenue in 1996. In the future, interest expense is expected to decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

      Management fees were 4.9%, 4.4% and 4.3% of lease revenue during the years ended December 31, 1998, 1997 and 1996, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

      Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. Operating expenses were $453,390, $272,937 and $140,881 during the years ended December 31, 1998, 1997 and 1996, respectively. During 1998, the Trust incurred or accrued approximately $103,000 for certain legal expenses related to the Class Action Lawsuit described in Note 11 to the financial statements. Additionally, operating expenses increased from 1997 to 1998 due to professional service costs incurred in connection with the Solicitation Statement described in Note 9 to the financial statements. The increase in operating expenses from 1996 to 1997 was due primarily to costs incurred in connection with the Solicitation and Registration Statements described in Note 7 to the accompanying financial statements.

Liquidity and Capital Resources and Discussion of Cash Flows

      The Trust by its nature is a limited life entity. As an equipment leasing program, the Trust's principal operating activities derive from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $3,304,397, $4,399,596 and $5,645,405 in 1998,
1997 and 1996, respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Trust's primary-term lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also decline as the Trust experiences a higher frequency of remarketing events.

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

      Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. The Trust expended $1,441,796 to acquire equipment during the year ended December 31, 1996 pursuant to the reinvestment provisions of the Trust Agreement. The reinvestment equipment was financed through a combination of leveraging and the sale proceeds available from the aircraft transaction discussed above. There were no equipment acquisitions during 1998 or 1997. In 1998 and 1997, the Trust realized equipment sale proceeds of $1,628,526 and $348,792, respectively. In 1996, the Trust realized equipment sale proceeds of $2,025,783, including $1,684,292 of proceeds from the United Aircraft. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

      The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $997,888 in 1996 resulted from leveraging a portion of the Trust's interest in the Reno Aircraft (see above). Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In future years, the amount of cash used to repay debt obligations will decline as the principal balance of notes payable is reduced through the collection and application of rents. Notwithstanding the foregoing, the Trust has a balloon payment obligation of $282,421 at the expiration of the primary lease term related to its interest in the Reno Aircraft.

      In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1998, the Managing Trustee had a positive tax capital account balance. No such requirement exists with respect to the Special Beneficiary.

      At December 31, 1998, the Trust was due aggregate future minimum lease payments of $1,759,205 from contractual lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $818,841 (see Note 5 to the financial statements). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets becomes available for remarketing, the cash flows of the Trust will become less predictable. In addition, the Trust will have cash needs to satisfy interest on indebtedness and to pay management fees and operating expenses. Ultimately, the Trust is expected to meet its future disbursement obligations and to distribute any excess of cash inflows over cash outflows to the Participants in accordance with the Trust Agreement. However, several factors, including month-to-month lease extensions, lessee defaults, equipment casualty events, and early lease terminations could alter the Trust's anticipated cash flows as described herein and in the accompanying financial statements and result in fluctuations to the Trust's periodic cash distribution payments.

      On July 18, 1997, the Trust issued 1,000,961 Class B Interests at $5.00 per interest, thereby generating $5,004,805 in aggregate Class B capital contributions. Class A Beneficiaries purchased 3,588 Class B Interests, generating $17,940 of such aggregate capital contributions, and the Special Beneficiary, EFG, purchased 997,373 Class B Interests, generating $4,986,865 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $50,048 and professional service costs of $62,170 in connection with this offering. Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of the majority of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. Equis II Corporation is controlled by EFG's President and Chief Executive Officer, Gary D. Engle. Accordingly, control of the Managing Trustee did not change as a result of the foregoing transactions (see also Note 7 to the accompanying financial statements).

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

      On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust. On October 10, 1997, the Trust used $785,295 of the net proceeds realized from the issuance of the Class B Interests to purchase 82,837 of the Class A Interests tendered as a result of the offer. On July 6, 1998, the Trust used $1,500,539 of such proceeds to pay a capital distribution to the Class B Beneficiaries. The remaining net proceeds from the Class B offering of $1,627,304 will be used according to terms negotiated in connection with settling the Class Action Lawsuit described in
Note 11 (see also Notes 8, 9 and 10 to the accompanying financial statements). On December 1, 1997, the Trust purchased 640 additional Class A Interests at a cost of $6,080.

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

      It is the intention of the Managing Trustee to maintain a cash distribution level that is consistent with the operating cash flows of the Trust and to optimize the long-term value of the Trust. A distribution level that is higher than the Trust's operating cash flows could compromise the Trust's working capital position, as well as its ability to refurbish or upgrade equipment in response to lessee requirements or other market circumstances. Accordingly, in order to better align monthly cash distributions with the Trust's operating cash flows, the Managing Trustee reduced the level of monthly cash distributions from an annualized rate of $2.52 per Class A Interest (the rate established and paid from the Trust's inception through September 1995) to an annualized rate of $1.26 per Class A Interest commencing in October 1995. In October 1996, the Managing Trustee increased the annualized distribution rate to $1.64 per Class A Interest and has sustained this distribution rate throughout 1997 and 1998. For the Class B Beneficiaries, the Managing Trustee established and paid, from the Trust, an annualized distribution of $0.66 per Class B Interest commencing July 18, 1997. Future distributions with respect to Class B Interests, will be subordinate to certain distributions with respect to Class A Interests.

      Cash distributions to the Managing Trustee, the Special Beneficiary and the Beneficiaries are declared and generally paid within 45 days following the end of each calendar month. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1998, the Trust declared total cash distributions of $3,174,406. The Beneficiaries were allocated $3,019,573 ($953,343 for Class A Beneficiaries and $2,066,230 for Class B Beneficiaries); the Special Beneficiary was allocated $138,094; and the Managing Trustee was allocated $16,739.

      The nature of the Trust's operations and principal cash flows gradually will shift from rental receipts to equipment sale proceeds as the Trust matures and change as a result of new investments not consisting of equipment acquisitions. As this occurs, the Trust's cash flows resulting from equipment investments may become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events in order to maximize the residual value of the Trust's equipment and will consider these factors, in addition to new investment activities and the collection of contractual rents, the retirement of scheduled indebtedness, and the Trust's future working capital requirements, in establishing future cash distribution rates.

                         REPORT OF INDEPENDENT AUDITORS

To the Participants of AFG Investment Trust B:

      We have audited the accompanying statements of financial position of AFG Investment Trust B as of December 31, 1998 and 1997, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust B at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

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


                                                               ERNST & YOUNG LLP


Boston, Massachusetts
March 26, 1999

                             AFG Investment Trust B

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1998 and 1997

                                                               1998            1997
                                                           ------------    ------------
ASSETS

Cash and cash equivalents                                  $  5,909,535    $  3,893,242
Restricted cash                                               1,627,304       3,121,763
Rents receivable                                                234,774         675,629
Accounts receivable - affiliate                                 102,537         350,009

Equipment at cost, net of accumulated depreciation
  of $10,713,524 and $14,796,020 at December 31, 1998
  and 1997, respectively                                      6,163,165       9,173,514
                                                           ------------    ------------
      Total assets                                         $ 14,037,315    $ 17,214,157
                                                           ============    ============


LIABILITIES AND PARTICIPANTS' CAPITAL

Notes payable                                              $    818,841    $  2,038,628
Accrued interest                                                  2,596          27,395
Accrued liabilities                                             133,500          11,550
Accrued liabilities - affiliate                                  16,028          49,597
Deferred rental income                                           14,058          35,275
Other liabilities                                               197,950              --

Cash distributions payable to participants                      218,681         235,577
                                                           ------------    ------------

      Total liabilities                                       1,401,654       2,398,022
                                                           ------------    ------------
Participants' capital (deficit):
   Managing Trustee                                               3,652           3,535
   Special Beneficiary                                           30,133          29,162
   Class A Beneficiary Interests (582,017 Interests;
     initial purchase price of $25 each)                     10,514,496      10,864,150

   Class B Beneficiary Interests (1,000,961 Interests;
     initial purchase price of $5 each)                       2,878,755       4,710,663
   Treasury Interests (83,477 Class A Interests at Cost)       (791,375)       (791,375)
                                                           ------------    ------------

     Total participants' capital                             12,635,661      14,816,135
                                                           ------------    ------------

     Total liabilities and participants' capital           $ 14,037,315    $ 17,214,157
                                                           ============    ============

                 The accompanying notes are an integral part of
                           these financial statements

                             AFG Investment Trust B

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1998, 1997 and 1996

                                               1998          1997          1996
                                           -----------   -----------   -----------
Income:
   Lease revenue                           $ 2,646,205   $ 5,400,331   $ 5,809,086
   Interest income                             387,410       264,503       106,186
   Other income                                     --            --       199,450
   Gain (loss) on sale of equipment            686,338        76,559      (224,594)
                                           -----------   -----------   -----------
      Total income                           3,719,953     5,741,393     5,890,128
                                           -----------   -----------   -----------

Expenses:
   Depreciation and amortization             2,068,161     3,862,631     4,284,049
   Interest expense                             75,843       196,589       408,153
   Equipment management fees - affiliate       128,627       235,030       249,205
   Operating expenses - affiliate              453,390       272,937       140,881
                                           -----------   -----------   -----------
      Total expenses                         2,726,021     4,567,187     5,082,288
                                           -----------   -----------   -----------

Net income                                 $   993,932   $ 1,174,206   $   807,840
                                           ===========   ===========   ===========
Net income
   per Class A Beneficiary Interest        $      1.04   $      1.05   $      1.10
                                           ===========   ===========   ===========
   per Class B Beneficiary Interest        $      0.23   $      0.05   $        --
                                           ===========   ===========   ===========
Cash distributions declared
   per Class A Beneficiary Interest        $      1.64   $      3.11   $      1.42
                                           ===========   ===========   ===========
   per Class B Beneficiary Interest        $      2.06   $      0.30   $        --
                                           ===========   ===========   ===========

                 The accompanying notes are an integral part of
                           these financial statements

                             AFG Investment Trust B

                  STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL
              for the years ended December 31, 1998, 1997 and 1996

                                               Managing        Special          Class A Beneficiaries
                                               Trustee       Beneficiary     ----------------------------
                                                Amount          Amount         Interests        Amount
                                             ------------    ------------    ------------    ------------
Balance at December 31, 1995                 $    (28,065)   $   (238,783)        665,494    $ 12,424,099
Net income - 1996                                   8,078          66,647              --         733,115
Cash distributions declared                       (10,395)        (85,758)             --        (943,338)
                                             ------------    ------------    ------------    ------------
Balance at December 31, 1996                      (30,382)       (257,894)        665,494      12,213,876
Class B capital contribution                           --              --              --              --
Less:  Offering costs                                  --              --              --              --
Net income - 1997                                  48,593         408,133              --         663,266
Cash distributions declared                       (14,676)       (121,077)             --      (2,012,992)
Acquisition of treasury interests, at cost             --              --         (83,477)             --
                                             ------------    ------------    ------------    ------------
Balance at December 31, 1997                        3,535          29,162         582,017      10,864,150
Net income - 1998                                  16,856         139,065              --         603,689
Cash distributions declared                       (16,739)       (138,094)             --        (953,343)
                                             ------------    ------------    ------------    ------------
Balance at December 31, 1998                 $      3,652    $     30,133         582,017    $ 10,514,496
                                             ============    ============    ============    ============

                                                Class B Beneficiaries
                                              ---------------------------     Treasury
                                                Interests       Amount        Interests         Total
                                              ------------   ------------    ------------    ------------
Balance at December 31, 1995                            --   $         --    $         --    $ 12,157,251
Net income - 1996                                       --             --              --         807,840
Cash distributions declared                             --             --              --      (1,039,491)
                                              ------------   ------------    ------------    ------------
Balance at December 31, 1996                            --             --              --      11,925,600
Class B capital contribution                     1,000,961      5,004,805              --       5,004,805
Less:  Offering costs                                   --        (50,048)             --         (50,048)
Net income - 1997                                       --         54,214              --       1,174,206
Cash distributions declared                             --       (298,308)             --      (2,447,053)
Acquisition of treasury interests, at cost              --             --        (791,375)       (791,375)
                                              ------------   ------------    ------------    ------------
Balance at December 31, 1997                     1,000,961      4,710,663        (791,375)     14,816,135
Net income - 1998                                       --        234,322              --         993,932
Cash distributions declared                             --     (2,066,230)             --      (3,174,406)
                                              ------------   ------------    ------------    ------------
Balance at December 31, 1998                     1,000,961   $  2,878,755    $   (791,375)   $ 12,635,661
                                              ============   ============    ============    ============

                 The accompanying notes are an integral part of
                           these financial statements

                             AFG Investment Trust B

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1998, 1997 and 1996

                                                        1998           1997           1996
                                                    -----------    -----------    -----------
Cash flows from (used in) operating activities:
Net income                                          $   993,932    $ 1,174,206    $   807,840

Adjustments to reconcile net income
   to net cash from operating activities:
   Depreciation and amortization                      2,068,161      3,862,631      4,284,049
   (Gain) loss on sale of equipment                    (686,338)       (76,559)       224,594

Changes in assets and liabilities:
   Decrease (increase) in:
      Rents receivable                                  440,855       (336,336)       390,262
      Accounts receivable - affiliate                   247,472       (195,614)       (48,901)
   Increase (decrease) in:
      Accrued interest                                  (24,799)        (9,176)      (102,023)
      Deferred interest                                      --             --         14,408
      Accrued liabilities                               121,950        (11,700)         3,250
      Accrued liabilities - affiliate                   (33,569)         2,419         47,178
      Deferred rental income                            (21,217)       (10,275)        24,748
      Other liabilities                                 197,950             --             --
                                                    -----------    -----------    -----------

         Net cash from operating activities           3,304,397      4,399,596      5,645,405
                                                    -----------    -----------    -----------

Cash flows from (used in) investing activities:
   Purchase of equipment                                     --             --     (1,441,796)
   Proceeds from equipment sales                      1,628,526        348,792      2,025,783
                                                    -----------    -----------    -----------

         Net cash from investing activities           1,628,526        348,792        583,987
                                                    -----------    -----------    -----------

Cash flows from (used in) financing activities:
   Proceeds from capital contributions                       --      5,004,805             --
   Payment of offering costs                                 --        (50,048)            --
   Purchase of treasury interests                            --       (791,375)            --
   Restricted cash                                    1,494,459     (3,121,763)            --
   Proceeds from notes payable                               --             --        997,888
   Principal payments - notes payable                (1,219,787)    (2,314,183)    (3,742,190)
   Distributions paid                                (3,191,302)    (2,411,675)      (993,290)
                                                    -----------    -----------    -----------

         Net cash used in financing activities       (2,916,630)    (3,684,239)    (3,737,592)
                                                    -----------    -----------    -----------

Net increase in cash and cash equivalents             2,016,293      1,064,149      2,491,800

Cash and cash equivalents at beginning of year        3,893,242      2,829,093        337,293
                                                    -----------    -----------    -----------
Cash and cash equivalents at end of year            $ 5,909,535    $ 3,893,242    $ 2,829,093
                                                    ===========    ===========    ===========

Supplemental disclosure of cash flow information:
   Cash paid during the year for interest           $   100,642    $   205,765    $   495,768
                                                    ===========    ===========    ===========

                 The accompanying notes are an integral part of
                           these financial statements

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                December 31, 1998

NOTE 1 - ORGANIZATION AND TRUST MATTERS

      AFG Investment Trust B (the "Trust") was organized as a Delaware business trust in accordance with the Delaware Business Trust Act on May 28, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership, ("EFG" or the "Advisor") and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust issued an aggregate of 665,494 Beneficiary Interests (hereinafter referred to as Class A Interests) at a subscription price of $25.00 each ($16,637,350 in total) to 803 investors on September 8, 1992. On July 18, 1997, the Trust issued 1,000,961 Class B Interests at $5.00 each ($5,004,805 in total), of which (i) 997,373 interests are held by Equis II Corporation, an affiliate of EFG, and (ii) 3,588 interests are held by 5 other Class A investors. The Trust repurchased 82,837 Class A Interests on October 10, 1997 using proceeds from the issuance of Class B Interests. On December 1, 1997, the Trust repurchased 640 additional Class A Interests at a cost of $6,080. Accordingly, there are 582,017 Class A Interests currently outstanding.

      The Trust has one Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation, and one Special Beneficiary, EFG. The Managing Trustee is responsible for the general management and business affairs of the Trust. EFG acts as Advisor to the Trust and provides services in connection with the acquisition and remarketing of the Trust's assets. AFG ASIT Corporation is a wholly-owned subsidiary of Equis II Corporation and an affiliate of EFG. Class A Interests and Class B Interests basically have identical voting rights and, therefore, Equis II Corporation has control over the Trust on all matters on which the Beneficiaries may vote. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Second Amended and Restated Declaration of Trust, as amended (the "Trust Agreement").

      Significant operations commenced September 8, 1992 when the Trust made its initial equipment purchase. Pursuant to the Trust Agreement, each distribution of Distributable Cash From Operations and Distributable Cash From Sales or Refinancings of the Trust is made 90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee.

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

      The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President, Chief Executive Officer and sole Director. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows and Restricted Cash

      The Trust considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Trust invests excess cash with large institutional banks in federal agency discount notes and reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Trust. The securities underlying the agreements are book entry securities. At December 31, 1998, the Trust had $7,427,000 invested in federal agency discount notes and reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities. Such cash includes $1,627,304 which is classified as Restricted Cash and represents the net proceeds realized from the offering of the Class B Interests less ( i ) the portion thereof used to pay a special distribution to the Class A Beneficiaries and to redeem Class A Interests (see Notes 7 and 8) and ( ii ) the portion thereof used to pay a capital distribution to the Class B Beneficiaries (see Note 10). The remainder is expected to be used according to terms negotiated in conjunction with settling the Class Action Lawsuit described in Note 11.

Revenue Recognition

      Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements which expire beyond the Trust's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing Trustee and the Advisor would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future non-cancelable rental payments associated with the attendant lease agreements. Future minimum rents of $1,759,205 are due as follows:

            For the year ending December 31, 1999    $  801,056
                                             2000       637,919
                                             2001       160,750
                                             2002       159,480
                                                     ----------

                                            Total    $1,759,205
                                                     ==========

      Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1998, 1997 and 1996 is as follows:

                                               1998         1997         1996
                                            ----------   ----------   ----------

Montgomery Ward and Company, Inc.           $  576,457   $  576,457   $       --
General Motors Corporation                  $  281,204   $       --   $       --
Alaska Airlines, Inc.                       $       --   $1,001,979   $1,004,770
Tarmac Mid-Atlantic, Incorporated           $       --   $  640,293   $       --

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

Equipment on Lease

      All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. Equipment Cost means the actual cost paid by the Trust to acquire the equipment, including acquisition fees. Where equipment was acquired from EFG or an Affiliate, Equipment Cost reflects the actual price paid for the equipment by EFG or the Affiliate plus all actual costs incurred by EFG or the Affiliate while carrying the equipment, including all liens and encumbrances, less the amount of all primary term rents earned by EFG or the Affiliate prior to selling the equipment. Where the seller of the equipment was a third party, Equipment Cost reflects the seller's invoice price.

Depreciation and Amortization

      The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing Trustee evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. For purposes of this comparison, "net carrying value" represents, at a given date, the net book value (equipment cost less accumulated depreciation for financial reporting purposes) of the Trust's equipment and "net realizable value" represents, at the same date, the aggregate undiscounted cash flows resulting from future contracted lease payments plus the estimated residual value of the Trust's equipment. The Managing Trustee evaluates significant equipment assets, such as aircraft and vessels, individually. All other assets are evaluated collectively by equipment type unless the Managing Trustee learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the net realizable value of particular assets. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. To the extent that such adjustments were recorded, they are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

      The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time.

      Organization costs were amortized using the straight-line method over a period of five years.

Accrued Liabilities - Affiliate

      Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (See Note 4).

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

Allocation of Net Income or Loss

      Net income is allocated quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $1,500,539 Class B capital distributions paid in 1998). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. Prior to adoption of the current Trust Agreement on July 15, 1997 (see Note 7), the Trust allocated net income or loss to the Participants for financial reporting purposes according to their respective beneficial interests in the Trust (1% to the Managing Trustee, 8.25% to the Special Beneficiary, and 90.75% to the Class A Beneficiaries).

      The allocation of net income or loss pursuant to the Trust Agreement differs from the foregoing and is based upon government rules and regulations for federal income tax reporting purposes and assumes, for each income tax reporting period, the liquidation of all of the Trust's assets and the subsequent distribution of all available cash to the Participants. For income tax purposes, the Trust adjusts its allocations of income and loss to the Participants so as to cause their tax capital account balances at the end of the reporting period to be equal to the amount that would be distributed to them at such date in the event of a liquidation and dissolution of the Trust. This methodology does not consider the costs attendant to liquidation or whether the Trust intends to have future business operations. If the Trust made similar assumptions and allocations for financial reporting purposes and the Trust was liquidated at December 31, 1998 for an amount equal to its net carrying value for financial reporting purposes, the capital accounts of the Managing Trustee, Special Beneficiary, Class A Beneficiaries, and Class B Beneficiaries would have reflected ending balances of $126,357, $1,042,442, $7,131,884, and $4,334,978,
respectively. See Note 6 for additional information concerning the allocation of net income or loss for income tax reporting purposes.

Net Income and Cash Distributions Per Beneficiary Interest

      Net income and cash distributions per Class A Beneficiary Interest are based on 582,017 and 665,494 Class A Interests outstanding during the years ended December 31, 1998 and 1996, respectively. Net income and cash distributions per Class A Interest in 1997 are based on 665,494 Class A Interests outstanding during the period January 1, 1997 through October 9, 1997, 582,657 Class A Interests outstanding during the period October 10, 1997 through November 30, 1997 and 582,017 Class A Interests outstanding during the period December 1, 1997 through December 31, 1997. Net income and cash distributions per Class B Interest are based on 1,000,961 Class B Interests outstanding during the year ended December 31, 1998 and the period July 18, 1997 through December 31, 1997. For each of the aforementioned periods, net income and cash distributions per Beneficiary Interest are computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.

Provision for Income Taxes

      No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their tax returns.

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

NOTE 3 - EQUIPMENT

      The following is a summary of equipment owned by the Trust at December 31, 1998. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1998 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                             Remaining
                            Lease Term      Equipment
      Equipment Type          (Months)       At Cost                Location
------------------------    ----------    ------------    --------------------------------
Aircraft                           0-48   $  8,018,106    NV/WA
Materials handling                 0-21      2,966,792    AR/CA/GA/IA/IL/IN/MI/NC/NY/OH
                                                          PA/TX/VA/WV
Communications                     0-24      2,908,262    AL/AR/AZ/CA/CO/FL/GA/IA/ID/IL/IN
                                                          KS/KY/LA/MD/MI/MN/MO/MT/NC
                                                          ND/NE/NH/NM/NV/NY/OH/OK/OR
                                                          PA/SC/TN/TX/VA/VT/WA/WI/WV/WY
Computers and peripherals          0-19      2,349,816    FL/LA/MI/NY/OH/PA/SC/TX/WI/WV
Tractors and heavy duty
  trucks                            0-9        233,794    CO/FL/MI
Construction and mining              24        219,162    NV
Trailers/intermodal
  containers                       0-26        128,569    OH/VA
Manufacturing                         0         41,694    IL
Retail store fixtures                 0         10,494    TX
                                          ------------

                   Total equipment cost     16,876,689

               Accumulated depreciation    (10,713,524)
                                          ------------

          Equipment, net of accumulated
                           depreciation   $  6,163,165
                                          ============

      In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1998 the Trust's equipment portfolio included equipment having a proportionate original cost of $12,248,962, representing approximately 73% of total equipment cost.

      Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $3,943,000 and a net book value of approximately $1,255,000 at December 31, 1998. (See Note 5.)

      Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

      As equipment is sold to third parties, or otherwise disposed of, the Trust will recognize a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 1998, the cost and net book value of equipment held for sale or re-lease was approximately $7,948,000 and $4,223,000, respectively. This equipment includes the Trust's proportionate interest in a McDonnell Douglas MD-82 aircraft formerly leased to Alaska Airlines, Inc. with a cost and net book value of $6,778,365 and $4,150,105, respectively (See Note 12
- Subsequent Event). The Managing Trustee is actively seeking the sale or re-lease of all equipment not on lease. In addition, the summary above includes equipment being leased on a month-to-month basis.

NOTE 4 - RELATED PARTY TRANSACTIONS

      All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1998, 1997 and 1996, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                                      1998             1997             1996
                                  ------------     ------------     ------------

Equipment acquisition fees        $         --     $         --     $     36,673
Offering costs                              --           50,048               --
Equipment management fees              128,627          235,030          249,205
Administrative charges                  70,524           65,196           42,123
Reimbursable operating expenses
   due to third parties                382,866          207,741           98,758
                                  ------------     ------------     ------------
                    Total         $    582,017     $    558,015     $    426,759
                                  ============     ============     ============

      EFG and its Affiliates were reimbursed for their out-of-pocket offering costs incurred on behalf of the Trust in an amount equal to 1% of the gross proceeds of the four trusts which sold Class B Interests, pursuant to the Registration Statement on Form S-1. The amount of reimbursement made by the Trust was prorated in proportion to the number of Beneficiary Interests sold in the Trust.

      As provided under the terms of the Trust Agreement, EFG is compensated for its services to the Trust. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG was compensated by an amount equal to .28% of Asset Base Price paid by the Trust for each asset acquired for the Trust's initial asset portfolio. For acquisition services during the initial reinvestment period, which expired on September 8, 1996, EFG was compensated by an amount equal to 3% of Asset Base Price paid by the Trust. In connection with the Solicitation Statement and consent of Beneficiaries (See
Note 9), the Trust's reinvestment provisions were reinstated through December 31, 2001. In addition, the Trust is now permitted to invest in assets other than equipment. Acquisition fees paid to EFG in connection with such reinvestment assets are equal to 1% of Asset Base Price paid by the Trust. For management services, EFG is compensated by an amount equal to (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Trust with respect assets acquired on or prior to March 31, 1998. For management services earned in connection with assets acquired on or after April 1, 1998, EFG is compensated by an amount equal to 2% of gross lease rental revenue received by the Trust. Both of these fees are subject to certain limitations defined in the Trust Agreement. For non-equipment investments other than cash, the Managing Trustee receives an annualized management fee of 1%. Compensation to EFG for services connected to the remarketing of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Trust Agreement.

      Administrative charges represent amounts owed to EFG, pursuant to Section 10.4(c) of the Trust Agreement, for persons employed by EFG who are engaged in providing administrative services to the Trust. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Trust which are reimbursed to EFG at actual cost.

      All equipment was purchased from EFG, one of its Affiliates or from third-party sellers. The Trust's Purchase Price is determined by the method described in Note 2, Equipment on Lease.

      All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 1998, the Trust was owed $102,537 by EFG for such funds and the interest thereon. These funds were remitted to the Trust in January 1999.

      Old North Capital Limited Partnership ("ONC"), a Massachusetts limited partnership formed in 1995 and an affiliate of EFG, owns 839 Class A Interests or less than 1% of the total outstanding Class A Interests of the Trust. The general partner of ONC is controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by Semele Group, Inc. ("Semele"). Gary D. Engle is Chairman and CEO of Semele.

      Refer to Note 7 regarding the purchase of Class B Interests by an affiliate, Equis II Corporation and the change in ownership of the Managing Trustee.

NOTE 5 - NOTES PAYABLE

      Notes payable at December 31, 1998 consisted of installment notes of $818,841 payable to banks and institutional lenders. The notes bear interest rate of 5.69%, except for one note which bears a fluctuating interest rate based on LIBOR (5.54% at December 31, 1998) plus a margin. All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Trust has a balloon payment obligation of $282,421 at the expiration of the primary lease term related to its interest in an aircraft leased to Reno Air, Inc. The carrying amount of notes payable approximates fair value at December 31, 1998.

      The annual maturities of the notes payable are as follows:

      For the year ending December 31, 1999         $ 168,195
                                       2000           118,459
                                       2001           128,106
                                       2002           121,660
                                       2003           282,421
                                                    ---------

                                      Total         $ 818,841
                                                    =========

NOTE 6 - INCOME TAXES

      The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

      For financial statement purposes, the Trust allocates net income quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $1,500,539 Class B capital distributions paid in 1998). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1998, the Managing Trustee had a positive tax capital account balance.

      The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1998, 1997 and 1996:

                                                 1998           1997           1996
                                             -----------    -----------    -----------
Net income                                   $   993,932    $ 1,174,206    $   807,840

  Financial statement depreciation in
    excess of (less than) tax depreciation       395,240        766,944       (279,916)
  Tax gain in excess of book gain (loss)         196,147        185,325        619,935
  Deferred rental income                         (21,217)       (10,275)        24,748
  Other                                          (13,000)      (115,487)        21,123
                                             -----------    -----------    -----------

Net income for federal income tax
  reporting purposes                         $ 1,551,102    $ 2,000,713    $ 1,193,730
                                             ===========    ===========    ===========

      The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1998 and 1997:

                                                        1998           1997
                                                    ------------   ------------
Participants' capital                               $ 12,635,661   $ 14,816,135

   Add back selling commissions and organization
     and offering costs                                1,625,692      1,625,692

   Financial statement distributions in excess of
     tax distributions                                    28,980             --

   Deduct deferred step-down of capital basis            (68,201)            --

Cumulative difference between federal income tax
   and financial statement income (loss)              (4,497,725)    (5,054,895)
                                                    ------------   ------------
Participants' capital for federal income tax
   reporting purposes                               $  9,724,407   $ 11,386,932
                                                    ============   ============

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

      Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 7 - ISSUANCE OF CLASS B INTERESTS

      On October 26, 1996, the Trust filed a Solicitation Statement with the United States Securities and Exchange Commission (the "SEC") which subsequently was sent to the Beneficiaries pursuant to Regulation 14A of Section 14 of the Securities Exchange Act. The Solicitation Statement sought the consent of the Beneficiaries to a proposed amendment (the "Amendment") to the Amended and Restated Declaration of Trust (the "Trust Agreement") which would (i) amend the provisions of the Trust Agreement governing the redemption of Beneficiary Interests to permit the Trust to offer to redeem outstanding Beneficiary Interests at such times, in such amounts, in such manner and at such prices as the Managing Trustee might determine from time to time, in accordance with applicable law; and (ii) add a provision to the Trust Agreement that would permit the Trust to issue, at the discretion of the Managing Trustee and without further consent or approval of the Beneficiaries, an additional class of security with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the Managing Trustee might affix. The funds obtained through the issuance of such a security were intended to be used by the Trust to (a) expand redemption opportunities for Beneficiaries without using Trust funds which might otherwise be available for cash distributions; and (b) make a special one-time cash distribution to the Class A Beneficiaries.

      Pursuant to the Trust Agreement, the adoption of the Amendment required the consent of the Beneficiaries holding more than 50% in the aggregate of the Class A Interests held by all Class A Beneficiaries. A majority of Class A Interests, representing 369,960 Interests or 55.6% of all Class A Interests, voted in favor of the Amendment; 69,792 Interests or 10.5% of all Class A Interests voted against the Amendment; and 24,444 Interests or 3.7% of all Class A Interests abstained. Approximately 69.8% of all Class A Interests participated in the vote. Accordingly, the Amendment was adopted.

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

      As described in the Prospectus for the offering of the Class B Interests, the Managing Trustee used a portion of the net cash proceeds realized from the offering of the Class B Interests to pay a one-time special cash distribution of approximately $1.47 per Class A Interest to the Class A Beneficiaries of the Trust. The Managing Trustee declared and paid this special cash distribution, aggregating $979,449, to Class A Beneficiaries on August 15, 1997. See Note 8 regarding the redemption of Class A Interests.

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

NOTE 8 - REDEMPTION OF CLASS A INTERESTS

      On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust by filing a Form 13E-4, Issuer Tender Offer Statement, with the SEC and distributing to the Class A Beneficiaries information (the "Tender Documents") concerning the offer. On October 10, 1997, the Trust used $785,295 of the net proceeds realized from the issuance of the Class B Interests to purchase 82,837 of the Class A Interests tendered as a result of the offer. On December 1, 1997, the Trust purchased 640 additional Class A Interests at a cost of $6,080.

NOTE 9 - SOLICITATION STATEMENT

      On May 5, 1998, the Trust filed a definitive Solicitation Statement with the United States Securities and Exchange Commission in connection with the solicitation by the Trust of the consent of the Beneficiaries to a proposed amendment (the "Amendment") to the Second Amended and Restated Declaration of Trust (the "Trust Agreement"). The Solicitation Statement and Consent of Beneficiary were mailed to all of the Beneficiaries of the Trust on May 6, 1998. The Beneficiaries were requested to use the Consent of Beneficiary to vote on seven proposals and return their votes on or before June 5, 1998. Equis II Corporation, which has voting control of the Trust, agreed to vote all of its Class B Interests in the same manner in which the majority of the Class A Interests were actually voted. Accordingly, the Amendment would be adopted or rejected based upon the voting results of the majority of Class A Interests that were actually voted (including 839 Class A Interests owned by affiliates of EFG), regardless of how few Class A Interests were actually voted.

      The results of the voting reflected that a majority of Class A Interests voted in favor of each of the proposals. Therefore, the Trust Agreement was amended to (i) broaden the Trust's stated investment policies and objectives and permit the Trust to invest in assets other than leased equipment; (ii) modify the Trust's financing provisions to eliminate any cap on the amount of aggregate Trust indebtedness and permit the Trust to use cross-collateralized and other recourse debt structures; (iii) extend the Trust's reinvestment period, which originally expired on September 8, 1996, until December 31, 2001 and (iv) reduce acquisition fees paid to EFG in connection with reinvestment assets acquired after the Amendment date from a maximum of 3% to 1% and management fees earned in connection with such assets from a maximum of 5% to 2%.

      In addition, subject to attaining a settlement in the Class Action Lawsuit described in Note 11 herein, the Trust Agreement will be modified in the following principal respects: (i) the Trust will pay a Special Cash Distribution to the Class A Beneficiaries of record as of September 1, 1997, or to their successors or assigns, totaling $500,709 (or approximately $0.75 per Class A Beneficiary Interest) using a portion of the Class B capital contributions that otherwise would be distributed as a Class B Capital Distribution to Equis II Corporation, the parent company of the Managing Trustee and an affiliate of EFG;
(ii) Equis II Corporation will be required to reduce its prospective Class B Capital Distributions by $1,126,595 and treat such amount as a long-term equity investment in the Trust and (iii) certain voting restrictions will be placed upon the Class B Interests owned by Equis II Corporation.

NOTE 10 - CLASS B CAPITAL DISTRIBUTION

      The Managing Trustee and certain of its affiliates were named as defendants in the Class Action Lawsuit discussed in Note 11 herein. In connection with this litigation and subject to a settlement being effected, the Managing Trustee has agreed to adopt certain modifications to the Trust Agreement as described in the Solicitation Statement referred to in Note 9 herein. One aspect of the proposed settlement would result in using of a portion of Equis II Corporation's Class B Capital Contribution to the Trust to (i) pay a second special cash distribution to Class A Beneficiaries totaling $500,709, approximately $.75 per Class A Interest, and (ii) invest $1,126,595 in the Trust's long-term business activities. The remainder of the Class B Capital Contributions (not

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

otherwise used to repurchase Class A Interests in the Tender Offer closed on October 10, 1997 or to pay for offering and related costs associated with the Class B Interests or to pay the first special cash distribution), $1,500,539 in total, was returned to Equis II Corporation ($1,489,327) and the other third-party Class B capital contributors ($11,212) on July 6, 1998.

NOTE 11 - LEGAL PROCEEDINGS

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

      On July 16, 1998, counsel for the Defendants and the Plaintiffs executed a Stipulation of Settlement setting forth terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Stipulation of Settlement was based upon and superseded a Memorandum of Understanding between the parties dated March 9, 1998 which outlined the terms of a possible settlement. The Stipulation of Settlement was filed with the Court on July 23, 1998 and was preliminarily approved by the Court on August 20, 1998 when the Court issued its "Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing for Notice of, and Hearing on, the Proposed Settlement" (the "August 20 Order"). Prior to issuing a final order, the Court will hold a fairness hearing that will be open to all interested parties and permit any party to object to the settlement. The investors of the Trust and all other plaintiff class members in the Class Action Lawsuit will receive a Notice of Settlement and other information pertinent to the settlement of their claims in advance of the fairness hearing. Since first executing the Stipulation of Settlement, the Court has scheduled two fairness hearings, the first on December 11, 1998 and the second on March 19, 1999, each of which was postponed because of delays in finalizing certain information materials that are subject to regulatory review prior to being distributed to investors, but none of which involved the Trust's settlement.

      On March 15, 1999, counsel for the Plaintiffs and the Defendants entered into an amended stipulation of settlement (the "Amended Stipulation") which was filed with the Court on March 15, 1999. The Amended Stipulation was preliminarily approved by the Court by its "Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 22, 1999 (the "March 22 Order"). The Amended Stipulation, among other things, divides the Class Action Lawsuit into two separate sub-classes that can be settled individually. This revision is expected to expedite the settlement of the Trust's claims by the middle of 1999. The second sub-class, which does not include the Trust, is expected to remain pending for a longer period.

      Assuming the proposed settlement is effected according to present terms, the Trust's share of legal fees and expenses related to the Class Action Lawsuit is estimated to be approximately $103,000, all of which was accrued

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

and expensed by the Trust in 1998. There can be no assurance that settlement of either sub-class of the Class Action Lawsuit will receive final Court approval and be effected. However, the Managing Trustee and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that final settlements of each sub-class will be achieved. In the absence of final settlements approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. Neither the Managing Trustee nor its affiliates can predict with any degree of certainty the cost of continuing litigation to the Trust or the ultimate outcome.

      In addition to the foregoing, the Trust is a party to other lawsuits that have arisen out of the conduct of its business, principally involving disputes or disagreements with lessees over lease terms and conditions. The following action had not been finally adjudicated at December 31, 1998:

Action involving National Steel Corporation

      EFG, on behalf of the Trust and certain affiliated investment programs (collectively, the "Plaintiffs"), filed an action in the Commonwealth of Massachusetts Superior Court, Department of the Trial Court in and for the County of Suffolk on July 27, 1995, for damages and declaratory relief against a lessee of the Trust, National Steel Corporation ("National Steel"). The Complaint seeks reimbursement from National Steel of certain sales and/or use taxes paid to the State of Illinois in connection with equipment leased by National Steel from the Plaintiffs and other remedies provided under the Master Lease Agreement ("MLA"). On August 30, 1995, National Steel filed a Notice of Removal, which removed the case to United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to the Plaintiff's Complaint along with Affirmative Defenses and Counterclaims and sought declaratory relief, alleging breach of contract, implied covenant of good faith and fair dealing, and specific performance. The Plaintiffs filed an Answer to National Steel's Counterclaims on September 29, 1995. The parties discussed settlement with respect to this matter for some time; however, the negotiations were unsuccessful. The Plaintiffs filed an Amended and Supplemental Complaint alleging further default under the MLA and filed a motion for Summary Judgment on all claims and Counterclaims. The Court held a hearing on the Plaintiff's motion in December 1997 and later entered a decision dismissing certain of National Steel's Counterclaims, finding in favor of the Plaintiffs on certain issues and in favor of National Steel on other issues. In March 1999, the Plaintiffs obtained payment for certain of the disputed items and have resumed settlement discussions to resolve remaining issues. The Managing Trustee does not believe that the resolution of the remaining claims will have a material adverse effect on the Trust's financial position or results of operations.

NOTE 12 - SUBSEQUENT EVENT

      In January 1999, the Trust sold its 39.59% interest in a McDonnell Douglas MD-82 aircraft formerly leased to Alaska Airlines, Inc. The Trust received sale proceeds of $4,619,262. At December 31, 1998, the net carrying value of this aircraft to the Trust was $4,150,105.

                        ADDITIONAL FINANCIAL INFORMATION

                             AFG Investment Trust B

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1998, 1997 and 1996

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

      The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1998, 1997 and 1996.

                                               1998         1997         1996
                                            ----------   ----------   ----------

Rents earned prior to disposal of
   equipment, net of interest charges       $7,495,292   $1,777,768   $2,609,305

Sale proceeds including assumption of
   debt and interest, realized upon
   disposition of equipment                  1,628,526      348,792    2,025,783
                                            ----------   ----------   ----------

Total cash generated from rents
   and equipment sale proceeds               9,123,818    2,126,560    4,635,088

Original acquisition cost of equipment
   disposed                                  7,092,845    1,500,126    4,311,864
                                            ----------   ----------   ----------

Excess of total cash generated to cost
   of equipment disposed                    $2,030,973   $  626,434   $  323,224
                                            ==========   ==========   ==========

                             AFG Investment Trust B

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1998

                                                          Sales and
                                           Operations    Refinancings     Total
                                          -----------    -----------   -----------
Net income                                $   307,594    $   686,338   $   993,932
Add:
   Depreciation                             2,068,161             --     2,068,161
   Management fees                            128,627             --       128,627
   Book value of disposed equipment                --        942,188       942,188

Less:

   Principal reduction of notes payable    (1,219,787)            --    (1,219,787)
                                          -----------    -----------   -----------
   Cash from operations, sales and
   refinancings                             1,284,595      1,628,526     2,913,121

Less:
   Management fees                           (128,627)            --      (128,627)
                                          -----------    -----------   -----------

   Distributable cash from operations,
   sales and refinancings                   1,155,968      1,628,526     2,784,494

Other sources and uses of cash:
   Cash at beginning of year                1,962,575      1,930,667     3,893,242
   Restricted cash                          1,494,459             --     1,494,459
   Net change in receivables and
     accruals                                 928,642             --       928,642

Less:
   Cash distributions paid                 (3,191,302)            --    (3,191,302)
                                          -----------    -----------   -----------

Cash at end of year                       $ 2,350,342    $ 3,559,193   $ 5,909,535
                                          ===========    ===========   ===========

                             AFG Investment Trust B

                       SCHEDULE OF COSTS REIMBURSED TO THE
                     MANAGING TRUSTEE AND ITS AFFILIATES AS
                 REQUIRED BY SECTION 10.4 OF THE SECOND AMENDED
                        AND RESTATED DECLARATION OF TRUST

                                December 31, 1998

      For the year ended December 31, 1998, the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:

      Operating expenses                        $ 347,808