Form 10-K, Exhibit 13
period 1999-12-31
AFG INVESTMENT TRUST B
filed 2000-03-30
CIK 879495

                              AFG INVESTMENT TRUST


                             AFG Investment Trust B

              Annual Report to the Participants, December 31, 1999

                             AFG Investment Trust B

                   INDEX TO ANNUAL REPORT TO THE PARTICIPANTS


                                                                        Page
                                                                        ----

SELECTED FINANCIAL DATA                                                    2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                      3-7

FINANCIAL STATEMENTS:

Report of Independent Auditors                                             8

Statement of Financial Position
at December 31, 1999 and 1998                                              9

Statement of Operations
for the years ended December 31, 1999, 1998 and 1997                      10

Statement of Changes in Participants' Capital
for the years ended December 31, 1999, 1998 and 1997                      11

Statement of Cash Flows
for the years ended December 31, 1999, 1998 and 1997                      12

Notes to the Financial Statements                                      13-22

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                   23

Statement of Cash and Distributable Cash From
Operations, Sales and Refinancings                                        24

Schedule of Costs Reimbursed to the
Managing Trustee and its Affiliates as
Required by Section 10.4 of the Second
Amended and Restated Declaration of Trust                                 25

Schedule of Reimbursable Operating Expenses Due
to Third Parties                                                          26

Schedule of Equipment                                                  27-28

                             SELECTED FINANCIAL DATA

     The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

     For each of the five years in the period ended December 31, 1999:

         Summary of
         Operations                       1999                1998                1997                1996                1995
---------------------------          --------------      --------------      --------------      ---------------     ---------------
Lease revenue                        $    1,325,194      $    2,646,205      $    5,400,331      $    5,809,086      $     6,173,972
Net income                           $    1,470,149      $      993,932      $    1,174,206      $      807,840      $       527,564

Per Beneficiary Interest:
     Net income
         Class A Interests           $         0.98      $         1.04      $         1.05      $         1.10      $          0.72
         Class B Interests           $         0.57      $         0.23      $         0.05      $           --      $            --

     Cash distributions
         Class A Interests           $         4.73      $         1.64      $         3.11      $         1.42      $          2.00
         Class B Interests           $         3.76      $         2.06      $         0.30      $           --      $            --

     Financial Position
---------------------------

Total assets                         $   13,052,016      $   14,037,315      $   17,214,157      $   16,631,159      $    19,573,350

Total long-term obligations          $      656,454      $      818,841      $    2,038,628      $    4,352,811      $     7,097,113

Participants' capital                $    6,982,082      $   12,635,661      $   14,816,135      $   11,925,600      $    12,157,251

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             Year ended December 31, 1999 compared to the year ended December 31, 1998 and the year ended December 31, 1998 compared to the year ended December 31, 1997

     AFG Investment Trust B (the "Trust") commenced operations in 1992 and is scheduled to be dissolved by December 31, 2003. The Trust was a Nominal Defendant in a Class Action Lawsuit that was settled, with respect to the Trust and certain affiliates, in 1999. See Note 8 to the accompanying financial statements.

     Certain statements in this annual report that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the collection of the Trust's contracted rents, the realization of residual proceeds for the Trust's equipment, the performance of the Trust's non-equipment investments, and future economic conditions.

Year 2000 Issue

     The Trust uses information systems provided by EFG and has no information systems of its own. EFG completed all Year 2000 readiness work prior to December 31, 1999 and did not experience any significant problems. Additionally, EFG is not aware of any outside customer or vendor that experienced a Year 2000 issue that would have a material effect on the Trust's results of operations, liquidity, or financial position. However, EFG has no means of ensuring that all customers, vendors and third-party servicers have conformed to Year 2000 standards. The effect of this risk to the Trust is not determinable.

Results of Operations

     For the year ended December 31, 1999, the Trust recognized lease revenue of $1,325,194 compared to $2,646,205 and $5,400,331 for the years ended December 31, 1998 and 1997, respectively. The decrease in lease revenue from 1997 to 1999 resulted principally from lease term expirations and the sale of equipment. The level of lease revenue to be recognized by the Trust in the future may be impacted by future reinvestment; however, the extent of such impact cannot be determined at this time.

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

     Interest income for the year ended December 31, 1999 was $540,106 compared to $387,410 and $264,503 for the years ended December 31, 1998 and 1997, respectively. Generally, interest income is generated from the temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Interest income also includes interest earned on proceeds from the issuance of the Trust's Class B Interests in 1997. Future interest income will fluctuate as a result of changing interest rates, the collection of lease revenue and the proceeds from equipment sales, among other factors. In addition, the Trust distributed $5,300,000 in January 2000, that will result in a reduction of cash available for investment in the future.

     The Trust received $261,116 in 1999 as a breakage fee from a third-party seller in connection with a transaction for new investments that was canceled by the seller in the first quarter of 1999. This amount is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 1999.

     During the year ended December 31, 1999, the Trust sold equipment having a net book value of $4,237,791 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $508,542 compared to a net gain of $686,338 in 1998 on equipment having a net book value of $942,188 and a net gain in 1997 of $76,559 on equipment having a net book value of $272,233.

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

     Depreciation and amortization expense was $645,123, $2,068,161 and $3,862,631 for the years ended December 31, 1999, 1998 and 1997, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

     Interest expense was $50,389 or 3.8% of lease revenue in 1999, $75,843 or 2.9% of lease revenue in 1998 and $196,589 or 3.6% of lease revenue in 1997. Management fees were $72,020, $128,627 and $235,030 during the years ended December 31, 1999, 1998 and 1997, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases. Management fees also include a 1% management fee on non-equipment investments, excluding cash.

     Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. Operating expenses were $397,277, $453,390 and $272,937 during the years ended December 31, 1999, 1998 and 1997, respectively. During 1998, the Trust incurred or accrued approximately $103,000 for certain legal expenses related to the Class Action Lawsuit described in Note 8 to the financial statements. Additionally, operating expenses increased from 1997 to 1998 due to remarketing expenses incurred in 1998 in connection with the sale of equipment. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

Liquidity and Capital Resources and Discussion of Cash Flows

     The Trust by its nature is a limited life entity. As an equipment leasing program, the Trust's principal operating activities have been derived from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $1,576,475, $3,304,397 and $4,399,596 in 1999, 1998 and
1997, respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Trust's primary-term lease revenue and corresponding sources of operating cash. Expenses associated with rental activities, such as management fees, also will decline as the Trust experiences a higher frequency of remarketing events.

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

     Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During 1999, the Trust expended $1,353,400 to acquire its investment in EFG/Kirkwood (see Note 4) and $103,132 to purchase marketable securities. During 1999, 1998 and 1997, the Trust realized net cash proceeds from asset disposals of $4,746,333, $1,628,526 and $348,792, respectively. Sale proceeds in 1999 include $4,619,262 related to the Trust's 39.59% interest in a McDonnell Douglas MD-82 aircraft formerly leased to Alaska Airlines, Inc. which was sold in January 1999. Future inflows of cash from asset disposal transactions will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

     The Trust obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In future years, the amount of cash used to repay debt obligations will decline as the principal balance of notes payable is reduced through the collection and application of rents. Notwithstanding the foregoing, the Trust has a balloon payment obligation of $282,421 in 2003, at the expiration of the primary lease term related to its interest in an aircraft leased to Reno Air, Inc.

     In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable debt and equity securities classified as available-for-sale are required to be carried at fair value. During the year ended December 31, 1999, the Trust recorded an unrealized gain on available-for-sale securities of $5,042.

     At December 31, 1999, the Trust was due aggregate future minimum lease payments of $972,675 from contractual lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $656,454 (see Note 6 to the financial statements). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets becomes available for remarketing, the cash flows of the Trust will become less predictable.

     On July 18, 1997, the Trust issued 1,000,961 Class B Interests at $5.00 per interest, thereby generating $5,004,805 in aggregate Class B capital contributions. Class A Beneficiaries purchased 3,588 Class B Interests, generating $17,940 of such aggregate capital contributions, and the then Special Beneficiary, EFG, purchased 997,373 Class B Interests, generating $4,986,865 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $50,048 and professional service costs of $62,170 in connection with this offering. Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of the majority of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. Control of the Managing Trustee did not change as a result of the foregoing transactions, as Equis II Corporation was controlled by EFG's President and Chief Executive Officer, Gary D. Engle. During the fourth quarter of 1999, an affiliate of EFG, Semele Group Inc. acquired the Special Beneficiary Interests from EFG and an economic interest in Equis II Corporation. Gary D. Engle is President and CEO of Semele Group Inc. Mr. Engle continues to have voting control with respect to the Class B Interests owned by Equis II Corporation.

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

     On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust. On October 10, 1997, the Trust used $785,295 of the net proceeds realized from the issuance of the Class B Interests to purchase 82,837 of the Class A Interests tendered as a result of the offer. On December 1, 1997, the Trust purchased 640 additional Class A Interests at a cost of $6,080. On July 6, 1998, the Trust used $1,500,539 of the Class B offering proceeds to pay a capital distribution to the Class B Beneficiaries. In July 1999, the Trust distributed $500,709, including legal fees of $26,913 paid to Plaintiffs' counsel, as a special cash distribution in connection with the settlement of the Class Action Lawsuit described in Note 8 to the financial statements ($0.81 per unit, net of legal fees). In addition, the parent company of the Managing Trustee, Equis II Corporation, agreed to commit $1,126,595 of its Class B Capital Contributions (paid in connection with its purchase of Class B Interests in July 1997) to the Trust for the Trust's investment purposes.

     During the past year, the Managing Trustee has evaluated and pursued a number of potential new investments, several of which the Managing Trustee concluded had market returns that it believed were less than adequate given the potential risks. Most transactions have involved the equipment leasing, business finance and real estate development industries. Although the Managing Trustee intends to continue to evaluate additional new investments, it anticipates that the Trust will be able to fund these new investments with cash on hand or other sources, such as the proceeds from future asset sales or refinancings and new indebtedness. As a result, the Trust declared a special cash distribution totaling $5,300,000 which was paid on January 19, 2000.

     After the special distribution on January 19, 2000, the Trust will adopt a new distribution policy and suspend the payment of regular monthly cash distributions. Looking forward, the Managing Trustee presently does not expect to reinstate cash distributions until expiration of the Trust's reinvestment period in December 2001; however, the Managing Trustee periodically will review and consider other one-time distributions. In addition to maintaining sale proceeds for reinvestment, the Managing Trustee expects that the Trust will retain cash from operations to pay down debt and for the continued maintenance of the Trust's assets. The Managing Trustee believes that this change in policy is in the best interests of the Trust over the long term and will have the added benefit of reducing the Trust's distribution expenses.

     Historically, cash distributions to the Managing Trustee, the Special Beneficiary and the Beneficiaries have been declared and generally paid within 45 days following the end of each calendar month. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1999, the Trust declared total cash distributions of $7,128,770, including the special distributions described above. Of the total distributions, the Beneficiaries were allocated $6,513,184 ($2,751,224 to Class A Beneficiaries and $3,761,960 to Class B Beneficiaries); the Special Beneficiary was allocated $549,037, and the Managing Trustee was allocated $66,549.

     Cash distributions paid to the Participants consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Trust and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, the residual value realized for each asset at its disposal date, and the performance of the Trust's non-equipment investments. Future market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Trust's asset portfolio.

     In the future, the nature of the Trust's operations and principal cash flows gradually will shift from rental receipts to equipment sale proceeds as the Trust matures and change as a result of potential new investments not consisting of equipment acquisitions. As this occurs, the Trust's cash flows resulting from equipment investments may become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events in order to maximize the residual value of the Trust's equipment and will consider these factors, in addition to new investment activities, the collection of contractual rents, the retirement of scheduled indebtedness, and the Trust's future working capital requirements, in establishing the amount and timing of future cash distributions.

     In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1999, the Managing Trustee had a positive tax capital account balance. No such requirement exists with respect to the Special Beneficiary.

                         REPORT OF INDEPENDENT AUDITORS

To the Participants of AFG Investment Trust B:

     We have audited the accompanying statements of financial position of AFG Investment Trust B as of December 31, 1999 and 1998, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust B at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

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


                                                               ERNST & YOUNG LLP

Boston, Massachusetts
March 30, 2000

                             AFG Investment Trust B

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1999 and 1998

                                                                                          1999                  1998
                                                                                   -----------------    -------------------
ASSETS

Cash and cash equivalents                                                          $      10,193,277    $         5,909,535
Restricted cash                                                                                   --              1,627,304
Marketable securities                                                                        108,544                     --
Rents receivable                                                                                 635                234,774
Accounts receivable - affiliate                                                              112,228                102,537
Interest receivable                                                                            3,681                     --
Investment in EFG/Kirkwood                                                                 1,353,400                     --
Equipment at cost, net of accumulated depreciation
   of $6,686,836 and $10,713,524 at December 31, 1999
   and 1998, respectively                                                                  1,280,251              6,163,165
                                                                                   -----------------    -------------------
        Total assets                                                               $      13,052,016    $        14,037,315
                                                                                   =================    ===================

LIABILITIES AND PARTICIPANTS' CAPITAL

Notes payable                                                                      $         656,454    $           818,841
Accrued interest                                                                               2,386                  2,596
Accrued liabilities                                                                           53,608                133,500
Accrued liabilities - affiliate                                                               15,436                 16,028
Deferred rental income                                                                        42,050                 14,058
Other liabilities                                                                                 --                197,950
Cash distributions payable to participants                                                 5,300,000                218,681
                                                                                   -----------------    -------------------

        Total liabilities                                                                  6,069,934              1,401,654
                                                                                   -----------------    -------------------
Participants' capital (deficit):
     Managing Trustee                                                                        (26,988)                 3,652
     Special Beneficiary                                                                    (222,647)                30,133
     Class A Beneficiary Interests (582,017 Interests;
       initial purchase price of $25 each)                                                 8,336,812             10,514,496
     Class B Beneficiary Interests (1,000,961 Interests;
       Initial purchase price of $5 each)                                                   (313,720)             2,878,755
     Treasury Interests (83,477 Class A Interests at Cost)                                 (791,375)               (791,375)
                                                                                   -----------------    -------------------

        Total participants' capital                                                        6,982,082             12,635,661
                                                                                   -----------------    -------------------

        Total liabilities and participants' capital                                $      13,052,016    $        14,037,315
                                                                                   =================    ===================

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust B

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1999, 1998 and 1997

                                                              1999                       1998                      1997
                                                       ------------------         ------------------        ------------------
Income:
     Lease revenue                                     $        1,325,194         $        2,646,205        $        5,400,331

     Interest income                                              540,106                    387,410                   264,503

     Other income                                                 261,116                         --                        --

     Gain on sale of equipment                                    508,542                    686,338                    76,559
                                                       ------------------         ------------------        ------------------
         Total income                                           2,634,958                  3,719,953                 5,741,393
                                                       ------------------         ------------------        ------------------
Expenses:


     Depreciation and amortization                                645,123                  2,068,161                 3,862,631

     Interest expense                                              50,389                     75,843                   196,589

     Equipment management fees - affiliates                        72,020                    128,627                   235,030

     Operating expenses - affiliate                               397,277                    453,390                   272,937
                                                       ------------------         ------------------        ------------------

         Total expenses                                         1,164,809                  2,726,021                 4,567,187
                                                       ------------------         ------------------        ------------------

Net income                                             $        1,470,149         $          993,932        $        1,174,206
                                                       ==================         ==================        ==================

Net income
     per Class A Beneficiary Interest                  $             0.98         $             1.04        $             1.05
                                                       ==================         ==================        ==================

     per Class B Beneficiary Interest                  $             0.57         $             0.23        $             0.05
                                                       ==================         ==================        ==================
Cash distributions declared
     per Class A Beneficiary Interest                  $             4.73         $             1.64        $             3.11
                                                       ==================         ==================        ==================

     per Class B Beneficiary Interest                  $             3.76         $             2.06        $             0.30
                                                       ==================         ==================        ==================

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust B

                  STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL
              for the years ended December 31, 1999, 1998 and 1997

                                                  Managing           Special            Class A Beneficiaries
                                                  Trustee          Beneficiary    ---------------------------------
                                                   Amount            Amount         Interests           Amount
                                               -------------     --------------   --------------    ---------------
Balance at December 31, 1996                   $     (30,382)    $     (257,894)         665,494    $    12,213,876

Class B capital contribution                              --                 --               --                 --

Less:  Offering costs                                     --                 --               --                 --

Net income - 1997                                     48,593            408,133               --            663,266

Cash distributions declared                          (14,676)          (121,077)              --         (2,012,992)

Acquisition of treasury interests, at cost                --                 --          (83,477)                --
                                               -------------     --------------   --------------    ---------------
Balance at December 31, 1997                           3,535             29,162          582,017         10,864,150

Net income - 1998                                     16,856            139,065               --            603,689

Cash distributions declared                          (16,739)          (138,094)              --           (953,343)
                                               -------------     --------------   --------------    ---------------
Balance at December 31, 1998                           3,652             30,133          582,017         10,514,496

Net income - 1999                                     35,859            295,841               --            569,851

Unrealized gain on marketable
    Securities                                            50                416               --              3,689
                                               -------------     --------------   --------------    ---------------
Comprehensive income                                  35,909            296,257               --            573,540
                                               -------------     --------------   --------------    ---------------
Cash distributions declared                          (66,549)          (549,037)              --         (2,751,224)
                                               -------------     --------------   --------------    ---------------
Balance at December 31, 1999                   $     (26,988)    $     (222,647)         582,017    $     8,336,812
                                               =============     ==============   ==============    ===============

                                                      Class B Beneficiaries
                                                ----------------------------------       Treasury
                                                   Interests           Amount            Interests           Total
                                                --------------     ---------------    --------------    ---------------
Balance at December 31, 1996                                --     $            --                --    $    11,925,600

Class B capital contribution                         1,000,961           5,004,805                --          5,004,805

Less:  Offering costs                                       --             (50,048)               --            (50,048)

Net income - 1997                                           --              54,214                --          1,174,206

Cash distributions declared                                 --            (298,308)               --         (2,447,053)

Acquisition of treasury interests, at cost                  --                  --          (791,375)          (791,375)
                                                --------------     ---------------    --------------    ---------------
Balance at December 31, 1997                         1,000,961           4,710,663          (791,375)        14,816,135

Net income - 1998                                           --             234,322                --            993,932

Cash distributions declared                                 --          (2,066,230)               --         (3,174,406)
                                                --------------     ---------------    --------------    ---------------
Balance at December 31, 1998                         1,000,961           2,878,755    $     (791,375)   $    12,635,661

Net income - 1999                                           --             568,598                --          1,470,149

Unrealized gain on marketable
    Securities                                              --                 887                --              5,042
                                                --------------     ---------------    --------------    ---------------
Comprehensive income                                        --             569,485                --          1,475,191
                                                --------------     ---------------    --------------    ---------------
Cash distributions declared                                 --          (3,761,960)               --         (7,128,770)
                                                --------------     ---------------    --------------    ---------------
Balance at December 31, 1999                         1,000,961     $      (313,720)   $     (791,375)   $     6,982,082
                                                ==============     ===============    ==============    ===============

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust B

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1999, 1998 and 1997

                                                                 1999                   1998                    1997
                                                           ----------------       ----------------       ----------------
Cash flows from (used in) operating activities:
Net income                                                 $      1,470,149       $        993,932       $      1,174,206

Adjustments to reconcile net income
     to net cash from operating activities:
     Depreciation and amortization                                  645,123              2,068,161              3,862,631
     Accretion of bond discount                                        (370)                    --                     --
     Gain on sale of equipment                                     (508,542)              (686,338)               (76,559)

Changes in assets and liabilities:
     Decrease (increase) in:
         Rents receivable                                           234,139                440,855               (336,336)
         Accounts receivable - affiliate                             (9,691)               247,472               (195,614)
         Interest receivable                                         (3,681)                    --                     --
     Increase (decrease) in:
         Accrued interest                                              (210)               (24,799)                (9,176)
         Accrued liabilities                                        (79,892)               121,950                (11,700)
         Accrued liabilities - affiliate                               (592)               (33,569)                 2,419
         Deferred rental income                                      27,992                (21,217)               (10,275)
         Other liabilities                                         (197,950)               197,950                     --
                                                           ----------------       ----------------       ----------------

           Net cash from operating activities                     1,576,475              3,304,397              4,399,596
                                                           ----------------       ----------------       ----------------
Cash flows from (used in) investing activities:
     Purchase of marketable securities                             (103,132)                    --                     --
     Investment in EFG/Kirkwood                                  (1,353,400)                    --                     --
     Proceeds from equipment sales                                4,746,333              1,628,526                348,792
                                                           ----------------       ----------------       ----------------

         Net cash from investing activities                       3,289,801              1,628,526                348,792
                                                           ----------------       ----------------       ----------------
Cash flows from (used in) financing activities:
     Proceeds from capital contributions                                 --                     --              5,004,805
     Payment of offering costs                                           --                     --                (50,048)
     Purchase of treasury interests                                      --                     --               (791,375)
     Restricted cash                                              1,627,304              1,494,459             (3,121,763)
     Principal payments - notes payable                            (162,387)            (1,219,787)            (2,314,183)
     Distributions paid                                          (2,047,451)            (3,191,302)            (2,411,675)
                                                           ----------------       ----------------       ----------------

           Net cash used in financing activities                   (582,534)            (2,916,630)            (3,684,239)
                                                           ----------------       ----------------       ----------------

Net increase in cash and cash equivalents                         4,283,742              2,016,293              1,064,149

Cash and cash equivalents at beginning of year                    5,909,535              3,893,242              2,829,093
                                                           ----------------       ----------------       ----------------
Cash and cash equivalents at end of year                   $     10,193,277       $      5,909,535       $      3,893,242
                                                           ================       ================       ================

Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                $         50,599       $        100,642       $        205,765
                                                           ================       ================       ================

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                December 31, 1999

NOTE 1 - ORGANIZATION AND TRUST MATTERS

     AFG Investment Trust B (the "Trust") was organized as a Delaware business trust in accordance with the Delaware Business Trust Act on May 28, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership, ("EFG" or the "Advisor") and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust issued an aggregate of 665,494 Beneficiary Interests (hereinafter referred to as Class A Interests) at a subscription price of $25.00 each ($16,637,350 in total) to 803 investors on September 8, 1992. On July 18, 1997, the Trust issued 1,000,961 Class B Interests at $5.00 each ($5,004,805 in total), of which (i) 997,373 interests are held by Equis II Corporation, an affiliate of EFG, and (ii) 3,588 interests are held by 5 other Class A investors. The Trust repurchased 82,837 Class A Interests on October 10, 1997 using proceeds from the issuance of Class B Interests. On December 1, 1997, the Trust repurchased 640 additional Class A Interests. Accordingly, there are 582,017 Class A Interests currently outstanding. The Class A and Class B Interest holders are collectively referred to as the "Beneficiaries".

     The Trust has one Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation, and one Special Beneficiary, Semele Group Inc. ("Semele"). Semele purchased the Special Beneficiary Interests from EFG during the fourth quarter of 1999. EFG continues to act as Advisor to the Trust and provides services in connection with the acquisition and remarketing of the Trust's assets. The Managing Trustee is responsible for the general management and business affairs of the Trust. AFG ASIT Corporation is a wholly owned subsidiary of Equis II Corporation and an affiliate of EFG. Class A Interests and Class B Interests basically have identical voting rights. Gary D. Engle, has voting control of the Class B Interests owned by Equis II Corporation. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Second Amended and Restated Declaration of Trust, as amended (the "Trust Agreement").

     Significant operations commenced September 8, 1992 when the Trust made its initial equipment purchase. Pursuant to the Trust Agreement, each distribution of Distributable Cash From Operations and Distributable Cash From Sales or Refinancings of the Trust is made 90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee.

     Under the terms of the Advisory Agreement between the Trust and EFG, management services are provided by EFG to the Trust at fees which the Managing Trustee believes to be competitive for similar services. (Also see Note 5.)

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash Equivalents and Marketable Securities

     The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Marketable securities consist of equity securities and debt securities that are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of participants' capital. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income on the accompanying Statement of Operations.

     The Trust recorded an unrealized gain on available-for-sale securities of $5,042 during the year ended December 31, 1999 that is included as a separate component of participants' capital. At December 31, 1999, total debt securities had an amortized cost of $71,370 and a fair value of $72,250. During the year ended December 31, 1999, total comprehensive income amounted to $1,475,191.

Revenue Recognition

     Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements which expire beyond the Trust's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing Trustee and the Advisor would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future non-cancelable rental payments associated with the attendant lease agreements. Future minimum rents of $972,675 are due as follows:

        For the year ending December 31, 2000             $     650,095
                                         2001                   163,100
                                         2002                   159,480
                                                          -------------

                                        Total             $     972,675
                                                          =============

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1999, 1998 and 1997 is as follows:

                                                            1999                      1998                      1997
                                                     ------------------        ------------------        ------------------
Reno Air, Inc.                                       $          153,980        $               --        $               --
Montgomery Ward  and Company, Inc.                   $          378,684        $          576,457        $          576,457
General Motors Corporation                           $          276,429        $          281,204        $               --
Alaska Airlines, Inc.                                $               --        $               --        $        1,001,979
Tarmac Mid-Atlantic, Incorporated                    $               --        $               --        $          640,293

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

Depreciation and Amortization

     The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing Trustee evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. For purposes of this comparison, "net carrying value" represents, at a given date, the net book value (equipment cost less accumulated depreciation for financial reporting purposes) of the Trust's equipment and "net realizable value" represents, at the same date, the aggregate undiscounted cash flows resulting from future contracted lease payments plus the estimated residual value of the Trust's equipment. The Managing Trustee evaluates significant equipment assets, such as aircraft, individually. All other assets are evaluated collectively by equipment type unless the Managing Trustee learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the net realizable value of particular assets. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. To the extent that such adjustments are recorded, they are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

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

Accrued Liabilities - Affiliate

     Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (See Note 5).

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

Allocation of Net Income or Loss

     Net income is allocated quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $473,796 Class A special cash distributions paid in 1999 and $1,500,539 Class B capital distributions paid in 1998). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. Prior to adoption of the current Trust Agreement on July 15, 1997, the Trust allocated net income or loss to the Participants for financial reporting purposes according to their respective beneficial interests in the Trust (1% to the Managing Trustee, 8.25% to the Special Beneficiary, and 90.75% to the Class A Beneficiaries).

     The allocation of net income or loss pursuant to the Trust Agreement differs from the foregoing and is based upon government rules and regulations for federal income tax reporting purposes and assumes, for each income tax reporting period, the liquidation of all of the Trust's assets and the subsequent distribution of all available cash to the Participants. For income tax purposes, the Trust adjusts its allocations of income and loss to the Participants so as to cause their tax capital account balances at the end of the reporting period to be equal to the amount that would be distributed to them at such date in the event of a liquidation and dissolution of the Trust. This methodology does not consider the costs attendant to liquidation or whether the Trust intends to have future business operations. If the Trust made similar assumptions and allocations for financial reporting purposes and the Trust was liquidated at December 31, 1999 for an amount equal to its net carrying value for financial reporting purposes, the capital accounts of the Managing Trustee, Special Beneficiary, Class A Beneficiaries, and Class B Beneficiaries would have reflected ending balances of $69,821, $576,022, $4,833,632, and $1,502,607, respectively. See Note 7 for additional information concerning the allocation of net income or loss for income tax reporting purposes.

Net Income and Cash Distributions Per Beneficiary Interest

     Net income and cash distributions per Class A Beneficiary Interest are based on 582,017 Class A Interests outstanding during the years ended December 31, 1999 and 1998, respectively. Net income and cash distributions per Class A Interest in 1997 are based on 665,494 Class A Interests outstanding during the period January 1, 1997 through October 9, 1997, 582,657 Class A Interests outstanding during the period October 10, 1997 through November 30, 1997 and 582,017 Class A Interests outstanding during the period December 1, 1997 through December 31, 1997. Net income and cash distributions per Class B Interest are based on 1,000,961 Class B Interests outstanding during the years ended December 31, 1999 and 1998 and the period July 18, 1997 through December 31, 1997. For each of the aforementioned periods, net income and cash distributions per Beneficiary Interest are computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.

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

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

NOTE 3 - EQUIPMENT

     The following is a summary of equipment owned by the Trust at December 31, 1999. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1999 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                             Remaining
                                             Lease Term            Equipment
            Equipment Type                    (Months)              At Cost                       Location
--------------------------------------      --------------     -----------------      --------------------------------
Communications                                          12     $       2,703,591      AL/AR/AZ/CA/CO/FL/GA/IA/ID/IL/IN/
                                                                                      KS/KY/LA/MD/MI/MN/MO/MT/NC/
                                                                                      ND/NE/NH/NM/NV/NY/OH/OK/OR/
                                                                                      PA/SC/TN/TX/VA/VT/WA/WI/WV/WY
Materials handling                                     0-9             2,349,227      AR/CA/GA/IA/IL/IN/MI/NC/NY/PA/
                                                                                      TX/WV
Aircraft                                                36             1,239,741      NV
Computers and peripherals                              0-7             1,051,435      NY/OH/WI
Tractors and heavy duty trucks                           0               233,794      CO/FL/MI
Construction and mining                                 12               219,162      NV
Trailers/intermodal containers                        0-14               128,443      OH/VA
Manufacturing                                            0                41,694      IL
                                                               -----------------

                                      Total equipment cost             7,967,087

                                  Accumulated depreciation            (6,686,836)
                                                               -----------------

                Equipment, net of accumulated depreciation     $       1,280,251
                                                               =================

     In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1999, the Trust's equipment portfolio included equipment having a proportionate original cost of $5,368,518, representing approximately 67% of total equipment cost.

     Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $1,240,000 and a net book value of approximately $1,017,000 at December 31, 1999. (See Note 6.)

     Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

     As equipment is sold to third parties, or otherwise disposed of, the Trust recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes fully depreciated equipment held for sale or re-lease with an original cost of approximately $859,000 at December 31, 1999. The Managing Trustee is actively seeking the sale or re-lease of all equipment not on lease. In addition, the summary above includes equipment being leased on a month-to-month basis.

NOTE 4 - INVESTMENT IN EFG/KIRKWOOD

     On May 1, 1999, the Trust and three affiliated trusts (collectively the "Trusts") and another affiliate formed EFG/Kirkwood Capital LLC ("EFG/Kirkwood") for the purpose of making an investment in Kirkwood Associates Inc. ("KAI"). EFG/Kirkwood's investment consists of a common stock interest in KAI of approximately 16% as well as preferred stock and convertible debt. The Trusts purchased Class A Interests in EFG/Kirkwood and the other affiliate purchased Class B Interests in EFG/Kirkwood. Generally, the Class A Interest holders are entitled to certain preferred returns prior to distribution payments to the Class B Interest holder. KAI owns a ski resort, a local public utility, and land which is held for development. The resort is located in Kirkwood, California and is approximately 30 miles from South Lake Tahoe, Nevada. Subsequent to making its investment in KAI, EFG/Kirkwood made a 50% investment in Mountain Springs Resorts LLC, an entity formed for the purpose of acquiring an ownership interest in a Colorado ski resort that remains pending. The Trust's ownership interest in EFG/Kirkwood had a cost of $1,353,400, including a 1% acquisition fee ($13,400) paid to EFG. The Trust's investment in EFG/Kirkwood is accounted for on the equity method.

NOTE 5 - RELATED PARTY TRANSACTIONS

     All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1999, 1998 and 1997, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                                                          1999                      1998                      1997
                                                   ------------------        ------------------        ------------------
Acquisition fees                                   $           14,450        $               --        $               --
Offering costs                                                     --                        --                    50,048
Equipment management fees                                      72,020                   128,627                   235,030
Administrative charges                                        127,120                    70,524                    65,196
Reimbursable operating expenses
     Due to third parties                                     270,157                   382,866                   207,741
                                                   ------------------        ------------------        ------------------
                           Total                   $          483,747        $          582,017        $          558,015
                                                   ==================        ==================        ==================

     EFG and its Affiliates were reimbursed for their out-of-pocket offering costs incurred on behalf of the Trust in an amount equal to 1% of the gross proceeds realized by the four trusts which sold Class B Interests pursuant to a Registration Statement on Form S-1 in 1997. The amount of reimbursement made by the Trust was prorated in proportion to the number of Beneficiary Interests sold in the Trust.

     As provided under the terms of the Trust Agreement, EFG is compensated for its services to the Trust. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG was compensated by an amount equal to .28% of Asset Base Price paid by the Trust for each asset acquired for the Trust's initial asset portfolio. For acquisition services during the initial reinvestment period, which expired on September 8, 1996, EFG was compensated by an amount equal to 3% of Asset Base Price paid by the Trust. In connection with a Solicitation Statement and consent of Beneficiaries in 1998, the Trust's reinvestment provisions

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

were reinstated through December 31, 2001 and the Trust was permitted to invest in assets other than equipment. Acquisition fees paid to EFG in connection with such reinvestment assets are equal to 1% of Asset Base Price paid by the Trust. For management services, EFG is compensated by an amount equal to (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Trust with respect to assets acquired on or prior to March 31, 1998. For management services earned in connection with assets acquired on or after April 1, 1998, EFG is compensated by an amount equal to 2% of gross lease rental revenue received by the Trust. Both of these fees are subject to certain limitations defined in the Trust Agreement. For non-equipment investments other than cash, the Managing Trustee receives an annualized management fee of 1%. Compensation to EFG for services connected to the remarketing of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Trust Agreement.

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

     All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 1999, the Trust was owed $112,228 by EFG for such funds and the interest thereon. These funds were remitted to the Trust in January 2000.

     Old North Capital Limited Partnership ("ONC"), a Massachusetts limited partnership formed in 1995 and an affiliate of EFG, owns 839 Class A Interests or less than 1% of the total outstanding Class A Interests of the Trust. The general partner of ONC is controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by a subsidiary of Semele Group, Inc. ("Semele"). Gary D. Engle is Chairman and CEO of Semele.

NOTE 6 - NOTES PAYABLE

     Notes payable at December 31, 1999 consisted of an installment note of $656,454 payable to an institutional lender. The note bears a fluctuating interest rate based on LIBOR (6.4625% at December 31, 1999) plus a margin. The installment note is non-recourse and is collateralized by the Trust's interest in an aircraft leased to Reno Air, Inc. and the assignment of the related lease payments. The Trust has a balloon payment obligation of $282,421 at the expiration of the related lease term. The carrying amount of notes payable approximates fair value at December 31, 1999.

     The annual maturities of the notes payable are as follows:

        For the year ending December 31, 2000             $     119,908
                                         2001                   128,484
                                         2002                   125,641
                                         2003                   282,421
                                                          -------------

                                        Total             $     656,454
                                                          =============

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

NOTE 7 - INCOME TAXES

     The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

     For financial statement purposes, the Trust allocates net income quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $473,796 Class A special cash distributions paid in 1999 and $1,500,539 Class B capital distributions paid in
1998). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1999, the Managing Trustee had a positive tax capital account balance.

     The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1999, 1998 and 1997:

                                                            1999                      1998                       1997
                                                     ------------------        ------------------         ------------------
Net income                                           $        1,470,149        $          993,932         $        1,174,206

   Financial statement depreciation in
     excess of tax depreciation                                 132,483                   395,240                    766,944
   Tax gain (loss) in excess of book gain                     2,979,533                   196,147                    185,325
   Deferred rental income                                        27,992                   (21,217)                   (10,275)
   Other                                                         13,000                   (13,000)                  (115,487)
                                                     ------------------        ------------------         ------------------

Net income for federal income tax
     reporting purposes                              $        4,623,157        $        1,551,102         $        2,000,713
                                                     ==================        ==================         ==================

     The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1999 and 1998:

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

                                                                                1999                          1998
                                                                         ------------------            ------------------
Participants' capital                                                    $        6,982,082            $       12,635,661

     Unrealized gain on marketable securities                                        (5,042)                           --

     Add back selling commissions and organization
       and offering costs                                                         1,625,692                     1,625,692

     Financial statement distributions in excess of
       tax distributions                                                          5,422,878                        28,980

     Deduct deferred step-down of capital basis                                     (68,201)                      (68,201)

     Cumulative difference between federal income tax
       and financial statement income (loss)                                     (1,344,717)                   (4,497,725)
                                                                         ------------------            ------------------
Participants' capital for federal income tax
     reporting purposes                                                  $       12,612,692            $        9,724,407
                                                                         ==================            ==================

     Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 8 - LEGAL PROCEEDINGS

     On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Trust (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the Managing Trustee, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit." The Class Action Lawsuit was divided into two sub-classes on March 22, 1999.

     On May 26, 1999, the Court issued its Order and Final Judgment approving settlement of the Class Action Lawsuit with respect to claims asserted by the Plaintiffs on behalf of the sub-class that includes the Trust. Claims involving the second sub-class, not including the Trust, remain pending. As a result of the settlement, the Trust declared a special cash distribution of $500,709, including legal fees for Plaintiffs' counsel of $26,913, that was paid in July 1999 ($0.81 per unit, net of legal fees). In addition, the parent company of the Managing Trustee, Equis II Corporation, agreed to commit $1,126,595 of its Class B Capital Contributions (paid in connection with its purchase of Class B Interests in July 1997) to the Trust for the Trust's investment purposes. In the absence of this commitment, Equis II Corporation would have been entitled to receive a Class B Capital Distribution for this amount pursuant to the Trust Agreement, as amended. The Trust's share of legal fees and expenses related to the Class Action Lawsuit, including the fees for Plaintiff's counsel referenced above, was estimated to be approximately $88,000, all of which was accrued and expensed by the Trust in 1998.

                             AFG Investment Trust B
                        Notes to the Financial Statements

                                   (Continued)

     In addition to the foregoing, the Trust is a party to other lawsuits that have arisen out of the conduct of its business, principally involving disputes or disagreements with lessees over lease terms and conditions. The following action was resolved during the year ended December 31, 1999:

Action involving National Steel Corporation

     EFG, on behalf of the Trust and certain affiliated investment programs (collectively, the "Plaintiffs"), filed an action in the Commonwealth of Massachusetts Superior Court, Department of the Trial Court in and for the County of Suffolk on July 27, 1995, for damages and declaratory relief against a lessee of the Trust, National Steel Corporation ("National Steel"). The Complaint sought reimbursement from National Steel of certain sales and/or use taxes paid to the State of Illinois in connection with equipment leased by National Steel from the Plaintiffs and other remedies provided under the Master Lease Agreement ("MLA"). On August 30, 1995, National Steel filed a Notice of Removal, which removed the case to United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to the Plaintiff's Complaint along with Affirmative Defenses and Counterclaims and sought declaratory relief, alleging breach of contract, implied covenant of good faith and fair dealing, and specific performance. The Plaintiffs filed an Answer to National Steel's Counterclaims on September 29, 1995. The parties discussed settlement with respect to this matter for some time; however, the negotiations were unsuccessful. The Plaintiffs filed an Amended and Supplemental Complaint alleging further default under the MLA and filed a motion for Summary Judgment on all claims and Counterclaims. The Court held a hearing on the Plaintiff's motion in December 1997 and later entered a decision dismissing certain of National Steel's Counterclaims, finding in favor of the Plaintiffs on certain issues and in favor of National Steel on other issues. On May 11, 1999, the parties executed a comprehensive settlement agreement to resolve all outstanding issues, including reimbursement to the Trust for the disputed sales tax items referenced above. This matter did not have a material effect on the Trust's financial position or results of operations.

NOTE 9 - SUBSEQUENT EVENTS

     On January 19, 2000, the Trust distributed $5,300,000 as a special cash distribution to the Trust Beneficiaries. Of the total distributions, the Beneficiaries were allocated $4,809,750 ($1,482,978 to Class A Beneficiaries and $3,326,772 to Class B Beneficiaries); the Special Beneficiary was allocated $437,250, and the Managing Trustee was allocated $53,000.

     On March 8, 2000, the Trust and three affiliated trusts entered into a guarantee agreement whereby the trusts, jointly and severally, have guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, a newly-formed Delaware company that is controlled by Gary D. Engle, President and Chief Executive Officer of EFG, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"). The lease payments of Echelon Commercial LLC to Heller are supported by lease payments to Echelon Commercial LLC from various sub-lessees who are parties to commercial and residential lease agreements under the master lease agreement. The guarantee of lease payments by the Trust and the three affiliated trusts is capped at a maximum of $34,500,000, excluding expenses that could result in the event that Echelon Commercial LLC experiences a default under the terms of the master lease agreement. An agreement among the four trusts provides that the Trust is responsible for 11.58% of the guaranteed amount, or $3,995,100. In consideration for its guarantee, the Trust received an upfront cash fee equal to $57,900 and will receive an annualized fee equal to 4% per annum of the average guarantee amount outstanding during each quarterly period. Accrued but unpaid fees will accrue and compound interest quarterly at an annualized interest rate of 7.5% until paid. The Trust will receive minimum aggregate fees for its guarantee of not less than $115,800, excluding interest.

                             AFG Investment Trust B

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1999, 1998 and 1997

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

     The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1999, 1998 and 1997.

                                                          1999                      1998                      1997
                                                   ------------------        ------------------        ------------------
Rents earned prior to disposal of
     equipment, net of interest charges            $        6,729,842        $        7,495,292        $        1,777,768

Sale proceeds realized upon
     disposition of equipment                               4,746,333                 1,628,526                   348,792
                                                   ------------------        ------------------        ------------------

Total cash generated from rents
     and equipment sale proceeds                           11,476,175                 9,123,818                 2,126,560

Original acquisition cost of equipment
     disposed                                               8,909,602                 7,092,845                 1,500,126
                                                   ------------------        ------------------        ------------------

Excess of total cash generated to cost
     of equipment disposed                         $        2,566,573        $        2,030,973        $          626,434
                                                   ==================        ==================        ==================

                             AFG Investment Trust B

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1999

                                                                                     Sales and
                                                         Operations                Refinancings                  Total
                                                     ------------------         ------------------        ------------------
Net income                                           $          961,607         $          508,542        $        1,470,149

Add:
     Depreciation                                               645,123                         --                   645,123
     Accretion of bond discount                                    (370)                        --                      (370)
     Management fees                                             72,020                         --                    72,020
     Book value of disposed equipment                                --                  4,237,791                 4,237,791

Less:
     Principal reduction of notes payable                      (162,387)                        --                  (162,387)
                                                     ------------------         ------------------        ------------------
     Cash from operations, sales and
     refinancings                                             1,515,993                  4,746,333                 6,262,326

Less:
     Management fees                                            (72,020)                        --                   (72,020)
                                                     ------------------         ------------------        ------------------

     Distributable cash from operations,
     sales and refinancings                                   1,443,973                  4,746,333                 6,190,306

Other sources and uses of cash:
     Cash at beginning of year                                2,350,342                  3,559,193                 5,909,535
     Restricted cash                                          1,627,304                         --                 1,627,304
     Purchase of marketable securities                         (103,132)                        --                  (103,132)
     Investment in EFG/Kirkwood                              (1,353,400)                        --                (1,353,400)
     Net change in receivables and accruals                     (29,885)                        --                   (29,885)

Less:
     Cash distributions paid                                 (2,047,451)                        --                (2,047,451)
                                                     ------------------         ------------------        ------------------

Cash at end of year                                  $        1,887,751         $        8,305,526        $       10,193,277
                                                     ==================         ==================        ==================

                             AFG Investment Trust B

                       SCHEDULE OF COSTS REIMBURSED TO THE
                     MANAGING TRUSTEE AND ITS AFFILIATES AS
                 REQUIRED BY SECTION 10.4 OF THE SECOND AMENDED
                        AND RESTATED DECLARATION OF TRUST

                                December 31, 1999

     For the year ended December 31, 1999, the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:


     Operating expenses                            $      475,734

                             AFG Investment Trust B

       SCHEDULE OF REIMBURSABLE OPERATING EXPENSES DUE TO THIRD PARTIES

                                December 31, 1999

Operating expenses for the year ended December 31, 1999 consisted of the following:

Aircraft Maintenance                                        $         138,491
Legal                                                                  96,924
Selling & Remarketing                                                  61,056
Accounting and Tax                                                     54,119
Printing & Document Services                                           26,140
Office                                                                 19,960
Investor Services                                                      16,711
Third Party Service Contracts                                          12,865
Bank Charges                                                           12,514
Travel & Entertainment                                                  6,029
Insurance                                                               3,503
                                                            -----------------
                                                                      448,312
Recovery of aircraft maintenance costs
incurred in prior years                                              (178,155)
                                                            -----------------

                                  Total                     $         270,157
                                                            =================

                             AFG Investment Trust B

                              SCHEDULE OF EQUIPMENT

                                December 31, 1999

                                                                   LEASE
                                                                 EXPIRATION                             NET BOOK
LESSEE                                   RENTAL SCHEDULE            DATE               COST               VALUE             DEBT
----------------------------------   ----------------------  ------------------   --------------    ----------------   -------------
Amoco Corporation                             A-O-20                                $  20,748
Amoco Corporation                             A-O-22                                   75,336         $    15,539
Amoco Corporation                             A-O-23                                   75,000              13,317
Collection Services, Inc.                       A-1                                    83,458
Cray Research, Inc.                              1                                    859,132
International Paper                          A-24-122                                  19,891
International Paper                           B-24-64                                  12,879               1,314
International Paper                           B-71-84             09/30/00            202,056              86,595
Ford Motor Company                          A861530-RN3                                33,194
Ford Motor Company                           300581-2                                  15,319
GATX Logistics, Inc.                            E-2                                    41,694
GATX Logistics, Inc.                            E-3                                    68,861
General Motors Corporation                     A-22                                    13,451
General Motors Corporation                     A-26                                    27,463
General Motors Corporation                    A-26RN1                                 825,570
General Motors Corporation                     A-28                                   205,130
General Motors Corporation                    A-28RN1                                 410,497
General Motors Corporation                     A-34                                    27,274
Maytag Corporation                             A-13               03/31/00             29,382               5,137
Montgomery Ward & Co., Inc.                    1ARN1              12/31/00            863,922
Montgomery Ward & Co., Inc.                    1BRN1              12/31/00          1,753,271
Montgomery Ward & Co., Inc.                    1CRN1              12/31/00             28,837
Montgomery Ward & Co., Inc.                    1DRN1              12/31/00             57,557
Owens-Corning Fiberglass Corp.                 A-42                                       572
Tenneco Packaging                             B-72RN1                                 107,464
Reno Air, Inc.                                N753RA              01/14/03          1,239,741           1,017,113      $   656,454
Temple-Inland Forest Product Group            A-1RN1              12/31/00            144,841              51,711
USS/Kobe Steel Company                          A-1                                   122,886
USS/Kobe Steel Company                          A-2                                    44,254
USS/Kobe Steel Company                          A-6                                    71,467              24,467
Walker Manufacturing Company                  A-9RN1              02/28/01             56,975

                             AFG Investment Trust B

                              SCHEDULE OF EQUIPMENT

                                December 31, 1999

                                                                   LEASE
                                                                 EXPIRATION                             NET BOOK
LESSEE                                   RENTAL SCHEDULE            DATE               COST               VALUE             DEBT
----------------------------------   ----------------------  ------------------   --------------    ----------------   -------------
Xerox Corporation                           BB-57RN2              01/31/00            $ 110,738
Xerox Corporation                           BB-60RN3              07/31/00               24,592
Xerox Corporation                           BB-61RN1              10/31/00               50,975
Xerox Corporation                           BB-68RN1              10/31/01               23,499
Getchell Gold Corporation                     A-10                12/31/00              219,161             65,058
                                                                                  --------------    ----------------   -------------

           Total                                                                     $7,967,087       $  1,280,251     $    656,454
                                                                                  ==============    ================   =============