Form 10-K/A, Exhibit 13
period 2001-12-31
AFG INVESTMENT TRUST B
filed 2002-05-16
CIK 879495

EXHIBIT 13

                              AFG INVESTMENT TRUST

                             AFG INVESTMENT TRUST B

              ANNUAL REPORT TO THE PARTICIPANTS, DECEMBER 31, 2001

                             AFG Investment Trust B

                   INDEX TO ANNUAL REPORT TO THE PARTICIPANTS




                                                                              Page
                                                                              ----
SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . . .    21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS. . . . . . . . . . . . . . . . . . . . .    22

FINANCIAL STATEMENTS:

Report of Independent Certified Public Accountants.. . . . . . . . . . . . .    33

Statement of Financial Position
at December 31, 2001 (Restated) and 2000 (Restated). . . . . . . . . . . . .    34

Statement of Operations
for the years ended December 31, 2001 (Restated), 2000 (Restated) and 1999 .    35

Statement of Changes in Participants' Capital
for the years ended December 31, 2001 (Restated), 2000 (Restated) and 1999..    36

Statement of Cash Flows
for the years ended December 31, 2001 (Restated), 2000 (Restated) and 1999..    37

Notes to the Financial Statements. . . . . . . . . . . . . . . . . . . . . .    38

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed. . . . . . . . . . . . . . . . . . .    58

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings (Restated) . . . . . . . . . . . . .    59

Schedule of Costs Reimbursed to the Managing Trustee
and its Affiliates as Required by Section 10.4 of the
Second Amended and Restated Declaration of Trust . . . . . . . . . . . . . .    60

Schedule of Reimbursable Operating Expenses Due to Third Parties . . . . . .    61

Schedule of Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . .    62

                            SELECTED FINANCIAL DATA

The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

For  each  of  the  five  years  in  the  period  ended  December  31,  2001:


Summary of Operations                     2001          2000          1999         1998         1997
-------------------------------  -------------  -------------  -----------  -----------  -----------
                                 Restated (1)   Restated (1)
 Lease revenue                   $     518,671  $  1,036,919   $ 1,325,194  $ 2,646,205  $ 5,400,331

 Total income                    $     706,012  $  1,562,804   $ 2,634,958  $ 3,719,953  $ 5,741,393

 Net income                      $     311,982  $    498,917   $ 1,470,149  $   993,932  $ 1,174,206

Per Beneficiary Interest:
    Net income
    Class A Interests            $        0.50  $      (0.12)  $      0.98  $      1.04  $      1.05
    Class B Interests            $        0.01  $       0.32   $      0.57  $      0.23  $      0.05

    Cash distributions declared
    Class A Interests            $           -  $          -   $      4.73  $      1.64  $      3.11
    Class B Interests            $           -  $          -   $      3.76  $      2.06  $      0.30

Financial Position
-------------------------------

 Total assets                    $   8,439,956  $  8,226,549   $13,052,016  $14,037,315  $17,214,157

 Total long-term obligations     $     420,027  $    553,729   $   656,454  $   818,841  $ 2,038,628

 Participants' capital           $   7,787,939  $  7,475,957   $ 6,982,082  $12,635,661  $14,816,135


(1) See Note 1 to the financial statements, regarding the restatement of the Trust's 2001 and 2000 financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 2001 compared to the year
          ended December 31, 2000 and the year ended December 31, 2000 compared to the year ended December 31, 1999


Subsequent to the issuance of the financial statements of AFG Investment Trust B (the "Trust") as of and for the year ended December 31, 2001, the Trust restated the amount recorded as its share of loss on its interest in EFG Kirkwood LLC ("EFG Kirkwood") under the equity method of accounting for the years ended December 31, 2001 and 2000. As a result, the financial statements as of and for the years ended December 31, 2001 and 2000 have been restated from amounts previously reported. The effects of the restatements are presented in Note 1 to the accompanying financial statements and have been reflected herein. The following should be read in conjunction with the restated 2001 and 2000
Financial Statements, including notes thereto. The following discussion compares the restated December 31, 2001 financial condition and results of operations to the restated December 31, 2000 financial condition and results of operations and the restated December 31, 2000 results of operations to the results of operations for the year ended December 31, 1999.

Certain statements in this annual report of the Trust that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the collection of the Trust's contracted rents, the realization of residual proceeds for the Trust's equipment, the performance of the Trust's non-equipment assets, and future economic conditions.


Overview
--------

The Trust was organized in 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. In 1998, the Trust Agreement was modified to permit the Trust to invest in assets other than equipment. Subsequently, the Trust has made certain non-equipment acquisitions. During 2001, the Trust and three affiliated trusts (collectively, the "Trusts"), through a jointly owned entity, acquired 83% of the outstanding common stock of PLM International, Inc. ("PLM"). PLM is an equipment management company specializing in the leasing of transportation equipment. See further discussion of PLM and other acquisitions below. Pursuant to the Trust Agreement, the Trust is scheduled to be dissolved by December 31, 2003.

The Investment Company Act of 1940 (the "Act") places restrictions on the capital structure and business activities of companies registered thereunder. The Trust has active business operations in the financial services industry, primarily equipment leasing, and in the real estate industry through its interest in EFG Kirkwood. The Trust does not intend to engage in investment activities in a manner or to an extent that would require the Trust to register as an investment company under the Act. However, it is possible that the Trust unintentionally may have engaged, or may engage in an activity or other activities that may be construed to fall within the scope of the Act. If the Trust were determined to be an investment company, its business would be adversely affected. The Managing Trustee has been engaged in discussions with the staff of the Securities and Exchange Commission regarding whether or not the Trust may be an inadvertent investment company by virtue of its recent acquisition activities. The staff has informed the Trust that it believes that it may be an unregistered investment company within the meaning of the Act. Although the Trust, after consulting with counsel, does not believe that it is an unregistered investment company, the Trust has agreed to liquidate its assets in order to resolve the matter with the staff. Accordingly, as of December 6, 2001, the Managing Trustee of the Trust resolved to cause the Trust to dispose of its assets prior to December 31, 2003. Upon consummation of the sale of its assets, the Trust will be dissolved and the proceeds thereof will be applied and distributed in accordance with the terms of the Trust Agreement.

The events of September 11, 2001 and the slowing U.S. economy could have an adverse effect on market values for the Trust's assets and the Trust's ability to negotiate future lease agreements. Notwithstanding the foregoing, it currently is not possible for the Managing Trustee to determine the long-term effects, if any, that these events may have on the economic performance of the Trust's equipment portfolio. Approximately 40% of the Trust's equipment portfolio consists of commercial jet aircraft. The events of September 11, 2001 adversely affected market demand for both new and used commercial aircraft and weakened the financial position of most airlines. No direct damage occurred to any of the Trust's assets as a result of these events and while it is currently not possible for the Managing Trustee to determine the ultimate long-term economic consequences of these events to the Trust, the Managing Trustee expects that the resulting decline in air travel will suppress market prices for used aircraft in the short term and could inhibit the viability of the airline industry. In the event of a default by an aircraft lessee, the Trust could suffer material losses. At December 31, 2001, the Trust has collected substantially all rents owed from aircraft lessees. The Managing Trustee is monitoring the situation and will continue to evaluate potential implications to the Trust's financial position and future liquidity.

Critical  Accounting  Policies  and  Estimates
----------------------------------------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Managing Trustee to make estimates and assumptions that affect the amounts reported in the financial statements. On a regular basis, the Managing Trustee reviews these estimates and assumptions including those related to revenue recognition, asset lives and depreciation, impairment of long-lived assets and contingencies. These estimates are based on the Managing Trustee's historical experience and on various other assumptions believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The Managing Trustee believes, however, that the estimates, including those for the above-listed items, are reasonable.

The Managing Trustee believes the following critical accounting policies, among others, are subject to significant judgments and estimates used in the preparation of these financial statements:

Revenue Recognition:  Rents are payable to the Trust monthly or quarterly and no
--------------------
significant amounts are calculated on factors other than the passage of time. The majority of the Trust's leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred.

Asset  lives  and depreciation method: The Trust's primary business involves the
--------------------------------------
purchase and subsequent lease of long-lived equipment. The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of the primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

Impairment  of  long-lived  assets:  On  a  regular  basis, the Managing Trustee
-----------------------------------
reviews  the net carrying value of equipment and equity investments to determine
-----
whether it can be recovered from undiscounted future cash flows. Adjustments to reduce the net carrying value of long-lived assets are recorded in those instances where estimated net realizable value is considered to be less than net carrying value.

Contingencies  and  litigation:  The  Trust  is  subject  to  legal  proceedings
-------------------------------
involving ordinary and routine claims related to its business when quantifiable,
-------
estimates for losses from litigation are made after consultation with outside counsel. If estimates of potential losses increase or the related facts and circumstances change in the future, the Trust may be required to adjust amounts recorded in its financial statements.

The Investment Company Act of 1940 (the "Act") places restrictions on the capital structure and business activities of companies registered thereunder. The Trust has active business operations in the financial services industry, primarily equipment leasing, and in the real estate industry through its interest in EFG Kirkwood. The Trust does not intend to engage in investment activities in a manner or to an extent that would require the Trust to register as an investment company under the Act. However, it is possible that the Trust unintentionally may have engaged, or may engage in an activity or activities that may be construed to fall within the scope of the Act. If the Trust was determined to be an investment company, its business would be adversely affected. The Managing Trustee has been engaged in discussions with the staff of the Securities and Exchange Commission regarding whether or not the Trust may be an inadvertent investment company by virtue of its recent acquisition activities. The staff has informed the Trust that it believes that it may be an unregistered investment company within the meaning of the Act. Although the Trust, after consulting with counsel, does not believe that it is an unregistered investment company, the Trust has agreed to liquidate its assets in order to resolve the matter with the staff. Accordingly, as of December 6, 2001, the Managing Trustee of the Trust resolved to cause the Trust to dispose of its assets prior to December 31, 2003. Upon consummation of the sale of its assets, the Trust will be dissolved and the proceeds thereof will be applied and distributed in accordance with the terms of the Trust Agreement.

Segment  Reporting
------------------

The Trust has two principal operating segments: 1) Equipment Leasing and 2) Real Estate Ownership, Development & Management. The Equipment Leasing segment includes the management of the Trust's equipment lease portfolio and the Trust's interest in MILPI Holdings, LLC ("MILPI"). MILPI owns MILPI Acquisition Corp., which owns the majority interest in PLM, an equipment leasing and asset management company. The Real Estate segment includes the ownership, management and development of commercial properties, recreational properties, condominiums, interval ownership units, townhomes, single family homes and land sales through its ownership interests in EFG Kirkwood. There are no material intersegment sales or transfers.

Segment information for the years ended December 31, 2001, 2000 and 1999 is summarized below.



                                                 2001           2000          1999
                                         -------------  -------------  -----------
                                         Restated (1)   Restated (1)

Total Income: (2)
   Equipment leasing                     $    706,012   $  1,562,804   $ 2,634,958
   Real estate                                      -              -             -
                                         -------------  -------------  -----------
     Total                               $    706,012   $  1,562,804   $ 2,634,958
                                         =============  =============  ===========

Operating Expenses, Management Fees
and Other Expenses:
   Equipment leasing                     $    796,159   $    403,284   $   462,077
   Real estate                                 21,117         17,293         7,220
                                         -------------  -------------  -----------
     Total                               $    817,276   $    420,577   $   469,297
                                         =============  =============  ===========

Interest Expense:
   Equipment leasing                     $     23,292   $     57,223   $    50,389
   Real estate                                      -              -             -
                                         -------------  -------------  -----------
     Total                               $     23,292   $     57,223   $    50,389
                                         =============  =============  ===========

Depreciation and Amortization Expense:
   Equipment leasing                     $     86,898   $    135,931   $   645,123
   Real estate                                      -              -             -
                                         -------------  -------------  -----------
     Total                               $     86,898   $    135,931   $   645,123
                                         =============  =============  ===========

 Equity Interests:
   Equipment leasing                     $    578,988   $          -   $         -
   Real estate                                (45,552)      (450,156)            -
                                         -------------  -------------  -----------
     Total                               $    533,436   $   (450,156)  $         -
                                         =============  =============  ===========

 Net Income:                             $    311,982   $    498,917   $ 1,470,149
                                         =============  =============  ===========


 Capital Expenditures:
   Equipment leasing                     $  4,197,644   $    391,098   $   103,132
   Real estate                                      -        643,676     1,353,400
                                         -------------  -------------  -----------
     Total                               $  4,197,644   $  1,034,774   $ 1,456,532
                                         =============  =============  ===========

 Assets:
   Equipment leasing                     $  6,938,588   $  6,679,629   $11,150,040
   Real estate                              1,501,368      1,546,920     1,901,976
                                         -------------  -------------  -----------
     Total                               $  8,439,956   $  8,226,549   $13,052,016
                                         =============  =============  ===========


(1) See Note 1 to the accompanying financial statements, regarding the restatement of the Trust's 2001 and 2000 financial statements.

(2) Includes equipment leasing revenue of $518,671, $1,036,919 and $1,325,194 for the years ended December 31, 2001, 2000 and 1999, respectively.



Results  of  Operations
-----------------------


Equipment  Leasing
------------------

For the year ended December 31, 2001, the Trust recognized lease revenue of $518,671 compared to $1,036,919 and $1,325,194 for the years ended December 31, 2000 and 1999, respectively. The decrease in lease revenue resulted from lease term expirations and the sale of equipment.

The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk, which could result from a concentration in any single equipment type, industry or lessee. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

In June 2001, the Trust and certain affiliated investment programs (collectively, the "Reno Programs") executed an agreement with the existing lessee to early terminate the lease with Reno Air, Inc. of a McDonnell Douglas MD-87 aircraft that had been scheduled to expire in January 2003. The Reno Programs received an early termination fee of $840,000 and a payment of $400,000 for certain maintenance required under the existing lease agreement. The Trust's share of the early termination fee was $74,424, which was recognized as lease revenue during the year ended December 31, 2001 and its share of the maintenance payment was $35,440, which is accrued as a maintenance obligation at December 31, 2001. Coincident with the termination of the Reno lease, the aircraft was re-leased to Aerovias de Mexico, S.A. de C.V. for a term of four years. The Reno Programs are to receive rents of $6,240,000 over the lease term, of which the Trust's share is $552,864. During the years ended December 31, 2001, 2000 and 1999, the Trust recognized lease revenue including the early termination fee discussed above of $219,210, $159,904 and $153,980, respectively, related to its interest in this aircraft.

Interest income for the year ended December 31, 2001 was $71,832 compared to $363,963 and $540,106 for the years ended December 31, 2000 and 1999, respectively. Generally, interest income is generated from the temporary investment of rental receipts and equipment sale proceeds in short-term instruments. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the amount of cash available for investment, among other factors. The Trust distributed $5,300,000 in January 2000, which resulted in a reduction of cash available for investment.

On March 8, 2000, the Trust and three affiliated trusts entered into a guarantee agreement whereby the trusts, jointly and severally, guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"). During the year ended December 31, 2001, the requirements of the guarantee agreements were met and the Trust received payment for all outstanding amounts totaling $74,112, including $29,571 of income related to the guarantee agreement recognized during the year ended December 31, 2001. During the year ended December 31, 2000, the Trust received an upfront cash fee of $57,900 and recognized a total of $99,493 in income related to this guarantee fee. The guarantee fee is reflected as Other Income in the accompanying Statement of Operations. The Trust has no further obligations under the guarantee agreement.

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

During the year December 31, 2001, the Trust sold equipment having a net book value of $68,022 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes of $82,360. During the years December 31, 2000 and 1999, the Trust sold equipment having a net book value of $91,451 and $4,237,791, respectively, to existing lessees and third parties. These sales resulted in net gains, for financial statement purposes of $44,905 and $508,542, respectively.

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

Depreciation expense was $81,194, $135,931 and $645,123 for the years ended December 31, 2001, 2000 and 1999, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

Interest expense was $23,292, $57,223 and $50,389 for the year ended December 31, 2001, 2000 and 1999, respectively. Interest expense will continue to decrease in the future as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

Management fees related to equipment leasing were $64,713, $50,386 and $64,800 during the years ended December 31, 2001, 2000 and 1999, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases, subject to certain limitations.

Operating expenses - affiliate were $731,446, $302,388 and $397,277 during the years ended December 31, 2001, 2000 and 1999, respectively. Operating expenses
- affiliate in 2001 included approximately $151,000 of remarketing costs related to the re-lease of an aircraft in June 2001 and $114,000 for ongoing legal costs associated with the Trust's ongoing discussions with the Securities and Exchange Commission regarding its investment company status. Operating expenses - affiliate also included approximately $66,000 of costs reimbursed to EFG as a result of the successful acquisition of the PLM common stock. In conjunction with the acquisition of the PLM common stock, EFG became entitled to recover certain out of pocket expenses which it had previously incurred. Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities. In addition, the Trust wrote-down other investments $50,510 during the year ended December 31, 2000.

For the year ended December 31, 2001, the Trust recorded income of $578,988 and amortization expense of $5,704, in connection with its ownership interest in MILPI. This income represents the Trust's share of the net income of MILPI recorded under the equity method of accounting. The Trust's income from MILPI results from MILPI's indirect ownership of PLM common stock acquired in February 2001.

MILPI
-----

During the period February 7, 2001 (date of inception) through December 31, 2001, MILPI recognized operating revenues of approximately $10,376,000, consisting primarily of $5,217,000 of management fees, $2,032,000 of acquisition and lease negotiation fees, $1,716,000 of equity income in partnership interests and $472,000 of operating lease income. In addition, MILPI recognized other income of approximately $467,000, consisting primarily of interest income earned on investments.

During the same period, MILPI incurred total operating expenses of $5,856,000, consisting primarily of $3,290,000 of general and administrative expenses, $1,255,000 of depreciation and amortization, $511,000 from impairment of its investment in managed programs and $800,000 of operations support expenses, which include salary and office-related expenses for operational activities. In addition, MILPI also incurred income tax expense of $1,611,000 and recorded minority interest expense of $429,000.


Real  Estate
------------

Management fees for non-equipment assets were $21,117, $17,293 and $7,220 for the years ended December 31, 2001, 2000 and 1999, respectively. The management fees on non-equipment assets, excluding cash, were based on 1% of such assets under management.

The Trust owns 20% of the Class A membership interests of EFG Kirkwood, a joint venture between the Trust, certain affiliated trusts, and Semele. AFG ASIT Corporation, the Managing Trustee of the Trust and a subsidiary of Semele, also is the manager of EFG Kirkwood.

EFG  Kirkwood  owns  membership  interests  in:

      Mountain  Resort  Holdings  LLC  ("Mountain  Resort")  and
 Mountain  Springs  Resort  LLC  ("Mountain  Springs").

Mountain Resort, through four wholly owned subsidiaries, owns and operates the Kirkwood Mountain Resort, a ski resort located in northern California, a public utility that services the local community, and land that is held for residential and commercial development.

Mountain Springs, through a wholly owned subsidiary, owns a controlling interest in DSC/Purgatory LLC ("Purgatory") in Durango, Colorado. Purgatory is a ski and mountain recreation resort covering 2,500 acres, situated on 40 miles of terrain with 75 ski trails. Purgatory receives the majority of its revenues from winter ski operations, primarily ski, lodging, retail, and food and beverage services, with the remainder of its revenues generated from summer outdoor activities, such as alpine sliding and mountain biking.

For the year ended December 31, 2001, the Trust recorded a loss of $45,552 on its ownership interest in EFG Kirkwood, compared to a loss of $450,156 for the year ended December 31, 2000. The loss in 2000 was caused principally by losses reported by Purgatory for the period May 1, 2000 to December 31, 2000. Mountain Springs, through a wholly owned subsidiary, became an equity participant in Purgatory on May 1, 2000. Consequently, Mountain Springs did not participate in the operating results of Purgatory for the period from January 1, 2000 to April 30, 2000, generally the period of Purgatory's peak income activity. Accordingly, the losses incurred in 2000 do not reflect a full year's operating activities for Purgatory. See Note 5 to the accompanying financial statements.

Through its ownership of 20% of the Class A membership interests in EFG Kirkwood, the Trust indirectly owns interests in two ski resort operating companies, Purgatory and Mountain Resort. EFG Kirkwood owns 50% of the membership interests in Mountain Springs which, through a wholly-owned subsidiary, owns 80% of the common member interests and 100% of the Class B preferred member interests of Purgatory. EFG Kirkwood also owns approximately 38% of the membership interests in Mountain Resort which, through four wholly-owned subsidiaries, owns Kirkwood Mountain Resort. The Trust accounts for its ownership interests using the equity method of accounting.


Mountain  Resort
----------------

Mountain Resort is primarily a ski and mountain recreation resort with more than 2,000 acres of terrain, located approximately 32 miles south of Lake Tahoe. The resort receives approximately 70% of its revenues from winter ski operations, primarily ski, lodging, retail and food and beverage services with the remainder of the revenues generated from summer outdoor activities, including mountain biking, hiking and other activities. Other operations include a real estate development division, which has developed and is managing a 40-unit condominium residential and commercial building, an electric and gas utility company, which operates as a regulated utility company and provides electric and gas services to the Kirkwood community, and a real estate brokerage company.

During the year ended December 31, 2001, Mountain Resort recorded total revenues of approximately $29,597,000 compared to approximately $27,741,000 for the same period in 2000. The increase in total revenues from 2000 to 2001 of $1,856,000 is primarily the result of an increase in ski-related revenues offset by a decrease in residential-related revenues.

Ski-related revenues increased approximately $4,078,000 for the year ended December 31, 2001 compared to 2000. The increase in ski-related revenues resulted from improved weather conditions during the winter season, which attracted more skiers. Improved weather conditions resulted in the resort supporting approximately 336,000 skiers for the year ended December 31, 2001 as compared to approximately 291,000 skiers in 2000.

Residential-related revenues and other operations revenues decreased approximately $2,222,000 for the year ended December 31, 2001 as compared to 2000. The decrease primarily reflects the completion of a 40-unit condominium residential and commercial building in December 1999 resulting in a significant number of condominium sales closing in January 2000.

During the year ended December 31, 2001, Mountain Resort recorded total expenses of approximately $30,117,000 compared to approximately $27,464,000 in 2000. The increase in total expenses of $2,653,000 from 2000 to 2001 is the result of increases in ski-related expenses and residential-related and other operations expenses.

Ski-related expenses in 2001 increased approximately $2,425,000 compared to 2000 as a result of an increase in ski-related revenue, as discussed above.

Residential-related expenses and other operations expenses increased approximately $228,000 in the year end December 31, 2001 compared to 2000, as a result of an increase in other operations expenses largely offset by a decrease in cost of sales from condominium units sold during the year ended December 31, 2001 compared to 2000, as discussed above.


Mountain  Springs
-----------------

Purgatory is a ski and mountain recreation resort covering 2,500 acres, situated on 40 miles of terrain with 75 ski trails located near Durango, Colorado. Purgatory receives the majority of its revenues from winter ski operations, primarily ski, lodging, retail and food and beverage services, with the remainder of revenues generated from summer outdoor activities, such as alpine sliding and mountain biking.

Mountain Springs became an equity participant in Purgatory on May 1, 2000 and therefore did not have an interest in Purgatory during the three months ended March 31, 2000. For comparative purposes, the following discussion of Purgatory's operating results includes the operating results for the three months ended March 31, 2000.

During the year ended December 31, 2001, Purgatory recorded total revenues of approximately $15,250,000 compared to approximately $13,507,000 for the same period of 2000. The increase in total revenues from 2000 to 2001 of approximately $1,743,000 is the result of improved weather conditions during the winter season, which attracted more skiers. Improved weather conditions resulted in the resort supporting approximately 306,000 skiers for the year ended December 31, 2001 compared to 286,000 skiers in the same period of 2000.

Total expenses were approximately $15,648,000 for the year ended December 31, 2001 compared to approximately $16,163,000 for the same period in 2000. The decrease in total expenses for the year ended December 31, 2001 compared to the same period in 2000 of approximately $515,000 is a result of decreases in operating expenses of approximately $75,000, non-operating costs of approximately $100,000 and financing costs of approximately $340,000.


Liquidity  and  Capital  Resources  and  Discussion  of  Cash  Flows
--------------------------------------------------------------------

The Trust by its nature is a limited life entity. The Trust's principal operating activities have been derived from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash outflows of $47,713 for the year ended December 31, 2001 and net cash inflows of $1,112,007, and $1,576,475 for the years ended December 31, 2000 and 1999, respectively. Future renewal, re-lease and equipment sale activities will continue to cause a decline in the Trust's lease revenue and corresponding sources of operating cash. Expenses associated with rental activities, such as management fees, will also decline as the Trust experiences a higher frequency of remarketing events. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the level of cash available for investment, among other factors.

At lease inception, the Trust's equipment was leased by a number of creditworthy, investment-grade companies and, to date, the Trust has not experienced any material collection problems and has not considered it necessary to provide an allowance for doubtful accounts. Notwithstanding a positive collection history, there is no assurance that all future contracted rents will be collected or that the credit quality of the Trust's lessee will be maintained. The credit quality of an individual lease may deteriorate after the lease is entered into. Collection risk could increase in the future, particularly as the Trust remarkets its equipment and enters re-lease agreements with different lessees. The Managing Trustee will continue to evaluate and monitor the Trust's experience in collecting accounts receivable to determine whether a future allowance for doubtful accounts may become appropriate.

At December 31, 2001, the Trust was due aggregate future minimum lease payments of $477,388 from contractual lease agreements, a portion of which will be used to amortize the principal balance of notes payable of $420,027. Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, the cash flows of the Trust will become less predictable as the Trust remarkets its equipment.

Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows.

In December 2000, the Trusts formed MILPI, which formed MILPI Acquisition Corp. ("MILPI Acquisition"), a wholly owned subsidiary of MILPI. The Trusts collectively paid $1.2 million for their membership interest in MILPI ($240,000 for the Trust) and MILPI purchased the shares of MILPI Acquisition for an aggregate purchase price of $1.2 million at December 31, 2000. MILPI Acquisition entered into a definitive agreement (the "Agreement") with PLM International, Inc. ("PLM"), an equipment leasing and asset management company, for the purpose of acquiring up to 100% of the outstanding common stock of PLM, for an approximate purchase price of up to $27 million. In connection with the acquisition, on December 29, 2000, MILPI Acquisition commenced a tender offer to purchase any and all of PLM's outstanding common stock.

Pursuant to the cash tender offer, MILPI Acquisition acquired approximately 83% of PLM's outstanding common stock in February 2001 for a total purchase price of approximately $21.8 million. Under the terms of the Agreement, with the approval of the holders of 50.1% of the outstanding common stock of PLM, MILPI Acquisition would merge into PLM, with PLM being the surviving entity. The merger was completed when MILPI obtained approval of the merger from PLM's shareholders pursuant to a special shareholders' meeting on February 6, 2002. Since the Trust and another of the Trusts have determined to liquidate their assets, the two other trusts provided the funds necessary to acquire the remaining 17% of PLM's outstanding common stock.

At December 31, 2001, the Trust has a 20% membership interest in MILPI having an original cost of $4,437,644. The cost of the Trust's interest in MILPI reflects MILPI Acquisition's cost of acquiring the common stock of PLM, including the amount paid for the shares tendered of $4,355,145, capitalized transaction costs of $38,948 and a 1% acquisition fee paid to a wholly-owned subsidiary of Semele of $43,551. The acquisition fees were capitalized by the Trust and are being amortized over a period of 7 years beginning March 1, 2001. The Trust's ownership interest in MILPI subsequent to the merger was decreased from 20% to 16.66%.

During 2000 and 1999, the Trust expended $643,676 and $1,353,400, respectively, to acquire its ownership interest in EFG Kirkwood. In addition, in 2000 and 1999, the Trust expended $151,098 and $103,132, respectively, to acquire certain investments and investment securities.

During 2001, 2000 and 1999, the Trust realized net cash proceeds from equipment disposals of $150,382, $136,356 and $4,746,333, respectively. Sales proceeds in 1999 included $4,619,262 related to the Trust's interest in a McDonnell Douglas MD-82 aircraft, which was sold in January 1999. The Trust also realized proceeds from the disposition of investment securities of $122,652 during the year ended December 31, 2000.

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

Ski resorts are subject to a number of risks, including weather-related risks. The ski resort business is seasonal in nature and insufficient snow during the winter season can adversely affect the profitability of a given resort. Many operators of ski resorts have greater resources and experience in the industry than the Trust, its affiliates and its joint venture partners.

In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, investment securities classified as available-for-sale are required to be carried at fair value. During the year ended December 31, 1999, the Trust recorded an unrealized gain on available-for-sale securities of $5,042. This gain was recorded as a component of comprehensive income included in the Statement of Changes in Participants' capital. These available-for-sale securities were sold in 2000 resulting in a realized gain of $17,524.

The Trust obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities in the accompanying Statement of Cash Flows. At December 31, 2001, the Trust had only one debt obligation outstanding pertaining to its ownership interest in an aircraft leased to Aerovias de Mexico, S.A. de C.V. The Note is recourse only to the Trust's interest in the aircraft and to the minimum rental payments to be received during the debt amortization period. The Trust makes monthly debt and interest payments and the debt will be fully amortized at the expiration of the related lease term in June 2005.

In July 1997, the Trust issued 1,000,961 Class B Interests at $5.00 per interest. Class A Beneficiaries purchased 3,588 Class B Interests, generating $17,940 of such aggregate capital contributions, and EFG, as Special Beneficiary, purchased 997,373 Class B Interests. Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. In December 1999, an affiliate of the
Trust, Semele, purchased 85% of the common stock of Equis II Corporation, subject to certain voting restrictions with respect to the Class B Interests of the Trust owned by Equis II Corporation. In May 2000, Semele acquired the remaining 15% of the common stock of Equis II Corporation and, in November 2000, the voting restrictions with respect to the Class B Interests were terminated. As a result, Semele has voting control over the Trust. The former majority stockholders of Equis II Corporation, Gary D. Engle and James A. Coyne, are both members of the Board of Directors of, and collectively own a majority of the stock in, Semele. Mr. Engle is Semele's Chairman and Chief Executive Officer and Mr. Coyne is Semele's President and Chief Operating Officer.

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

After the amendment of the Trust Agreement in 1998, the Managing Trustee evaluated and pursued a number of potential new investments, several of which the Managing Trustee concluded had market returns that it believed were less than adequate given the potential risks. Most transactions involved the equipment leasing, business finance and real estate development industries. Although the Managing Trustee intended to continue to evaluate additional new investments, it anticipated that the Trust would be able to fund these new investments with cash on hand or from other sources, such as the proceeds from future asset sales or refinancings and new indebtedness. As a result, in 1999, the Trust declared a special cash distribution to the Trust Beneficiaries totaling $5,300,000, which was paid in January 2000.

After the special distribution in January 2000, the Trust adopted a new distribution policy and suspended the payment of regular cash distributions. The Managing Trustee periodically will review and consider other one-time distributions. Historically, cash distributions to the Managing Trustee, the Special Beneficiary and the Beneficiaries had been declared and generally paid within 45 days following the end of each calendar month. The Managing Trustee expects that the Trust will retain cash from operations to pay down debt and for the continued maintenance of the Trust's assets. The Managing Trustee believes that this change in policy is in the best interests of the Trust over the long term.

The payment of such distributions is presented as a component of financing activities on the accompanying Statement of Cash Flows. No cash distributions were declared during the years ended December 31, 2001 or 2000. In any given year, it is possible that Beneficiaries will be allocated taxable income in excess of distributed cash. This discrepancy between tax obligations and cash distributions may or may not continue in the future, and cash may or may not be available for distribution to the Beneficiaries adequate to cover any tax obligation. The Trust Agreement requires that sufficient distributions be made to enable the Beneficiaries to pay any state and federal income taxes arising from any sale or refinancing transactions, subject to certain limitations.

Cash distributions paid to the Participants consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Trust and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, the residual value realized for each asset at its disposal date, and the performance of the Trust's non-equipment assets. Future market conditions, technological changes, the ability of EFG to manage and remarket the equipment, and many other events and circumstances, could enhance or detract from individual yields and the collective performance of the Trust's equipment portfolio. The ability of the Managing Trustee and its affiliates to develop and profitably manage its non-equipment assets and the return from its interest in MILPI will impact the Trust's overall performance.

In the future, the nature of the Trust's operations and principal cash flows will continue to shift from rental receipts to equipment sale proceeds. As this occurs, the Trust's cash flows resulting from equipment investments may become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events in order to maximize the residual value of the Trust's equipment and will consider these factors, in addition to the collection of contractual rents, the retirement of scheduled indebtedness, and the Trust's future working capital requirements, in establishing the amount and timing of future cash distributions.

In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance, which may exist in the Managing Trustee's tax capital account. At December 31, 2001, the Managing Trustee had a positive capital tax account balance. No such requirement exists with respect to the Special Beneficiary.

New  Accounting  Pronouncements
-------------------------------

Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"), requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Trust believes the adoption of SFAS No. 141 has not had a material impact on its financial statements.

Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), was issued in July 2001 and is effective January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. SFAS No. 142 also includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill, and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 requires the Trust to complete a transitional goodwill impairment test six months from the date of adoption. The Trust believes the adoption of SFAS No. 142 will not have a material impact on its financial statements.

Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), was issued in October 2001 and replaces Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of Accounting Principles Bulletin Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business", for the disposal of segments of a business. SFAS No. 144 requires that those long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The Trust believes that the adoption of SFAS No. 144 will not have a material impact on its financial statements.

               Report of Independent Certified Public Accountants


We have audited the accompanying statements of financial position of AFG Investment Trust B as of December 31, 2001 and 2000, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of MILPI Holdings, LLC, and subsidiary for 2001 and the financial statements of EFG Kirkwood, LLC for 2000, limited liability companies in which the Trust has a 20% and 18.6% interest, respectively, have been audited by other auditors whose reports have been furnished to us; insofar as our opinion on the financial statements relates to data included for MILPI Holdings, LLC, and subsidiary for 2001 and EFG Kirkwood, LLC for 2000, it is based solely on their reports.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust B at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to the Annual Report is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The accompanying financial statements for the year ended December 31, 2001 and 2000 have been restated as discussed in Note 1.


                                   /S/  ERNST  &  YOUNG  LLP

Tampa,  Florida
May  10,  2002

                             AFG INVESTMENT TRUST B

                         STATEMENT OF FINANCIAL POSITION

                           DECEMBER 31, 2001 AND 2000



                                                             2001           2000
ASSETS                                                      Restated       Restated
                                                          -------------  -------------
                                                           (See Note 1)   (See Note 1)

Cash and cash equivalents                                 $    899,569   $  5,126,793
Rents receivable                                                     -            621
Accounts receivable - affiliate                                 23,936        113,837
Guarantee fee receivable                                             -         41,593
Interest receivable                                                510          2,948
Interest in EFG Kirkwood LLC                                 1,501,368      1,546,920
Interest in MILPI Holdings, LLC                              5,010,928        240,000
Investments - other                                             99,135        100,588
Other assets                                                       857            380
Equipment at cost, net of accumulated depreciation
  of $2,175,686 and $5,817,286 at December 31, 2001
  and 2000, respectively                                       903,653      1,052,869
                                                          -------------  -------------

      Total assets                                        $  8,439,956   $  8,226,549
                                                          =============  =============


LIABILITIES AND PARTICIPANTS' CAPITAL

Notes payable                                             $    420,027   $    553,729
Accrued interest                                                   460          1,836
Accrued liabilities                                            105,869        168,432
Accrued liabilities - affiliates                               117,348         20,040
Deferred rental income                                           8,313          6,555
                                                          -------------  -------------
     Total liabilities                                         652,017        750,592
                                                          -------------  -------------


Participants' capital (deficit):
   Managing Trustee                                                735           (631)
   Special Beneficiary                                           6,066          1,412
   Class A Beneficiary Interests (582,017 Interests;
     initial purchase price of $25 each)                     8,556,689      8,263,223
   Class B Beneficiary Interests (1,000,961 Interests;
     initial purchase price of $5 each)                         15,824          3,328
   Treasury Interests (83,477 Class A Interests at Cost)      (791,375)      (791,375)
                                                          -------------  -------------
     Total participants' capital                             7,787,939      7,475,957
                                                          -------------  -------------

     Total liabilities and participants' capital          $  8,439,956   $  8,226,549
                                                          =============  =============




   The accompanying notes are an integral part of these financial statements.

                             AFG INVESTMENT TRUST B

                             STATEMENT OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999



                                                   2001         2000         1999
                                              ----------  -----------  -----------
                                              Restated    Restated


INCOME

Lease revenue                                 $ 518,671   $1,036,919   $1,325,194
Interest income                                  71,832      363,963      540,106
Gain on sale of equipment                        82,360       44,905      508,542
Gain on sale of investment securities                 -       17,524            -
Other income                                     33,149       99,493      261,116
                                              ----------  -----------  ----------
  Total income                                  706,012    1,562,804    2,634,958
                                              ----------  -----------  ----------

EXPENSES

Depreciation and amortization                    86,898      135,931      645,123
Interest expense                                 23,292       57,223       50,389
Management fees - affiliates                     85,830       67,679       72,020
Operating expenses - affiliate                  731,446      302,388      397,277
Write-down of other investment                        -       50,510            -
                                              ----------  -----------  ----------
  Total expenses                                927,466      613,731    1,164,809
                                              ----------  -----------  ----------


EQUITY INTERESTS

Equity in net loss of EFG Kirkwood LLC          (45,552)    (450,156)           -
Equity in net income of MILPI Holdings, LLC     578,988            -            -
                                              ----------  -----------  ----------
  Total income (loss) from equity interests     533,436     (450,156)           -
                                              ----------  -----------  ----------

Net income                                    $ 311,982   $  498,917   $1,470,149
                                              ==========  ===========  ==========


Net income (loss)
   per Class A Beneficiary Interest           $    0.50   $    (0.12)  $     0.98
                                              ==========  ===========  ==========
   per Class B Beneficiary Interest           $    0.01   $     0.32   $     0.57
                                              ==========  ===========  ==========
Cash distributions declared
   per Class A Beneficiary Interest           $       -   $        -   $     4.73
                                              ==========  ===========  ==========
   per Class B Beneficiary Interest           $       -   $        -   $     3.76
                                              ==========  ===========  ==========



   The accompanying notes are an integral part of these financial statements.

                             AFG INVESTMENT TRUST B

                  STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                            Managing      Special
                                            Trustee     Beneficiary   Class A Beneficiaries       -        Class B Beneficiaries
                                             Amount       Amount            Interests           Amount           Interests
                                           ---------  -------------  ---------------------  -----------    ---------------------
 Balance at December 31, 1998              $   3,652   $     30,133                 582,017  $10,514,496               1,000,961

   Net income - 1999                          35,859        295,841                       -      569,851                       -
   Unrealized gain on investment
     securities                                   50            416                       -        3,689                       -
                                           ----------  -------------  ---------------------  ------------  ---------------------
   Comprehensive income                       35,909        296,257                       -      573,540                       -
                                           ----------  -------------  ---------------------  ------------  ---------------------
   Cash distributions declared               (66,549)      (549,037)                      -   (2,751,224)                      -
                                           ----------  -------------  ---------------------  ------------  ---------------------

 Balance at December 31, 1999                (26,988)      (222,647)                582,017    8,336,812               1,000,961

   Net income (loss)- 2000 (Restated)         26,407        224,475                       -      (69,900)                      -
   Less: Reclassification adjustment
     for unrealized gain on investment
     securities                                  (50)          (416)                      -       (3,689)                      -
                                           ----------  -------------  ---------------------  ------------  ---------------------
   Comprehensive income (loss) (Restated)     26,357        224,059                       -      (73,589)                      -
                                           ----------  -------------  ---------------------  ------------  ---------------------

 Balance at December 31, 2000 (Restated)        (631)         1,412                 582,017    8,263,223               1,000,961

   Net income - 2001 (Restated)                1,366          4,654                       -      293,466                       -
                                           ----------  -------------  ---------------------  ------------  ---------------------

 Balance at December 31, 2001 (Restated)   $     735   $      6,066                 582,017  $ 8,556,689               1,000,961
                                           ==========  =============  =====================  ============  =====================


                                                -         Treasury
                                              Amount      Interests      Total
                                           -----------   -----------  -----------
 Balance at December 31, 1998              $ 2,878,755   $ (791,375)  $12,635,661

   Net income - 1999                           568,598            -     1,470,149
   Unrealized gain on investment
     securities                                    887            -         5,042
                                           ------------  -----------  ------------
   Comprehensive income                        569,485            -     1,475,191
                                           ------------  -----------  ------------
   Cash distributions declared              (3,761,960)           -    (7,128,770)
                                           ------------  -----------  ------------

 Balance at December 31, 1999                 (313,720)    (791,375)    6,982,082

   Net income (loss)- 2000 (Restated)          317,935            -       498,917
   Less: Reclassification adjustment
     for unrealized gain on investment
     securities                                   (887)           -        (5,042)
                                           ------------  -----------  ------------
   Comprehensive income (loss) (Restated)      317,048            -       493,875
                                           ------------  -----------  ------------

 Balance at December 31, 2000 (Restated)         3,328     (791,375)    7,475,957

   Net income - 2001 (Restated)                 12,496            -       311,982
                                           ------------  -----------  ------------

 Balance at December 31, 2001 (Restated)   $    15,824   $ (791,375)  $ 7,787,939
                                           ============  ===========  ============








   The accompanying notes are an integral part of these financial statements.

                             AFG INVESTMENT TRUST B

                             STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                                            2001          2000          1999
                                                         ------------  ------------  -----------
                                                         Restated      Restated

CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES

Net income                                               $   311,982   $   498,917   $ 1,470,149
Adjustments to reconcile net income to net
 cash provided by (used in) operating activities:
  Depreciation and amortization                               86,898       135,931       645,123
  Accretion of bond discount                                       -        (1,626)         (370)
  (Gain) loss on sale of equipment                           (82,360)      (44,905)     (508,542)
  Gain on sale of investment securities                            -       (17,524)            -
  (Income) loss from equity interests                       (533,436)      450,156             -
  Write-down of other investment                                   -        50,510             -
Changes in assets and liabilities:
  Rents receivable                                               621            14       234,139
  Accounts receivable - affiliate                             89,901        (1,609)       (9,691)
  Guarantee fee receivable                                    41,593       (41,593)            -
  Interest receivable                                          2,438           733        (3,681)
  Other assets                                                  (477)         (380)            -
  Accrued interest                                            (1,376)         (550)         (210)
  Accrued liabilities                                        (62,563)      114,824       (79,892)
  Accrued liabilities - affiliates                            97,308         4,604          (592)
  Other liabilities                                                -             -      (197,950)
  Deferred rental income                                       1,758       (35,495)       27,992
                                                         ------------  ------------  ------------
    Net cash provided by (used in) operating activities      (47,713)    1,112,007     1,576,475
                                                         ------------  ------------  ------------

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES

Proceeds from equipment sales                                150,382       136,356     4,746,333
Proceeds from sale of investment securities                        -       122,652             -
Investments - other                                            1,453      (151,098)            -
Interest in EFG Kirkwood LLC                                       -      (643,676)   (1,353,400)
Interest in MILPI Holdings, LLC                           (4,197,644)     (240,000)            -
Purchase of investment securities                                  -             -      (103,132)
                                                         ------------  ------------  ------------
    Net cash provided by (used in) investing activities   (4,045,809)     (775,766)    3,289,801
                                                         ------------  ------------  ------------

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES

Restricted cash                                                    -             -     1,627,304
Proceeds from notes payable                                  471,038             -             -
Principal payments - notes payable                          (604,740)     (102,725)     (162,387)
Distributions paid                                                 -    (5,300,000)   (2,047,451)
                                                         ------------  ------------  ------------
    Net cash used in financing activities                   (133,702)   (5,402,725)     (582,534)
                                                         ------------  ------------  ------------

Net increase (decrease) in cash and cash equivalents      (4,227,224)   (5,066,484)    4,283,742
Cash and cash equivalents at beginning of year             5,126,793    10,193,277     5,909,535
                                                         ------------  ------------  ------------
Cash and cash equivalents at end of year                 $   899,569   $ 5,126,793   $10,193,277
                                                         ============  ============  ============

SUPPLEMENTAL INFORMATION

Cash paid during the year for interest                   $    24,668   $    57,773   $    50,599
                                                         ============  ============  ============


   The accompanying notes are an integral part of these financial statements.

                             AFG INVESTMENT TRUST B

                        NOTES TO THE FINANCIAL STATEMENTS

                                DECEMBER 31, 2001


NOTE  1  -  RESTATEMENT  OF  FINANCIAL  STATEMENTS
--------------------------------------------------

After AFG Investment Trust B (the "Trust") filed its Annual Report on Form 10-K for the year ended December 31, 2001 with the United States Securities and Exchange Commission, the Trust determined that the amounts recorded as its share of income (loss) on its interest in EFG Kirkwood LLC ("EFG Kirkwood") for the years ended December 31, 2001 and 2000 in its financial statements contained therein required revision. The Trust had previously recorded income of $3,413 and a loss of $363,079 from its interest in EFG Kirkwood for the years ended December 31, 2001 and 2000, respectively. The Trust determined that it should have recorded losses from its interest in EFG Kirkwood LLC of $45,552 and $450,156 for the years ended December 31, 2001 and 2000, respectively. Accordingly, for the year ended December 31, 2001, the Trust recorded an additional loss on its interest in EFG Kirkwood of $48,965, resulting in a decrease in the net income for the year ended December 31, 2001 of $48,965, or $(0.07) per Class A Beneficiary Interest and $(0.01) per Class B Beneficiary Interest, respectively. For the year ended December 31, 2000, the Trust recorded an additional loss on its interest in EFG Kirkwood of $87,077, resulting in a decrease in the net income for the year ended December 31, 2000 of $87,077, or $(0.14) per Class A Beneficiary Interest and $0.00 per Class B Beneficiary Interest, respectively. As a result, the accompanying financial statements for the years ended December 31, 2001 and 2000 have been restated from the amounts previously reported.


NOTE  2  -  ORGANIZATION  AND  TRUST  MATTERS
---------------------------------------------

The Trust was organized as a Delaware business trust in May 1992. Participants' capital initially consisted of contributions of $1,000 from the Managing
Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership, ("EFG" or the "Advisor") and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust issued an aggregate of 665,494 Beneficiary Interests (hereinafter referred to as Class A Interests) at a subscription price of $25.00 each ($16,637,350 in total) in September 1992. In July 1997, the Trust issued 1,000,961 Class B Interests at $5.00 each ($5,004,805 in total), of which (i) 997,373 interests are held by Equis II Corporation, an affiliate of EFG, and a wholly owned subsidiary of Semele Group Inc. ("Semele"), and (ii) 3,588 interests are held by 5 other Class A investors. The Trust repurchased 82,837 Class A Interests in October 1997 at a cost of $785,295. In December 1997, the Trust repurchased 640 additional Class A Interests at a cost of $6,080. Accordingly, there are 582,017 Class A Interests currently outstanding. The Class A and Class B Interest holders are collectively referred to as the "Beneficiaries".

The Trust has one Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation, and one Special Beneficiary, Semele. Semele purchased the Special Beneficiary Interests from EFG during the fourth quarter of 1999. EFG continues to act as Advisor to the Trust and provides services in connection with the acquisition and remarketing of the Trust's equipment assets. The Managing Trustee is responsible for the general management and business affairs of the Trust. AFG ASIT Corporation is a wholly owned subsidiary of Equis II Corporation and an affiliate of EFG. Except with respect to "interested transactions", Class A Interests and Class B Interests have identical voting rights and, therefore, Equis II Corporation generally has control over the Trust on all matters on which the Beneficiaries may vote. With respect to interested transactions, holders of those Class B Interests that are the Managing Trustee or any of its affiliates must vote their interests as a majority of the Class A Interests have been voted. The Managing Trustee and the Special Beneficiary are not required to make any additional capital contributions except as may be required under the Second Amended and Restated Declaration of Trust, as amended (the "Trust Agreement").

Significant operations commenced in September 1992 when the Trust made its initial equipment purchase. Pursuant to the Trust Agreement, each distribution is made 90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee.

Under the terms of the advisory agreement between the Trust and EFG, management services are provided by EFG to the Trust for fees, as stated in the agreement.

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

In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Trust and certain Other Investment Programs and to continue managing all assets owned by the Trust and the Other Investment Programs.


NOTE  3  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
----------------------------------------------------------

Cash  Equivalents  and  Investment  Securities
----------------------------------------------

The Trust classifies any amounts on deposits in banks and all highly liquid investments purchased with an original maturity of three months or less as cash and cash equivalents.

Revenue  Recognition
--------------------

Effective January 1, 2000, the Trust adopted the provisions of Securities Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 provides guidance for the recognition, presentation and disclosure of revenue in financial statements. The adoption of SAB No. 101 had no impact on the Trust's financial statements.

Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements, which expire beyond the Trust's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing
Trustee and the Advisor would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future non-cancelable rental payments associated with the attendant lease agreements. Future minimum rents of $477,388 are due as follows:

  For the year ending December 31,   2002  $      143,366
                                     2003         138,216
                                     2004         138,216
                                     2005          57,590
                                           --------------

..                                   Total  $      477,388
                                           ==============


In June 2001, the Trust and certain affiliated investment programs (collectively, the "Reno Programs") executed an agreement with the existing lessee, Reno Air, Inc. ("Reno"), to early terminate the lease of a McDonnell Douglas MD-87 aircraft that had been scheduled to expire in January 2003. The Reno Programs received an early termination fee of $840,000 and a payment of $400,000 for certain maintenance required under the existing lease agreement. The Trust's share of the early termination fee was $74,424, which was recognized as lease revenue during the year ended December 31, 2001 and its share of the maintenance payment was $35,440, which was accrued as a maintenance obligation at December 31, 2001. Coincident with the termination of the Reno lease, the aircraft was re-leased to Aerovias de Mexico, S.A. de C.V. for a term of four years. The Reno Programs are to receive rents of $6,240,000 over the lease term, of which the Trust's share is $552,864.

Revenue from major individual lessees, which accounted for 10% or more of lease revenue during the years ended December 31, 2001, 2000 and 1999 is as follows:



                                      2001      2000      1999
                                  --------  --------  --------
General Motors Corporation . . .  $189,803  $235,354  $276,429
Reno Air, Inc. . . . . . . . . .  $146,647  $159,904  $153,980
Aerovias De Mexico, S.A. de C.V.  $ 72,563  $     --  $     --
Montgomery Ward and Company, Inc  $     --  $378,684  $378,684



Use  of  Estimates
------------------

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Equipment  on  Lease
--------------------

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


Depreciation
---------------

The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing Trustee evaluates the net carrying value of equipment to determine whether it exceeds undiscounted future cash flows. For purposes of this comparison, "net carrying value" represents, at a given date, the net book value (equipment cost less accumulated depreciation for financial reporting purposes) of the Trust's equipment and "net realizable value" represents, at the same date, the aggregate undiscounted cash flows resulting from future contracted lease payments plus the estimated residual value of the Trust's equipment. The Managing Trustee evaluates significant equipment assets, such as aircraft, individually. All other assets are evaluated collectively by equipment type unless the Managing Trustee learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the net realizable value of particular assets. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than discounted future cash flows.


The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time.


Impairment  of  Long-Lived  Assets
----------------------------------

The carrying values of long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the recorded value may not be recoverable. If this review results in an impairment, as determined based on the estimated undiscounted cash flow, the carrying value of the related long-lived asset is adjusted to fair value.

Accrued  Liabilities  -  Affiliates
-----------------------------------

Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliates.


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

The Investment Company Act of 1940 (the "Act") places restrictions on the capital structure and business activities of companies registered thereunder. The Trust has active business operations in the financial services industry, primarily equipment leasing, and in the real estate industry through its interest in EFG Kirkwood. The Trust does not intend to engage in investment activities in a manner or to an extent that would require the Trust to register as an investment company under the Act. However, it is possible that the Trust unintentionally may have engaged, or may engage in an activity or activities that may be construed to fall within the scope of the Act. If the Trust was determined to be an investment company, its business would be adversely affected. The Managing Trustee has been engaged in discussions with the staff of the Securities and Exchange Commission regarding whether or not the Trust may be an inadvertent investment company by virtue of its recent acquisition activities. The staff has informed the Trust that it believes that it may be an unregistered investment company within the meaning of the Act. Although the Trust, after consulting with counsel, does not believe that it is an unregistered investment company, the Trust has agreed to liquidate its assets in order to resolve the matter with the staff. Accordingly, as of December 6, 2001, the Managing Trustee of the Trust resolved to cause the Trust to dispose of its assets prior to December 31, 2003. Upon consummation of the sale of its assets, the Trust will be dissolved and the proceeds thereof will be applied and distributed in accordance with the terms of the Trust Agreement.


Allocation  of  Net  Income  or  Loss
-------------------------------------

Net income is allocated quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $473,796 Class A special cash distributions paid in 1999). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee.

The allocation of net income or loss pursuant to the Trust Agreement for income tax purposes differs from the foregoing and is based upon government rules and regulations for federal income tax reporting purposes and assumes, for each income tax reporting period, the liquidation of all of the Trust's assets and the subsequent distribution of all available cash to the Participants. For income tax purposes, the Trust adjusts its allocations of income and loss to the Participants so as to cause their tax capital account balances at the end of the reporting period to be equal to the amount that would be distributed to them in the event of a liquidation and dissolution of the Trust. This methodology does not consider the costs attendant to liquidation or whether the Trust intends to have future business operations.

The unaudited table below includes detail of the allocation of income (loss) in each of the quarters for the years ended December 31, 2001, 2000 and 1999.


                                   Managing    Special        Class A          Class B
                                   Trustee     Beneficiary    Beneficiaries    Beneficiaries    Treasury
                                   Amount      Amount         Amount           Amount           Interests    Total
                                   ----------  -------------  ---------------  ---------------  -----------  ------------

December 31, 1998                  $   3,652   $     30,133   $   10,514,496   $    2,878,755   $ (791,375)  $12,635,661

Distributions                         (3,934)       (32,457)        (238,335)        (118,688)           -      (393,414)
Net income                             2,625         21,650          141,913           70,671            -       236,859
                                   ----------  -------------  ---------------  ---------------  -----------  ------------
March 31, 1999                         2,343         19,326       10,418,074        2,830,738     (791,375)   12,479,106

Special distribution - Class A             -              -         (473,796)               -            -      (473,796)
Distributions                         (3,934)       (32,457)        (238,335)        (118,688)           -      (393,414)
Net income                             6,303         52,002          285,438          142,145            -       485,888
Unrealized gain                           32            262            1,923              958            -         3,175
                                   ----------  -------------  ---------------  ---------------  -----------  ------------
June 30, 1999                          4,744         39,133        9,993,304        2,855,153     (791,375)   12,100,959

Distributions                         (3,934)       (32,457)        (238,335)        (118,688)           -      (393,414)
Net income                             2,352         19,406          142,500           70,964            -       235,222
Unrealized gain                           38            317            2,331            1,161            -         3,847
                                   ----------  -------------  ---------------  ---------------  -----------  ------------
September 30, 1999                     3,200         26,399        9,899,800        2,808,590     (791,375)   11,946,614

Distributions                        (54,747)      (451,666)      (1,562,423)      (3,405,896)           -    (5,474,732)
Net income                            24,579        202,783                -          284,818            -       512,180
Unrealized gain (loss), net              (20)          (163)            (565)          (1,232)           -        (1,980)
                                   ----------  -------------  ---------------  ---------------  -----------  ------------
December 31, 1999                    (26,988)      (222,647)       8,336,812         (313,720)    (791,375)    6,982,082

Net income (Restated)                 22,564        186,151                -          262,295            -       471,010
Unrealized losses (Restated)             (71)          (343)          (6,362)            (340)           -        (7,116)
                                   ----------  -------------  ---------------  ---------------  -----------  ------------
March 31, 2000 (Restated)             (4,495)       (36,839)       8,330,450          (51,765)    (791,375)    7,445,976

Net income (Restated)                  5,037         41,313           37,544           63,436            -       147,330
Unrealized gain (Restated)                16            131            1,099              341            -         1,587
                                   ----------  -------------  ---------------  ---------------  -----------  ------------
June 30, 2000 (Restated)                 558          4,605        8,369,093           12,012     (791,375)    7,594,893

Net loss (Restated)                   (1,390)        (4,605)        (121,004)         (12,012)           -      (139,011)
Unrealized gain (Restated)                10             82              686              213            -           991
                                   ----------  -------------  ---------------  ---------------  -----------  ------------
September 30, 2000 (Restated)           (822)            82        8,248,775              213     (791,375)    7,456,873

Net income (Restated)                    196          1,616           13,560            4,216            -        19,588
Unrealized gain (loss) (Restated)         (5)          (286)             888           (1,101)           -          (504)
                                   ----------  -------------  ---------------  ---------------  -----------  ------------
December 31, 2000 (Restated)            (631)         1,412        8,263,223            3,328     (791,375)    7,475,957

Net income (Restated)                  8,214         62,561          524,979          163,198            -       758,952
                                   ----------  -------------  ---------------  ---------------  -----------  ------------
March 31, 2001 (Restated)              7,583         63,973        8,788,202          166,526     (791,375)    8,234,909

Net loss (Restated)                   (7,583)       (63,973)         (76,490)        (166,526)           -      (314,572)
                                   ----------  -------------  ---------------  ---------------  -----------  ------------
June 30, 2001 (Restated)                   -              -        8,711,712                -     (791,375)    7,920,337

Net loss (Restated)                   (2,080)             -         (205,926)               -            -      (208,006)
                                   ----------  -------------  ---------------  ---------------  -----------  ------------
September 30, 2001 (Restated)         (2,080)             -        8,505,786                -     (791,375)    7,712,331

Net income (Restated)                  2,815          6,066           50,903           15,824            -        75,608
                                   ----------  -------------  ---------------  ---------------  -----------  ------------
December 31, 2001 (Restated)       $     735   $      6,066   $    8,556,689   $       15,824   $ (791,375)  $ 7,787,939
                                   ==========  =============  ===============  ===============  ===========  ============




Reclassification
-----------------

Certain amounts previously reported have been reclassified to conform to the December 31, 2001 presentation.

Accumulated  Other  Comprehensive  Income
-----------------------------------------

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", effective in 1998, requires the disclosure of comprehensive income
(loss) to reflect changes in participants' capital that result from transactions and economic events from non-owner sources. Accumulated other comprehensive income (loss) for the years ended December 31, 2001, 2000 and 1999 represents the Trust's unrealized gains (losses) on investment securities:



                                                   2001     2000     1999
                                                  -----  --------  ------
Beginning balance. . . . . . . . . . . . . . . .  $  --  $ 5,042   $   --
Adjustments related to unrealized gains (losses)
on investment securities . . . . . . . . . . . .     --   (5,042)   5,042
                                                  -----  --------  ------
Ending balance . . . . . . . . . . . . . . . . .  $  --  $    --   $5,042
                                                  =====  ========  ======



Net  Income  and  Cash  Distributions  Per  Beneficiary  Interest
-----------------------------------------------------------------

Net income and cash distributions per Class A Beneficiary Interest are based on 582,017 Class A Interests outstanding during the years ended December 31, 2001, 2000 and 1999, respectively. Net income and cash distributions per Class B Interest are based on 1,000,961 Class B Interests outstanding during the years ended December 31, 2001, 2000 and 1999. Net income and cash distributions per Beneficiary Interest are computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.


Provision  for  Income  Taxes
-----------------------------

No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their separate tax returns.

New  Accounting  Pronouncements
-------------------------------

Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"), requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Trust believes the adoption of SFAS No. 141 has not had a material impact on its financial statements.

Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), was issued in July 2001 and is effective January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. SFAS No. 142 also includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill, and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 requires the Trust to complete a transitional goodwill impairment test six months from the date of adoption. The Trust believes the adoption of SFAS No. 142 will not have a material impact on its financial statements.

Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), was issued in October 2001 and replaces Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of Accounting Principles Bulletin Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business", for the disposal of segments of a business. SFAS No. 144 requires that those long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The Trust believes that the adoption of SFAS No. 144 will not have a material impact on its financial statements.


NOTE  4  -  EQUIPMENT
---------------------

The following is a summary of equipment owned by the Trust at December 31, 2001. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 2001 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis.



                                               Remaining
                                               Lease Term   Equipment
Equipment Type                                    (Months)  at Cost       Location
---------------------------------------------  -----------  ------------  --------------------------

Aircraft                                                42  $ 1,239,741   Foreign
Computer and peripherals                                 0    1,026,842   NY/OH/MI
Materials handling                                    0-12      714,086   AR/IA/IL/IN/MI/NC/NY/PA/WV
Trailers/intermodal containers                           0       56,976   VA/WV
Manufacturing                                            0       41,694   IL
                                                            ------------
   Total equipment cost                                  -    3,079,339
   Accumulated depreciation                              -   (2,175,686)
                                                            ------------
   Equipment, net of accumulated depreciation            -  $   903,653
                                                            ============



In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk, which could result from a concentration in any single equipment type, industry or lessee. At December 31, 2001, the Trust's equipment portfolio included equipment having a proportionate original cost of $2,120,359, representing approximately 69% of total equipment cost.

Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $1,240,000 and a net book value of approximately $901,000 at December 31, 2001. See Note 8 - Notes Payable.

Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

As equipment is sold to third parties, or otherwise disposed of, the Trust recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes fully depreciated equipment held for sale or re-lease with an original cost of approximately $859,000 at December 31, 2001. The Managing Trustee is actively seeking the sale or re-lease of all equipment not on lease. In addition, the summary above includes equipment being leased on a month-to-month basis.


NOTE  5  -  INTEREST  IN  EFG  KIRKWOOD  LLC
--------------------------------------------

On May 1, 1999, the Trust and three affiliated trusts (collectively the "Trusts") and Semele formed a joint venture, EFG Kirkwood LLC ("EFG Kirkwood"), for the purpose of acquiring preferred and common stock interests in Kirkwood Associates Inc. ("KAI"). The Trusts collectively own 100% of the Class A membership interests in EFG Kirkwood and Semele owns 100% of the Class B membership interests in EFG Kirkwood. The Class A interest holders are entitled to certain preferred returns prior to distribution payments to the Class B interest holder. The Trusts' interests in EFG Kirkwood constitute 50% of the voting securities of that entity under the operating agreement for the LLC, which gives equal voting rights to Class A and Class B membership interests. The Managing Trustee is the manager of EFG Kirkwood.

On April 30, 2000, KAI's ownership interests in certain assets and substantially all of its liabilities were transferred to Mountain Resort Holdings LLC ("Mountain Resort"). On May 1, 2000, EFG Kirkwood exchanged its interest in KAI's common and preferred stock for corresponding pro-rata membership interests in Mountain Resort. EFG Kirkwood holds approximately 38% of the membership interests in Mountain Resort. Mountain Resort, through four wholly owned subsidiaries, owns and operates the Kirkwood Mountain Resort, a ski resort located in northern California, a public utility that services the local community, and land that is held for residential and commercial development. The Trust holds 10% of EFG Kirkwood's Class A membership interests.

On May 1, 2000, EFG Kirkwood acquired 50% of the membership interests in Mountain Springs Resort LLC ("Mountain Springs"). Mountain Springs, through a wholly owned subsidiary, owns 80% of the common membership interests and 100% of the Class B Preferred membership interests in an entity that owns the Purgatory Ski Resort ("Purgatory") in Durango, Colorado.

The Trust's ownership interest in EFG Kirkwood had an original cost of $1,997,076; including a 1% acquisition fee of $19,773 paid to EFG. The Trust's ownership interest in EFG Kirkwood is accounted for on the equity method and the Trust recorded a loss of $45,552 and $450,156 for the years ended December 31, 2001 and 2000, respectively, representing its pro-rata share of the net loss of EFG Kirkwood.

The following table summarizes the selected financial data pertaining to the Trust's membership interests in EFG Kirkwood LLC and the summarized results of the operations of the ski resorts.

Mountain Resort has a April 30th fiscal year end and the operating results shown below have been conformed to the twelve months ended December 31, 2001 and 2000, respectively.

Purgatory has a May 31st fiscal year end. The operating results shown below have been conformed to the twelve months ended December 31, 2001. The Trust purchased their interest in Purgatory on May 1, 2000 and as such the operating results below have been conformed to reflect the eight months ended December 31, 2000.



                                                         2001          2000
                                                  ------------  ------------
                                                    (Restated)    (Restated)
EFG Kirkwood LLC
------------------------------------------------

Total assets (primarily real estate and plant)    $ 7,424,797   $ 7,851,180
Total liabilities (primarily borrowings)                   --       206,263
                                                  ------------  ------------

Net equity of EFG Kirkwood LLC                    $ 7,424,797   $ 7,644,917
                                                  ============  ============


Net equity of EFG Kirkwood LLC                    $ 7,424,797   $ 7,644,917
Unamortized capitalized acquisition fees (2)           82,043        89,675
                                                  ------------  ------------

Aggregate net equity and fees                     $ 7,506,840   $ 7,734,592
                                                  ============  ============


Trust's share of net equity and fees              $ 1,501,368   $ 1,546,920
                                                  ============  ============


                                                         2001          2000     1999 (1)
                                                  ------------  ------------  ----------
  (Restated)                                        (Restated)
Equity in loss                                    $  (215,838)  $(2,764,141)  $(218,890)
Total expenses                                         (4,282)       (8,567)         --
                                                  ------------  ------------  ----------

Net loss of EFG Kirkwood LLC                      $  (220,120)  $(2,772,708)  $(218,890)
                                                  ============  ============  ==========


Net loss of EFG Kirkwood LLC                      $  (220,120)  $(2,772,708)  $(218,890)
Amortization of capitalized acquisition fees (2)       (7,632)       (6,626)     (2,564)
                                                  ------------  ------------  ----------

Aggregate net loss                                $  (227,752)  $(2,779,334)  $(221,454)
                                                  ============  ============  ----------


Trust's share of net loss                         $   (45,552)  $  (450,156)  $      --
                                                  ============  ============  ==========


Summarized Operating Results - Ski Resorts:
------------------------------------------------

Revenues
     Mountain Resort                              $29,597,000   $27,741,000
                                                  ============  ============
     Purgatory                                    $15,250,000   $ 5,008,000
                                                  ============  ============

Expenses
      Mountain Resort                             $30,117,000   $27,464,000
                                                  ============  ============
      Purgatory                                   $15,648,000   $ 9,725,000
                                                  ============  ============




(1) EFG Kirkwood LLC commenced operations on June 10, 1999; therefore, amounts in this column correspond to the period June 10, 1999 to December 31, 1999.

(2) Unamortized capitalized acquisition fees represent expenses incurred by the four Trusts in the acquisition of the membership interests in EFG Kirkwood LLC.

EFG Kirkwood is a guarantor of a note payable to a bank of DSC/Purgatory LLC, the entity which owns Purgatory. The guarantee is for $3,500,000, the original principal balance of the note. The balance of the note is $1,075,000 at December 31, 2001. The note is also guaranteed in the same amount by another investor of DSC/Purgatory LLC.

NOTE  6  -INTEREST  IN  MILPI  HOLDINGS,  LLC
---------------------------------------------

In December 2000, the Trusts formed MILPI, which formed MILPI Acquisition Corp. ("MILPI Acquisition"), a wholly owned subsidiary of MILPI. The Trusts collectively paid $1.2 million for their membership interest in MILPI ($240,000 for the Trust) and MILPI purchased the shares of MILPI Acquisition for an aggregate purchase price of $1.2 million at December 31, 2000. MILPI Acquisition entered into a definitive agreement (the "Agreement") with PLM International, Inc. ("PLM"), an equipment leasing and asset management company, for the purpose of acquiring up to 100% of the outstanding common stock of PLM, for an approximate purchase price of up to $27 million. In connection with the acquisition, on December 29, 2000, MILPI Acquisition commenced a tender offer to purchase any and all of PLM's outstanding common stock.

Pursuant to the cash tender offer, MILPI Acquisition acquired approximately 83% of PLM's outstanding common stock in February 2001 for a total purchase price of approximately $21.8 million. Under the terms of the Agreement, with the approval of the holders of 50.1% of the outstanding common stock of PLM, MILPI Acquisition would merge into PLM, with PLM being the surviving entity. The merger was completed when MILPI obtained approval of the merger from PLM's shareholders pursuant to a special shareholders' meeting on February 6, 2002. Since the Trust and another of the Trusts have determined to liquidate their assets, the two other trusts provided the funds necessary to acquire the remaining 17% of PLM's outstanding common stock.

At December 31, 2001, the Trust has a 20% membership interest in MILPI having an original cost of $4,437,644. The cost of the Trust's interest in MILPI reflects MILPI Acquisition's cost of acquiring the common stock of PLM, including the amount paid for the shares tendered of $4,355,145, capitalized transaction costs of $38,948 and a 1% acquisition fee paid to a wholly-owned subsidiary of Semele of $43,551. The acquisition fees were capitalized by the Trust and are being amortized over a period of 7 years beginning March 1, 2001. The amount amortized is included in amortization expense and was $5,704 during the year ended December 31, 2001.

Equis II Corporation has voting control of the Trusts and owns the Managing Trustee of the Trusts. Semele owns Equis II Corporation. Mr. Engle and Mr.
Coyne, who are a director and an officer of the Trust, respectively, are also officers and directors of, and own significant stock in, Semele. In addition, Mr. Engle and Mr. Coyne are officers and directors of MILPI Acquisition.

The Trust's ownership interest in MILPI is accounted for on the equity method and the Trust recorded income of $578,988 during the year ended December 31, 2001, representing its pro-rata share of the net income of MILPI.

The table below provides summarized consolidated balance sheet data as of December 31, 2001 and income statement data for MILPI for the period February 7, 2001 (date of inception) through December 31, 2001.


 Total assets                                 $43,399,000
 Total liabilities                            $15,453,000
 Minority interest                            $ 3,029,000
 Total equity                                 $24,917,000

 Total revenues                               $10,376,000
 Total operating expenses, minority interest
        and other income and expenses         $ 5,818,000
 Provision for income taxes                   $ 1,611,000
 Net income                                   $ 2,947,000



See discussion of the completion of the PLM acquisition included in Note 14 - Subsequent Events.

NOTE  7  -  RELATED  PARTY  TRANSACTIONS
----------------------------------------

All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 2001, 2000 and 1999, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:



                                                            2001      2000      1999
                                                        --------  --------  --------
Acquisition fees . . . . . . . . . . . . . . . . . . .  $ 43,551  $  7,869  $ 14,450
Management fees. . . . . . . . . . . . . . . . . . . .    85,830    67,679    72,020
Administrative charges . . . . . . . . . . . . . . . .   130,592   127,891   127,120
Reimbursable operating expenses
 Due to third parties. . . . . . . . . . . . . . . . .   600,854   174,497   270,157
                                                        --------  --------  --------

                                       Total         .  $860,827  $377,936  $483,747
                                                        ========  ========  ========



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

All equipment was purchased from EFG, one of its Affiliates or from third-party sellers. The Trust's Purchase Price is determined by the method described in
Note  3,  Equipment  on  Lease.

All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 2001, the Trust was owed $23,936 by EFG for such funds and the interest thereon. These funds were remitted to the Trust in January 2002.

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

In 1997, the Trust issued 1,000,961 Class B Interests at $5.00 per interest, thereby generating $5,004,805 in aggregate Class B capital contributions. Class A Beneficiaries purchased 3,588 Class B Interests, generating $17,940 of such aggregate capital contributions, and then Special Beneficiary, EFG, purchased 997,373 of such Class B Interests, generating $4,986,865 of such aggregate capital contributions.

Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of the majority of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. See Item 1 (a) of this report regarding certain voting restrictions related to the Class B Interests. Equis II Corporation is owned by Semele. Gary D. Engle is Chairman and Chief Executive Officer of Semele. James A. Coyne is Semele's President and Chief Operating Officer. Mr. Engle and Mr. Coyne are both members of the Board of Directors of, and own significant stock in, Semele.

See the acquisition of the outstanding stock of PLM and subsequent merger by the Trusts included in Note 6 - Interest in MILPI Holdings, LLC.


NOTE  8  -  NOTES  PAYABLE
--------------------------

Notes payable at December 31, 2001 consisted of a 7.03% fixed interest rate installment note of $420,027 payable to an institutional lender. The installment note is non-recourse and is collateralized by the Trust's interest in an aircraft leased to Aerovias de Mexico, S.A. de C.V. and the assignment of the related lease payments, as discussed below. The Trust makes monthly debt and interest payments and the debt will be fully amortized at the expiration of the related lease term in June 2005.

In June 2001, the Trust and certain affiliated investment programs (collectively, the "Reno Programs") executed an agreement with the existing lessee, Reno Air, Inc. ("Reno"), to early terminate the lease of a McDonnell Douglas MD-87 aircraft that had been scheduled to expire in January 2003. Coincident with the termination of the Reno lease, the aircraft was re-leased to Aerovias de Mexico, S.A. de C.V. for a term of four years. The Reno Programs executed a debt agreement with a new lender collateralized by the aircraft and assignment of the Aerovias de Mexico, S.A. de C.V. lease payments. The Reno Programs received debt proceeds of $5,316,482, of which the Trust's share was $471,038. The Trust used the new debt proceeds and a portion of certain other receipts from Reno to repay the outstanding balance of the existing indebtedness related to the aircraft of $493,137 and accrued interest and fees of $7,347.

Management believes that the carrying amount of the note payable approximates fair value at December 31, 2001 based on its experience and understanding of the market for instruments with similar terms.

The  annual  maturities  of  the  note  payable  are  as  follows:

  For the year ending December 31,   2002  $111,998
                                     2003   120,189
                                     2004   128,949
                                     2005    58,891
                                           --------
                                    Total  $420,027
                                           ========






NOTE  9  -  INCOME  TAXES
-------------------------

The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

For financial statement purposes, the Trust allocates net income quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $473,796 Class A special cash distributions paid in 1999). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance, which may exist in the Managing Trustee's tax capital account. At December 31, 2001, the Managing Trustee had a positive tax capital account balance.

The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2001, 2000 and 1999:



                                                   2001         2000         1999
                                             -----------  -----------  ----------
                                              (Restated)   (Restated)
Net income                                   $  311,982   $  498,917   $1,470,149
   Financial statement depreciation (less
      than) in excess of tax depreciation      (127,956)    (161,727)     132,483
   Recognize pass through income               (309,409)     355,056            -
   Reverse income from corporate investment    (578,988)           -            -
   Tax gain in excess of book gain on sale            -       91,452    2,979,533
   Deferred rental income                         1,758      (35,495)      27,992
   Other                                        567,979       55,874       13,000
                                             -----------  -----------  ----------
Net income (loss) for federal income tax
   reporting purposes                        $ (134,634)  $  804,077   $4,623,157
                                             ===========  ===========  ==========



The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2001 and 2000:


                                                                      2001          2000
                                                                    (Restated)    (Restated)
                                                                  ------------  ------------
Participants' capital                                             $ 7,787,939   $ 7,475,957
   Add back selling commissions and organization
      and offering costs                                            1,625,692     1,625,692
   Deduct deferred step-down of capital basis                         (68,201)      (68,201)
   Cumulative difference between federal income tax
      and financial statement income (loss)                        (1,486,173)   (1,039,557)
                                                                  ------------  ------------

Participants' capital for federal income tax reporting purposes   $ 7,859,257   $ 7,993,891
                                                                  ============  ============



The cumulative difference between federal income tax and financial statement income (loss) represents temporary differences.


NOTE  10  -  GUARANTEE  AGREEMENT
---------------------------------

On March 8, 2000, the Trusts entered into a guarantee agreement whereby the Trusts, jointly and severally, guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, a newly-formed Delaware company that is controlled by Gary D. Engle, President and Chief Executive Officer of
EFG, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"). The lease payments of Echelon Commercial LLC to Heller are supported by lease payments to Echelon Commercial LLC from various sub-lessees who are parties to commercial and residential lease agreements under the master lease agreement. The guarantee of lease payments by the Trusts was capped at a maximum of $34,500,000, excluding expenses that could result in the event that Echelon Commercial LLC defaulted under the terms of the master lease agreement.

As a result of principal reductions on the average guarantee amount, an amended and restated agreement was entered into in December 2000, that reduced the guaranteed amount among the Trusts. During the year ended December 31, 2001, the requirements of the guarantee agreements were met and the Trust received payment for all outstanding amounts totaling $74,112, including $29,571 of income related to the guarantee agreement recognized during the year ended December 31, 2001. During the year ended December 31, 2000, the Trust received an upfront cash fee of $57,900 and recognized a total of $99,493 in income related to this guarantee fee. The guarantee fee is reflected as Other Income on the accompanying Statement of Operations. The Trust has no further obligations under the guarantee agreement.


NOTE  11  -  LEGAL  PROCEEDINGS
-------------------------------

On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned Leonard Rosenblum, et al. v. Equis
                                            ------------------------------------
Financial Group Limited Partnership, et al., in the United States District Court
      ------------------------------------
for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Trust (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the Managing Trustee, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned Leonard Rosenblum, et al. v. Equis
                                             -----------------------------------
Financial  Group  Limited  Partnership,  et  al.,  in  the Superior Court of the
     ------------------------------------------
Commonwealth  of  Massachusetts  on behalf of the Nominal Defendants against the
     -
Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit."

The Plaintiffs asserted, among other things, claims against the Defendants on behalf of the Nominal Defendants for violations of the Securities Exchange Act of 1934, common law fraud, breach of contract, breach of fiduciary duty, and violations of the partnership or trust agreements that govern each of the Nominal Defendants. The Defendants denied, and continue to deny, that any of them have committed or threatened to commit any violations of law or breached any fiduciary duties to the Plaintiffs or the Nominal Defendants.

On July 16, 1998, counsel for the Defendants and the Plaintiffs executed a Stipulation of Settlement setting forth terms pursuant to which a settlement of the Class Action Lawsuit was intended to be achieved and which, among other things, was expected to reduce the burdens and expenses attendant to continuing litigation. The Stipulation of Settlement was based upon and superseded a Memorandum of Understanding between the parties dated March 9, 1998 which outlined the terms of a possible settlement. The Stipulation of Settlement was filed with the Court on July 23, 1998 and was preliminarily approved by the Court on August 20, 1998 when the Court issued its "Order Preliminarily
Approving Settlement, Conditionally Certifying Settlement Class and Providing for Notice of, and Hearing on, the Proposed Settlement."

On March 15, 1999, counsel for the Plaintiffs and the Defendants entered into an amended Stipulation of Settlement (the "Amended Stipulation") which was filed with the Court on March 15, 1999. The Amended Stipulation was preliminarily approved by the Court by its "Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 22, 1999. The Amended Stipulation, among other things, divided the Class Action Lawsuit into two separate sub-classes that could be settled individually. The second sub-class, which does not include the Trust, remains pending.

On April 5, 1999, the Trust mailed a notice to all Class A and Class B Beneficiaries describing, among other things, the Class Action Lawsuit and the proposed settlement terms for the Trust. In addition, the notice advised the Beneficiaries that the Court would conduct a fairness hearing on May 21, 1999 and described the rights of the Beneficiaries and the procedures they should follow if they wished to object to the settlement.

On May 26, 1999, the Court issued its Order and Final Judgment approving settlement of the Class Action Lawsuit with respect to claims asserted by the Plaintiffs on behalf of the sub-class that included the Trust. As a result of the settlement, the Trust declared a special cash distribution of $500,709, including legal fees for Plaintiffs' counsel of $26,913, that was paid in July 1999 ($0.81 per Class A Interest, net of legal fees). In addition, the parent company of the Managing Trustee, Equis II Corporation, agreed to commit $1,126,595 of its Class B Capital Contributions (paid in connection with its purchase of Class B Interests in July 1997) to the Trust for the Trust's operating and investment purposes. In the absence of this commitment, Equis II Corporation would have been entitled to receive a Class B Capital Distribution for this amount pursuant to the Trust Agreement because the proceeds from the offering of the Class B Interests were intended to be used for approximately a two-year period to re-purchase outstanding Class A Interests for the benefit of each Trust. Subsequently, any Class B capital not so expended was required to be returned to the Class B Interest holders. The settlement required that Equis II Corporation forego this Class B Capital Distribution. The settlement effectively caused Equis II Corporation to remain at risk as a long-term investor in the Trust.


NOTE  12  -  QUARTERLY  RESULTS  OF  OPERATIONS  (Unaudited)
------------------------------------------------------------

The following is a summary of the quarterly results of operations for the years ended December 31, 2001 and 2000:

                                                  Three  Months  Ended
                                                  --------------------

                                   March 31,   June 30,    September 30,    December 31,   Total
                                   ----------  ----------  ---------------  -------------  -----------

    2001 (as restated)
---------------------------------

Lease revenue . . . . . . . . . .  $  108,001  $ 175,772   $      123,472   $     111,426  $  518,671
Net income (loss) . . . . . . . .  $  758,952  $(314,572)  $     (208,006)  $      75,608  $  311,982
Net income (loss) per
  Beneficiary Interest:
  Class A Interests                $     0.90  $   (0.13)  $        (0.35)  $        0.09  $     0.50
  Class B Interests                $     0.16  $   (0.17)  $           --   $        0.02  $     0.01

    2001 (as previously reported)
---------------------------------

Lease revenue . . . . . . . . . .  $  108,001  $ 175,772   $      123,472   $     111,426  $  518,671
Net income (loss) . . . . . . . .  $  654,920  $(291,770)  $     (113,659)  $     111,456  $  360,947
Net income (loss) per
  Beneficiary Interest:
  Class A Interests                $     0.78  $   (0.14)  $        (0.19)  $        0.13  $     0.57
  Class B Interests                $     0.14  $   (0.15)  $           --   $        0.02  $     0.02


    2000 (as restated)
---------------------------------

Lease revenue . . . . . . . . . .  $  278,630  $ 284,778   $      238,160   $     235,351  $1,036,919
Net income (loss) . . . . . . . .  $  471,010  $ 147,330   $     (139,011)  $      19,588  $  498,917
Net income (loss) per
  Beneficiary Interest:
  Class A Interests                $       --  $    0.06   $        (0.21)  $        0.02  $    (0.12)
  Class B Interests                $     0.26  $    0.06   $        (0.01)  $          --  $     0.32

    2000 (as previously reported)
---------------------------------

Lease revenue . . . . . . . . . .  $  278,630  $ 284,778   $      238,160   $     235,351  $1,036,919
Net income (loss) . . . . . . . .  $  461,162  $ 150,567   $      (55,887)  $      30,152  $  585,994
Net income (loss) per
  Beneficiary Interest:
  Class A Interests                $       --  $    0.06   $        (0.07)  $        0.04  $     0.02
  Class B Interests                $     0.26  $    0.07   $        (0.01)  $        0.01  $     0.32




NOTE  13  -  SEGMENT  REPORTING
-------------------------------

The Trust has two principal operating segments: 1) Equipment Leasing and 2) Real Estate Ownership, Development & Management. The Equipment Leasing segment includes the management of the Trust's equipment lease portfolio and the Trust's interest in MILPI Holdings, LLC ("MILPI"). MILPI owns MILPI Acquisition Corp., which owns the majority interest in PLM, an equipment leasing and asset management company. The Real Estate segment includes the ownership, management and development of commercial properties, recreational properties, condominiums, interval ownership units, townhomes, single family homes and land sales through its ownership interests in EFG Kirkwood. There are no material intersegment sales or transfers.

Segment information for the years ended December 31, 2001, 2000 and 1999 is summarized below.



                                             2001           2000          1999
                                         -------------  -------------  -----------
                                         Restated (1)   Restated (1)

Total Income: (2)
   Equipment leasing                     $    706,012   $  1,562,804   $ 2,634,958
   Real estate                                      -              -             -
                                         -------------  -------------  -----------
     Total                               $    706,012   $  1,562,804   $ 2,634,958
                                         =============  =============  ===========

Operating Expenses, Management Fees
and Other Expenses:
   Equipment leasing                     $    796,159   $    403,284   $   462,077
   Real estate                                 21,117         17,293         7,220
                                         -------------  -------------  -----------
     Total                               $    817,276   $    420,577   $   469,297
                                         =============  =============  ===========

Interest Expense:
   Equipment leasing                     $     23,292   $     57,223   $    50,389
   Real estate                                      -              -             -
                                         -------------  -------------  -----------
     Total                               $     23,292   $     57,223   $    50,389
                                         =============  =============  ===========

Depreciation and Amortization Expense:
   Equipment leasing                     $     86,898   $    135,931   $   645,123
   Real estate                                      -              -             -
                                         -------------  -------------  -----------
     Total                               $     86,898   $    135,931   $   645,123
                                         =============  =============  ===========

 Equity Interests:
   Equipment leasing                     $    578,988   $          -   $         -
   Real estate                                (45,552)      (450,156)            -
                                         -------------  -------------  -----------
     Total                               $    533,436   $   (450,156)  $         -
                                         =============  =============  ===========

 Net Income:                             $    311,982   $    498,917   $ 1,470,149
                                         =============  =============  ===========


 Capital Expenditures:
   Equipment leasing                     $  4,197,644   $    391,098   $   103,132
   Real estate                                      -        643,676     1,353,400
                                         -------------  -------------  -----------
     Total                               $  4,197,644   $  1,034,774   $ 1,456,532
                                         =============  =============  ===========

 Assets:
   Equipment leasing                     $  6,938,588   $  6,679,629   $11,150,040
   Real estate                              1,501,368      1,546,920     1,901,976
                                         -------------  -------------  -----------
     Total                               $  8,439,956   $  8,226,549   $13,052,016
                                         =============  =============  ===========


(1) See Note 1 to the accompanying financial statements, regarding the restatement of the Trust's 2001 and 2000 financial statements.

(2) Includes equipment leasing revenue of $518,671, $1,036,919 and $1,325,194 for the years ended December 31, 2001, 2000 and 1999, respectively.



Results  of  Operations
-----------------------


Equipment  Leasing
------------------

For the year ended December 31, 2001, the Trust recognized lease revenue of $518,671 compared to $1,036,919 and $1,325,194 for the years ended December 31, 2000 and 1999, respectively. The decrease in lease revenue resulted from lease term expirations and the sale of equipment.

The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk, which could result from a concentration in any single equipment type, industry or lessee. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

In June 2001, the Trust and certain affiliated investment programs (collectively, the "Reno Programs") executed an agreement with the existing lessee to early terminate the lease with Reno Air, Inc. of a McDonnell Douglas MD-87 aircraft that had been scheduled to expire in January 2003. The Reno Programs received an early termination fee of $840,000 and a payment of $400,000 for certain maintenance required under the existing lease agreement. The Trust's share of the early termination fee was $74,424, which was recognized as lease revenue during the year ended December 31, 2001 and its share of the maintenance payment was $35,440, which is accrued as a maintenance obligation at December 31, 2001. Coincident with the termination of the Reno lease, the aircraft was re-leased to Aerovias de Mexico, S.A. de C.V. for a term of four years. The Reno Programs are to receive rents of $6,240,000 over the lease term, of which the Trust's share is $552,864. During the years ended December 31, 2001, 2000 and 1999, the Trust recognized lease revenue including the early termination fee discussed above of $219,210, $159,904 and $153,980, respectively, related to its interest in this aircraft.

Interest income for the year ended December 31, 2001 was $71,832 compared to $363,963 and $540,106 for the years ended December 31, 2000 and 1999, respectively. Generally, interest income is generated from the temporary investment of rental receipts and equipment sale proceeds in short-term instruments. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the amount of cash available for investment, among other factors. The Trust distributed $5,300,000 in January 2000, which resulted in a reduction of cash available for investment.

On March 8, 2000, the Trust and three affiliated trusts entered into a guarantee agreement whereby the trusts, jointly and severally, guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"). During the year ended December 31, 2001, the requirements of the guarantee agreements were met and the Trust received payment for all outstanding amounts totaling $74,112, including $29,571 of income related to the guarantee agreement recognized during the year ended December 31, 2001. During the year ended December 31, 2000, the Trust received an upfront cash fee of $57,900 and recognized a total of $99,493 in income related to this guarantee fee. The guarantee fee is reflected as Other Income in the accompanying Statement of Operations. The Trust has no further obligations under the guarantee agreement.

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

During the year December 31, 2001, the Trust sold equipment having a net book value of $68,022 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes of $82,360. During the years December 31, 2000 and 1999, the Trust sold equipment having a net book value of $91,451 and $4,237,791, respectively, to existing lessees and third parties. These sales resulted in net gains, for financial statement purposes of $44,905 and $508,542, respectively.

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

Depreciation expense was $81,194, $135,931 and $645,123 for the years ended December 31, 2001, 2000 and 1999, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

Interest expense was $23,292, $57,223 and $50,389 for the year ended December 31, 2001, 2000 and 1999, respectively. Interest expense will continue to decrease in the future as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

Management fees related to equipment leasing were $64,713, $50,386 and $64,800 during the years ended December 31, 2001, 2000 and 1999, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases, subject to certain limitations.

Operating expenses - affiliate were $731,446, $302,388 and $397,277 during the years ended December 31, 2001, 2000 and 1999, respectively. Operating expenses
- affiliate in 2001 included approximately $151,000 of remarketing costs related to the re-lease of an aircraft in June 2001 and $114,000 for ongoing legal costs associated with the Trust's ongoing discussions with the Securities and Exchange Commission regarding its investment company status. Operating expenses - affiliate also included approximately $66,000 of costs reimbursed to EFG as a result of the successful acquisition of the PLM common stock. In conjunction with the acquisition of the PLM common stock, EFG became entitled to recover certain out of pocket expenses which it had previously incurred. Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities. In addition, the Trust wrote-down other investments $50,510 during the year ended December 31, 2000.

For the year ended December 31, 2001, the Trust recorded income of $578,988 and amortization expense of $5,704, in connection with its ownership interest in MILPI. This income represents the Trust's share of the net income of MILPI recorded under the equity method of accounting. The Trust's income from MILPI results from MILPI's indirect ownership of PLM common stock acquired in February 2001.

MILPI
-----

During the period February 7, 2001 (date of inception) through December 31, 2001, MILPI recognized operating revenues of approximately $10,376,000, consisting primarily of $5,217,000 of management fees, $2,032,000 of acquisition and lease negotiation fees, $1,716,000 of equity income in partnership interests and $472,000 of operating lease income. In addition, MILPI recognized other income of approximately $467,000, consisting primarily of interest income earned on investments.

During the same period, MILPI incurred total operating expenses of $5,856,000, consisting primarily of $3,290,000 of general and administrative expenses, $1,255,000 of depreciation and amortization, $511,000 from impairment of its investment in managed programs and $800,000 of operations support expenses, which include salary and office-related expenses for operational activities. In addition, MILPI also incurred income tax expense of $1,611,000 and recorded minority interest expense of $429,000.


Real  Estate
------------

Management fees for non-equipment assets were $21,117, $17,293 and $7,220 for the years ended December 31, 2001, 2000 and 1999, respectively. The management fees on non-equipment assets, excluding cash, were based on 1% of such assets under management.

The Trust owns 20% of the Class A membership interests of EFG Kirkwood, a joint venture between the Trust, certain affiliated trusts, and Semele. AFG ASIT Corporation, the Managing Trustee of the Trust and a subsidiary of Semele, also is the manager of EFG Kirkwood.

EFG  Kirkwood  owns  membership  interests  in:

      Mountain  Resort  Holdings  LLC  ("Mountain  Resort")  and
 Mountain  Springs  Resort  LLC  ("Mountain  Springs").

Mountain Resort, through four wholly owned subsidiaries, owns and operates the Kirkwood Mountain Resort, a ski resort located in northern California, a public utility that services the local community, and land that is held for residential and commercial development.

Mountain Springs, through a wholly owned subsidiary, owns a controlling interest in DSC/Purgatory LLC ("Purgatory") in Durango, Colorado. Purgatory is a ski and mountain recreation resort covering 2,500 acres, situated on 40 miles of terrain with 75 ski trails. Purgatory receives the majority of its revenues from winter ski operations, primarily ski, lodging, retail, and food and beverage services, with the remainder of its revenues generated from summer outdoor activities, such as alpine sliding and mountain biking.

For the year ended December 31, 2001, the Trust recorded a loss of $45,552 on its ownership interest in EFG Kirkwood, compared to a loss of $450,156 for the year ended December 31, 2000. The loss in 2000 was caused principally by losses reported by Purgatory for the period May 1, 2000 to December 31, 2000. Mountain Springs, through a wholly owned subsidiary, became an equity participant in Purgatory on May 1, 2000. Consequently, Mountain Springs did not participate in the operating results of Purgatory for the period from January 1, 2000 to April 30, 2000, generally the period of Purgatory's peak income activity. Accordingly, the losses incurred in 2000 do not reflect a full year's operating activities for Purgatory. See Note 5 to the accompanying financial statements.

Through its ownership of 20% of the Class A membership interests in EFG Kirkwood, the Trust indirectly owns interests in two ski resort operating companies, Purgatory and Mountain Resort. EFG Kirkwood owns 50% of the membership interests in Mountain Springs which, through a wholly-owned subsidiary, owns 80% of the common member interests and 100% of the Class B preferred member interests of Purgatory. EFG Kirkwood also owns approximately 38% of the membership interests in Mountain Resort which, through four wholly-owned subsidiaries, owns Kirkwood Mountain Resort. The Trust accounts for its ownership interests using the equity method of accounting.


Mountain  Resort
----------------

Mountain Resort is primarily a ski and mountain recreation resort with more than 2,000 acres of terrain, located approximately 32 miles south of Lake Tahoe. The resort receives approximately 70% of its revenues from winter ski operations, primarily ski, lodging, retail and food and beverage services with the remainder of the revenues generated from summer outdoor activities, including mountain biking, hiking and other activities. Other operations include a real estate development division, which has developed and is managing a 40-unit condominium residential and commercial building, an electric and gas utility company, which operates as a regulated utility company and provides electric and gas services to the Kirkwood community, and a real estate brokerage company.

During the year ended December 31, 2001, Mountain Resort recorded total revenues of approximately $29,597,000 compared to approximately $27,741,000 for the same period in 2000. The increase in total revenues from 2000 to 2001 of $1,856,000 is primarily the result of an increase in ski-related revenues offset by a decrease in residential-related revenues.

Ski-related revenues increased approximately $4,078,000 for the year ended December 31, 2001 compared to 2000. The increase in ski-related revenues resulted from improved weather conditions during the winter season, which attracted more skiers. Improved weather conditions resulted in the resort supporting approximately 336,000 skiers for the year ended December 31, 2001 as compared to approximately 291,000 skiers in 2000.

Residential-related revenues and other operations revenues decreased approximately $2,222,000 for the year ended December 31, 2001 as compared to 2000. The decrease primarily reflects the completion of a 40-unit condominium residential and commercial building in December 1999 resulting in a significant number of condominium sales closing in January 2000.

During the year ended December 31, 2001, Mountain Resort recorded total expenses of approximately $30,117,000 compared to approximately $27,464,000 in 2000. The increase in total expenses of $2,653,000 from 2000 to 2001 is the result of increases in ski-related expenses and residential-related and other operations expenses.

Ski-related expenses in 2001 increased approximately $2,425,000 compared to 2000 as a result of an increase in ski-related revenue, as discussed above.

Residential-related expenses and other operations expenses increased approximately $228,000 in the year end December 31, 2001 compared to 2000, as a result of an increase in other operations expenses largely offset by a decrease in cost of sales from condominium units sold during the year ended December 31, 2001 compared to 2000, as discussed above.


Mountain  Springs
-----------------

Purgatory is a ski and mountain recreation resort covering 2,500 acres, situated on 40 miles of terrain with 75 ski trails located near Durango, Colorado. Purgatory receives the majority of its revenues from winter ski operations, primarily ski, lodging, retail and food and beverage services, with the remainder of revenues generated from summer outdoor activities, such as alpine sliding and mountain biking.

Mountain Springs became an equity participant in Purgatory on May 1, 2000 and therefore did not have an interest in Purgatory during the three months ended March 31, 2000. For comparative purposes, the following discussion of Purgatory's operating results includes the operating results for the three months ended March 31, 2000.

During the year ended December 31, 2001, Purgatory recorded total revenues of approximately $15,250,000 compared to approximately $13,507,000 for the same period of 2000. The increase in total revenues from 2000 to 2001 of approximately $1,743,000 is the result of improved weather conditions during the winter season, which attracted more skiers. Improved weather conditions resulted in the resort supporting approximately 306,000 skiers for the year ended December 31, 2001 compared to 286,000 skiers in the same period of 2000.

Total expenses were approximately $15,648,000 for the year ended December 31, 2001 compared to approximately $16,163,000 for the same period in 2000. The decrease in total expenses for the year ended December 31, 2001 compared to the same period in 2000 of approximately $515,000 is a result of decreases in operating expenses of approximately $75,000, non-operating costs of approximately $100,000 and financing costs of approximately $340,000.



NOTE  14  -  SUBSEQUENT  EVENT
------------------------------

On February 6, 2002, MILPI completed its acquisition of PLM through the acquisition of the remaining 17% of the outstanding PLM common shares by effecting a merger of PLM into MILPI Acquisition Corp. The merger was completed when MILPI obtained approval of the merger from PLM's shareholders pursuant to a special shareholders' meeting. The Trust did not purchase any of the remaining 17% of the outstanding PLM common shares and the Trust's ownership interest in MILPI subsequent to the merger was decreased from 20% to 16.66%.

On March 12, 2002, PLM declared and paid a cash dividend of approximately $2.7 million, of which the Trust's share was $444,310.

                        ADDITIONAL FINANCIAL INFORMATION

                             AFG INVESTMENT TRUST B

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

The Trust classifies all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment may be sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenues, represent the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition, may not reflect the aggregate residual proceeds realized by the Trust for such equipment. Expenses, such as management fees, and interest earned on cash generated are not included below.

The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 2001, 2000 and 1999.


                                                    2001        2000        1999
                                                 ----------  ----------  -----------
Rents earned prior to disposal of
  equipment, net of interest charges             $4,798,328  $1,272,857  $ 6,729,842

Sale proceeds realized upon
  disposition of equipment                          150,382     136,356    4,746,333
                                                 ----------  ----------  -----------

Total cash generated from rents
  and equipment sale proceeds                     4,948,710   1,409,213   11,476,175

Original acquisition cost of equipment disposed   3,790,816   1,096,932    8,909,602
                                                 ----------  ----------  -----------

Excess of total cash generated to cost
  of equipment disposed                          $1,157,894  $  312,281  $ 2,566,573
                                                 ==========  ==========  ===========

                             AFG INVESTMENT TRUST B

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                   (RESTATED)



                                                                   Sales and
                                                    Operations    Refinancings      Total
                                                   ------------  --------------  ------------
Net income                                         $   229,622   $      82,360   $   311,982

Add:
  Depreciation                                          86,898               -        86,898
  Management fees                                       85,830               -        85,830
  Income from equity interests                        (533,436)              -      (533,436)
  Book value of disposed equipment                           -          68,022        68,022
Less:
  Principal reduction of notes payable                (604,740)              -      (604,740)
                                                   ------------  --------------  ------------

  Cash from operations, sales and refinancings        (735,826)        150,382      (585,444)

Less:
  Management fees                                      (85,830)              -       (85,830)
                                                   ------------  --------------  ------------

  Distributable cash from operations,
    sales and refinancings                            (821,656)        150,382      (671,274)

Other sources and uses of cash:
  Cash and cash equivalents at beginning of year     3,019,685       2,107,108     5,126,793
  Investments - other                                        -           1,453         1,453
  Interest in MILPI Holdings, LLC (1)               (1,467,663)     (2,729,981)   (4,197,644)
  Net proceeds from note payable refinancing                 -         471,038       471,038
  Net change in receivables and accruals               169,203               -       169,203
                                                   ------------  --------------  ------------

Cash and cash equivalents at end of year           $   899,569   $           -   $   899,569
                                                   ============  ==============  ============




(1) To the extent available, cash generated from sales and refinancings is used for reinvestment, in accordance  with  the  Trust  Agreement.

                             AFG INVESTMENT TRUST B

                       SCHEDULE OF COSTS REIMBURSED TO THE
                     MANAGING TRUSTEE AND ITS AFFILIATES AS
               REQUIRED BY SECTION 10.4 OF THE SECOND AMENDED AND
                          RESTATED DECLARATION OF TRUST

                      FOR THE YEAR ENDED DECEMBER 31, 2001

For the year ended December 31, 2001, the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:

     Operating  expenses     $696,701

                             AFG INVESTMENT TRUST B

        SCHEDULE OF REIMBURSABLE OPERATING EXPENSES DUE TO THIRD PARTIES

                      FOR THE YEAR ENDED DECEMBER 31, 2001


Operating expenses for the year ended December 31, 2001 consisted of the following:

Legal                         $250,402
Selling & Remarketing          158,930
Accounting and Tax             105,728
Printing & Document Services    27,253
Investor Services               20,281
Travel & Entertainment          14,932
Insurance                        9,282
Bank Charges                     8,955
Office                           4,847
Equipment Maintenance              244
                              --------
   Total                      $600,854
                              ========

                             AFG INVESTMENT TRUST B

                              SCHEDULE OF EQUIPMENT

                             AS OF DECEMBER 31, 2001



                                              Lease
                                    Rental    Expiration              Net Book
Lessee                              Schedule  Date        Cost        Value      Debt
----------------------------------  --------  ----------  ----------  ---------  --------

Amoco Corporation                   A-O-20             -  $   20,748  $       -  $      -
Aerovias De Mexico, S.A. de C.V.    N753RA       6/21/05   1,239,741    900,959   420,027
International Paper                 A-24-122           -      19,891          -         -
International Paper                 B-24-64            -      12,879          -         -
GATX Logistics, Inc.                E-2                -      41,694          -         -
GATX Logistics, Inc.                E-3                -      68,861          -         -
General Motors Corporation          A-28RN1            -     410,497          -         -
Owens-Corning Fiberglass Corp.      A-42               -         572          -         -
Temple-Inland Forest Product Group  A-1RN2      12/31/02      21,486      2,694         -
USS/Kobe Steel Company              A-1                -     122,886          -         -
USS/Kobe Steel Company              A-2                -      44,254          -         -
Walker Manufacturing Company        A-9RN1             -      56,975          -         -
Xerox Corporation                   BB57-RN3           -     110,738          -         -
Xerox Corporation                   BB61-RN3           -      25,487          -         -
Xerox Corporation                   BB-68RN2           -      23,499          -         -
Warehouse                                              -     859,131          -         -
                                                          ----------  ---------  --------

 Total                                                 -  $3,079,339  $ 903,653  $420,027
                                                          ==========  =========  ========