Form 10-K, Exhibit 13
period 2002-12-31
AFG INVESTMENT TRUST B
filed 2003-03-31
CIK 879495

EXHIBIT 13

                    AFG INVESTMENT TRUST B LIQUIDATING TRUST

              ANNUAL REPORT TO THE PARTICIPANTS, DECEMBER 31, 2002

                    AFG INVESTMENT TRUST B LIQUIDATING TRUST

                   INDEX TO ANNUAL REPORT TO THE PARTICIPANTS



                                                     Page
                                                     ----
SELECTED FINANCIAL DATA . . . . . . . . . . . . . .    17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS . . . . . . .    18

FINANCIAL STATEMENT:

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.    25

STATEMENT OF NET ASSETS IN LIQUIDATION
  AS OF DECEMBER 31, 2002                              26

NOTES TO THE FINANCIAL STATEMENT                       27



SELECTED  FINANCIAL  DATA

The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Statement of Net Assets in Liquidation.

AFG Investment Trust B Liquidating Trust (the "Liquidating Trust") was organized for the purpose of liquidating the assets that were held by AFG Investment Trust B ('the Trust"). Per the Trust agreement, the Trust is scheduled to be dissolved by December 31, 2003 but may be extended under certain circumstances. Because the Liquidating Trust was formed at December 31, 2002, the Liquidating Trust has no historical financial data or statement of operations other than disclosed below (in thousands of dollars):



                           December 31,
                               2002
                           -------------
Total assets               $       5,850
Accrued liabilities                  624
                           -------------
Net assets in liquidation  $       5,226
                           =============

FORWARD-LOOKING  INFORMATION

Certain statements in this annual report of AFG Investment Trust B Liquidating Trust (the "Liquidating Trust"), that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the collection of the Liquidating Trust's contracted rents, the realization of residual proceeds from the Liquidating Trust's equipment, the performance of the Trust's non-equipment assets, and future economic conditions.

OVERVIEW

On December 31, 2002, AFG Investment Trust B Liquidating Trust (the "Liquidating Trust") was established for the purpose of liquidating the remaining assets and liabilities of AFG Investment Trust B (the "Trust"). Effective December 31, 2002, the Trust also entered into a Liquidating Trust Agreement (the "Liquidating Trust Agreement') with Wilmington Trust Company ("Wilmington Trust" or "Trustee"), as trustee of the Liquidating Trust. In conjunction with the Liquidating Trust Agreement, the Trustee has engaged AFG ASIT Corporation and EFG as managers to assist in the day-to-day management of the Liquidating Trust. As of December 31, 2002, each unitholder of the Trust received a pro rata beneficial interest in the Liquidating Trust in exchange for such holder's Trust units.

The Trust was organized as a Delaware business trust in May 1992. Participant's capital initially consisted of contributions from the Managing Trustee, AFG ASIT Corporation, the Special Beneficiary, Equis Financial Group Limited Partnership and its subsidiaries ("EFG") and from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG.

On December 31, 2002, the Trust completed its liquidation and dissolution pursuant to a Plan of Complete Liquidation and Dissolution (the "Plan"), adopted as of that date, in accordance with a proxy solicitation dated November 25, 2002 directing the implementation of the Plan, which provided that the Trust would immediately commence liquidation and dissolution, followed by the termination of its Certification of Trust. On December 31, 2002, the Trust filed a Certificate of Cancellation with the Secretary of State of the State of Delaware.

The Plan provides that AFG ASIT Corporation, not in its individual capacity but solely as the manager, shall use its best efforts to liquidate and dissolve prior to winding up its affairs, including, but not limited to, the sale of its remaining assets, the collection of any receivables and payment of unsatisfied debts, claims, liabilities, commitments, suits and other obligations, whether contingent or fixed by December 31, 2003, provided, although this date may be extended under certain circumstances.

In accordance with the Plan and the Liquidating Trust Agreement, the Trust has transferred all of its remaining cash and non-cash assets and all of its remaining liabilities to the Liquidating Trust, including a cash reserve for contingent liabilities of the Trust and the Liquidating Trust. Upon the transfer of assets to the Liquidating Trust, Wilmington Trust was given the power and authority to delegate or re-assign the Managing Trustee's authority. AFG ASIT Corporation does not control the assets of the Liquidating Trust. In addition to delegating the managing responsibilities of the Liquidating Trust, Wilmington Trust also holds title to all the property in the Liquidating Trust and controls cash disbursements.

LIQUIDITY  AND  CAPITAL  RESOURCES

At December 31, 2002, the Trust had approximately $0.1 million in receivables from affiliates. All rents and proceeds from the sale of equipment are paid by the lessee directly to EFG. EFG temporarily deposits collected funds a separate interest-bearing escrow account prior to remittance to the Liquidating Trust. The Liquidating Trust's cash proceeds received by EFG are reimbursed to the Liquidating Trust on a monthly basis. The receivable was paid in full in January 2003.

The Liquidating Trust has an equity investment in MILPI Holdings, LLC ("MILPI") for $3.6 million at December 31, 2002. MILPI operates in the equipment management segment. In December 2002, AFG Investment Trust B's shareholders approved a proxy solicitation requesting that the Trust sell its interest in MILPI to MILPI at a predetermined price which approximated fair value. The purchase price was based on a valuation model which included expected future cash flows of MILPI. AFG Investment Trust B also hired an independent investment banking firm to issue a fairness opinion on the purchase price. The investment is carried in the Liquidating Trust's financial statement at the purchase price agreed in the proxy solicitation which approximates fair value. MILPI is planning to finance the acquisition through its existing cash reserves and cash flows generated from the sale of railcars.

The Liquidating Trust has equity interest investments in EFG Kirkwood LLC ("EFG Kirkwood") for $0.8 million at December 31, 2002. EFG Kirkwood operates in the real estate operating segment. The investment is carried at fair market value which was determined through an appraisal based on valuation models using the expected future cash flows of the investments. It is difficult to predict the timing of the sale of this investment. Adverse market conditions may have a negative impact on the proceeds that may be realized from the sale which may make the investment difficult to sell.

The Liquidating Trust had accrued liabilities of $0.6 million at December 31, 2002. Accrued Liabilities consist of costs incurred and estimated costs associated with liquidating the assets. To the extent that the Liquidating Trust has a contingent liability, generally meaning a liability, the payment of which is subject to the outcome of a future event, the Liquidating Trust recognizes a liability when the amount of the liability can be reasonably estimated and the liability is probable. There may be differences between the assumptions and the actual results because events and circumstances frequently do not occur as expected. Those differences, if any, could result in a change in the net assets recorded in the Statement of Net Assets in Liquidation.

The events of September 11, 2001 and the economic downturn, have adversely affected the market demand in the equipment leasing and real estate industries. While the Liquidating Trust cannot determine if these events will have a material effect on the Liquidating Trust in the next year, it is monitoring the industries to assess the timing of disposition of its assets. Due to the events above, the Liquidating Trust does not anticipate dividend distributions from its equity interest investments in the near future.

No cash distributions were paid from the Liquidating Trust as of December 31, 2002. In any given year, it is possible that beneficial interest holders in the Liquidating Trust will be allocated taxable income in excess of distributed cash. This discrepancy between tax obligations and cash distributions may or may not continue in the future, and cash may or may not be available for distribution to the beneficial interest holders in the Liquidating Trust adequate to cover any tax obligation.

Cash distributions when paid to the beneficial interest holders in the Liquidating Trust will generally consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Liquidating Trust and will be primarily dependent upon the proceeds realized from the liquidation of the Liquidating Trust's remaining assets offset by the associated costs of such liquidation and dissolution of the Liquidating Trust.

RESULTS  OF  OPERATIONS

Since  the  Liquidating  Trust  was formed at December 31, 2002, the Liquidating
Trust  has  no  results  of  operations.

CRITICAL  ACCOUNTING  POLICIES  AND  ESTIMATES

The Liquidating Trust believes the following critical accounting policies, among others, are subject to significant judgments and estimates used in the preparation of these financial statements.

Liquidation  Accounting
-----------------------

In accordance with the liquidation basis of accounting, the carrying values of the assets are presented at net realizable amounts and all liabilities are presented at estimated settlement amounts, including estimated costs associated with completing the liquidation of the Liquidating Trust. Preparation of the financial statements on a liquidation basis requires significant assumptions by the Liquidating Trust, including the estimate of liquidation costs and the resolution of any contingent liabilities. There may be differences between the assumptions and the actual results because events and circumstances do not occur as expected. Those differences, if any, could result in a change in the net assets recorded in the Statement of Net Assets in Liquidation.

Contingencies
-------------

Accrued liabilities consist of assumptions by management, including the estimate of liquidation costs and the resolution of any contingent liabilities. There may be differences between the assumptions and the actual results because events and circumstances frequently do not occur as expected. Those differences, if any, could result in a change in the net assets recorded in the Statement of Net Assets in Liquidation.

Liquidation  Distributions
--------------------------

The Trustee of the Liquidating Trust will make liquidating distributions to the beneficiaries of the Liquidating Trust using the "pro rata beneficial interest" in the respective Liquidating Trust, reflecting the type and amount of beneficial interest held in the respective predecessor Trust (i.e. Class A, Class B, Special Beneficiary, Managing Trustee).

The remaining assets shall be distributed to the participants in accordance with the positive balances in their capital accounts, after taking into account all the capital adjustments for the Liquidating Trust's taxable year.

In the event that AFG ASIT Corporation, Managing Trustee of the predecessor Trust, has a deficit balance in its capital account, it shall pay to the Liquidating Trust in cash an amount equal to the deficit balance in its capital account by the end of such taxable year. Upon dissolution of the Liquidating Trust the amount paid by the AFG ASIT Corporation shall be used to pay to recourse creditors of the Liquidating Trust or distributed to the Liquidating Trust Beneficiaries in accordance with their positive capital accounts.

New  Accounting  Pronouncements
-------------------------------

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 establishes accounting standards for the recognition and measurement of legal obligations associated with the retirement of tangible long-lived assets and requires the recognition of a liability for an asset retirement obligation in the period in which it is incurred. The Liquidating Trust adopted SFAS No. 143 at the beginning of fiscal 2003 and such adoption had no effect on the Liquidating Trust's net assets in liquidation and statement of changes in net assets in liquidation.

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations". SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. The Trust adopted SFAS 141 on January 1, 2002 and such adoption had no effect on the Liquidating Trust's net assets in liquidation.

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization and is effective January 1, 2002. SFAS No. 142 also includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill, and the identification of reporting units for purposes of assessing potential future impairments of goodwill. The Trust adopted SFAS No. 142 on January 1, 2002 and such adoption had no effect on the Liquidating Trust's net assets in liquidation.

In October 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") and replaces Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of Accounting Principles Bulletin Opinion No. 30, "Reporting Results of Operations
- Reporting the Effects of Disposal of a Segment of a Business", for the disposal of segments of a business. SFAS No. 144 requires that those long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The Trust adopted SFAS No. 142 on January 1, 2002 and such adoption had no effect on the Liquidating Trust's net assets in liquidation.

In April 2002, the FASB issued SFAS No.145, "Rescission of FASB Statements No.4, 44 and 64, Amendment of FASB Statement No.13, and Technical Corrections." As a result of the rescission of SFAS No. 4, a gain or loss on extinguishment of debt will no longer be presented as an extraordinary item upon the adoption of SFAS No. 145. The Trust adopted SFAS No. 145 in the second quarter of fiscal 2002 and such adoption had no effect on the Liquidating Trust's net assets in liquidation.

In July 2002, the FASB issued SFAS No.146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No.146 is based on the general principle that a liability for a cost associated with an exit or disposal activity should be recorded when it is incurred and initially measured at fair value. SFAS No.146 applies to costs associated with (1) an exit activity that does not involve an entity newly acquired in a business combination, or (2) a disposal activity within the scope of SFAS No.144. These costs include certain termination benefits, costs to terminate a contract that is not a capital lease, and other associated costs to consolidate facilities or relocate employees. Because the provisions of this statement are to be applied prospectively to exit or disposal activities initiated after December 31, 2002, the effect of adopting this statement has not be determined.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 is not expected to have a material impact on the Liquidating Trust's net assets in liquidation and statement of changes in net assets in liquidation.

In January 2003, FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities ("FIN 46"). This interpretation clarifies existing accounting principles related to the preparation of consolidated financial statements when the equity investors in an entity do no have the characteristics of a controlling financial interest or when the equity at risk is not sufficient for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires a company to evaluate all existing arrangements to identify situations where a company has a "variable interest," commonly evidenced by a guarantee arrangement or other commitment to provide financial support, in a "variable interest entity," commonly a thinly capitalized entity, and further determine when such variable interest requires a company to consolidate the variable interest entities financial statement with its own. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. If it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity when this interpretation becomes effective, the enterprise shall disclose information about those entities in all financial statements issued after January 31, 2003. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. Based on the recent release of this interpretation, we have not completed our assessment as to whether or not the adoption of this interpretation will have a material impact on our financial statements.
EQUITY  INTEREST  INVESTMENTS

The Liquidating Trust has equity interest investments in both the equipment management and real estate industry segments. These equity interest investments are carried at fair value in accordance with the liquidation basis of accounting. The financial position and liquidity of these companies could have a material impact to the Liquidating Trust. A description of the Liquidating Trust's equity interest investments and a brief summary of their financial position are summarized below:


EFG  KIRKWOOD  LLC
------------------

EFG Kirkwood LLC ("EFG Kirkwood") was formed for the purpose of acquiring an equity interest in two real estate investments. The investments consist of an interest in two ski resorts: Mountain Resort and Mountain Springs. EFG Kirkwood has no other significant assets other than its interest in the ski resorts and related assets.

MOUNTAIN SPRINGS: Mountain Springs, through a wholly-owned subsidiary, owns a controlling interest in Durango Mountain Resort in Durango, Colorado. Durango Mountain Resort is a ski and mountain recreation resort covering 2,500 acres, situated on 40 miles of terrain with 75 ski trails. Mountain Spring's primary cash flows come from its ski operations during the ski season, which is heavily dependent on snowfall. Additional cash flow is provided by its real estate development activities and by the resort's summer recreational programs. When out of season, operations are funded by available cash and through the use of a $3.5 million line of credit, which is guaranteed by EFG Kirkwood. Mountain Springs did not pay any distributions during 2002 and does not expect to pay any distributions in the near future. Excess cash flows will be used to finance development on the real estate surrounding the resort.

At December 31, 2002, Mountain Springs had current assets of $7.7 million which included cash of $3.8 million, and accounts receivable of $0.7 million. Inventories and other assets totaled $1.1 million. Mountain Springs also holds a receivable from affiliate totaling $2.1 million related to the entitlement and master planning cost associated with the land development. Long-term assets consist primarily of buildings, equipment and real estate totaling approximately $21.0 million.

Liabilities totaled approximately $22.5 million at December 31, 2002, consisting primarily of debt and notes outstanding.

MOUNTAIN RESORT: Mountain Resort is primarily a ski and mountain recreation resort with more than 2,000 acres of terrain, located approximately 32 miles south of Lake Tahoe. The resort receives approximately 70% of its revenues from winter ski operations, primarily ski, lodging, retail and food and beverage services with the remainder of the revenues generated from summer outdoor activities, including mountain biking, hiking and other activities. Mountain Resort's primary cash flows come from its ski operations during the ski season, which is heavily dependent on snowfall. Mountain Resort did not pay any distributions during 2002 and does not expect to pay any distributions in the near future. Excess cash flows will be used to finance development on the real estate surrounding the resort.

At December 31, 2002, Mountain Resort had current assets of approximately $7.0 million which consisted of cash of $3.6 million, accounts receivable of $2.0 million, and inventories and other assets of $1.4 million. Long-term assets consisted primarily of buildings, equipment and real estate totaling $42.1 million.

Liabilities were approximately $29.0 million at December 31, 2002 which consisted primarily of long-term senior notes and affiliated debt.

Both Mountain Springs and Mountain Resort are subject to a number of risks, including real estate development and weather-related risks. The ski resort business is seasonal in nature and insufficient snow during the winter season can adversely affect the profitability of a given resort. Many operators of ski resorts have greater resources and experience in the industry than the Trust, its affiliates and its joint venture partners. Additionally, the events of September 11 and the current political instability in the Middle East have and may continue to have a negative impact on the tourism industry.

The Liquidating Trust intends to conduct the sale of the Liquidating Trust's assets in an orderly manner. It is difficult to predict the timing of the sale of the assets. For instance, under current market conditions it may be difficult to sell the Liquidating Trust's interest in EFG Kirkwood LLC, a resort business. Adverse market conditions may have a negative impact on the proceeds that may be realized from such asset sales.

MILPI  HOLDINGS,  LLC
---------------------

MILPI Holdings, LLC ("MILPI") is an equipment management company that operates in one business segment, equipment leasing. As of December 31, 2002, MILPI had approximately $19.4 million of equity investments in several equipment leasing programs which comprised approximately 44% of MILPI's total assets. MILPI is a participant in a $10.0 million warehouse credit facility which expires in June 2003. The warehouse credit facility is shared by MILPI and several of its managed equipment leasing programs. All borrowings are guaranteed by MILPI. As of December 31, 2002, there were no borrowings on the credit facility. MILPI has no other long-term debt outstanding. At December 31, 2002, MILPI had $6.6 million in cash and cash equivalents.

MILPI has arranged for the lease or purchase of a total of 1,050 pressurized tank railcars. These railcars will be delivered over the next three years. A leasing company affiliated with the manufacturer will acquire approximately 70% of the railcars and lease them to a non-program affiliate. The remaining 30% will either be purchased by third parties to be managed by the company or by the affiliated programs. MILPI will manage the leased and purchased railcars and will earn management fees from the lease revenue. As of December 31, 2002, MILPI had purchased $6.2 million of these railcars and expects to sell these railcars to affiliated entities in the first quarter of 2003.

MILPI had positive cash flows from operations of $1.8 million during 2002. Cash flows from operations were used to finance operations. During 2002, MILPI paid approximately $4.7 million in cash dividends. The Trust's share of the dividend was $0.8 million which was received prior to the formation of the Liquidating Trust.

During 2003, MILPI is planning to acquire both the Liquidating Trust's and AFG Investment Trust A Liquidating Trust's interest in MILPI for $5.9 million, which will which give AFG Investment Trust C and AFG Investment Trust D, shared 100% ownership of MILPI. The unitholders of the predecessor Trust approved the sale of the interest in MILPI to MILPI in December 2002. The acquisition will be financed through existing cash reserves and cash flows generated from the sale of railcars. Subsequent to the acquisition, AFG Investment Trust C and D's ownership interest in MILPI will increase to 50% per trust.

COMMITMENTS  AND  CONTINGENCIES

The Liquidating Trust is subject to various claims and proceedings in the normal course of business. The Liquidating Trust believes that the disposition of such matters is not expected to have a material adverse effect on the financial position of the Liquidating Trust or its results of operations.

OUTLOOK  FOR  THE  FUTURE

Several  other  factors may affect the Liquidating Trust's operating performance
through  the  remainder  of  2003,   including:

-changes  in  markets  for  the  Liquidating  Trust's  equipment;
-changes in the regulatory environment in which the equipment operates; and -changes in the real estate markets in which the Liquidating Trust has ownership interests.

Real  Estate
------------

The Liquidating Trust has an equity interest in EFG Kirkwood which owns equity interests in two ski resorts that are subject to the risks of the tourism industry. The economic downturn in the tourism industry following the September 11, 2001 terrorist attacks had an adverse impact on the operating results of the
resorts  and  the  Liquidating  Trust.   While  the  Liquidating  Trust  cannot
determine if this event will have a material effect on the operations in future years, it is monitoring the industry. There can be no assurance that the travel and tourism industry will return to its pre-September 11 levels. The resorts have customers who both fly and drive to the resort locations. At this time, the Liquidating Trust does not believe the economic downturn in the travel industry will recover in the near future. The Liquidating Trust plans to sell its investment in EFG Kirkwood in fiscal 2003.

In addition, the resorts are also subject to a number of other risks, including weather-related risks. The ski resort business is seasonal in nature and insufficient snow during the winter season can adversely affect the profitability of a given resort. Many operators of ski resorts have greater resources and experience in the industry than the Liquidating Trust, its affiliates and its joint venture partners.

The Liquidating Trust also has an equity interest in several real estate development companies, some of which are located at the resorts. The risks generally associated with real estate include, without limitation, the existence of senior financing or other liens on the properties, general or local economic conditions, property values, the sale of properties, interest rates, real estate taxes, other operating expenses, the supply and demand for properties involved, zoning and environmental laws and regulations and other governmental rules.

Because several real estate development companies are located at the resorts, risks and uncertainties associated with the tourism industry can adversely affect the value of the real estate development companies associated with these investments. Decreases in tourism, weather-related conditions or other risks discussed above can permanently decrease the value of the investment and future operations.

The Liquidating Trust does not anticipate receiving dividend distributions from the real estate investments in the near future due to the uncertainty of the current market conditions.

Equipment  Leasing
------------------

The Liquidating Trust's equipment leasing assets consist primarily of the Liquidating Trust's minority ownership interest in MILPI. The Liquidating Trust and AFG Investment Trust A Liquidating Trust have agreed to sell their interest in MILPI to MILPI for a purchase price of $3.6 million and $1.8 million, respectively, during 2003. The acquisition will be financed through MILPI's existing cash reserves and cash flows generated from the sale of railcars. Subsequent to the acquisition, AFG Investment Trust C and D's ownership interest in MILPI will increase to 50% per trust.

Other circumstances that can impact the equipment leasing market and possibly the disposition of the Liquidating Trust's equipment leasing assets are as follows:

The events of September 11, 2001 have adversely affected market demand for both new and used commercial aircraft and weakened the financial position of several airline companies. While it currently is not possible for the Liquidating Trust to determine the ultimate long-term economic consequences of these events to the equipment leasing segment, management anticipates that the resulting decline in air travel will suppress market prices for used aircraft in the short-term and could inhibit the viability of some airlines. In the event of a lease default by an aircraft lessee, the Liquidating Trust could experience material losses.

The Liquidating Trust has not experienced any material collection problems and has not considered it necessary to provide any write-downs of the receivables. The Liquidating Trust will continue to evaluate and monitor the Liquidating Trust's experience in collecting accounts receivable to determine whether a future write-down may become appropriate.

The ultimate realization of residual value for any type of equipment is dependent upon many factors, including condition and type of equipment being sold and its marketability at the time of sale. The Liquidating Trust attempts to monitor these changes in order to identify opportunities which may be advantageous to the Liquidating Trust and which will maximize total cash returns for each asset.

AFG  ASIT  Corporation
----------------------

In accordance with the Liquidating Trust Agreement, upon the dissolution of the Liquidating Trust, AFG ASIT Corporation will be required to contribute to the Liquidating Trust an amount equal to its capital interest, Managing Trustee Interest, adjusted for taxes. At December 31, 2002, AFG ASIT Corporation had a positive capital account and was not required to make any contributions to the Liquidating Trust. No such requirement exists with respect to the Special Beneficiary, Class A or Class B interests.

Report  of  Independent  Certified  Public  Accountants


To  AFG  Investment  Trust  B  Liquidating  Trust

We have audited the accompanying statement of net assets in liquidation of AFG Investment Trust B Liquidating Trust as of December 31, 2002. This financial statement is the responsibility of the Liquidating Trust's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the financial statement, AFG Investment Trust B Liquidating Trust was established on December 31, 2002 in order to liquidate the remaining assets and liabilities of AFG Investment Trust B. As a result, the financial statement reflects the liquidation basis of accounting.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the net assets in liquidation of AFG Investment Trust B Liquidating Trust at December 31, 2002 in conformity with accounting principles generally accepted in the United States applied on the basis described in the preceding paragraph.


                                           /S/ ERNST  &  YOUNG  LLP

Tampa,  Florida
March  26,  2003

                    AFG INVESTMENT TRUST B LIQUIDATING TRUST
                     STATEMENT OF NET ASSETS IN LIQUIDATION
                             AS OF DECEMBER 31, 2002
                            (IN THOUSANDS OF DOLLARS)







ASSETS

Cash and cash equivalents                  $1,233
Rents receivable                                5
Accounts receivable - affiliate                57
Interest in EFG Kirkwood LLC                  837
Interest in MILPI Holdings, LLC             3,615
Investments - other                            77
Other assets                                   26
                                           ------
      Total assets                         $5,850
                                           ======

LIABILITIES AND NET ASSETS IN LIQUIDATION

Accrued liabilities                        $  624
                                           ------
Net assets in liquidation                  $5,226
                                           ======



























    The accompanying notes are an integral part of this financial statement.

NOTE  1  -  ORGANIZATION
------------------------

On December 31, 2002, AFG Investment Trust B Liquidating Trust (the "Liquidating Trust") was established for the purpose of liquidating the remaining assets and liabilities of AFG Investment Trust B (the "Trust"). Effective December 31, 2002, the Trust also entered into a Liquidating Trust Agreement (the "Liquidating Trust Agreement') with Wilmington Trust Company ("Wilmington Trust" or "Trustee"), as trustee of the Liquidating Trust. In conjunction with the Liquidating Trust Agreement, the Trustee has engaged AFG ASIT Corporation and EFG as managers to assist in the day-to-day management of the Liquidating Trust. As of December 31, 2002, each unitholder of the Trust received a pro rata beneficial interest in the Liquidating Trust in exchange for such holder's Trust units.

The Trust was organized as a Delaware business trust in May 1992. Participant's capital initially consisted of contributions from the Managing Trustee, AFG ASIT Corporation, the Special Beneficiary, Equis Financial Group Limited Partnership and its subsidiaries ("EFG") and from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG.

On December 31, 2002, the Trust completed its liquidation and dissolution pursuant to a Plan of Complete Liquidation and Dissolution (the "Plan"), adopted as of that date, in accordance with a proxy solicitation dated November 25, 2002 directing the implementation of the Plan, which provided that the Trust would immediately commence liquidation and dissolution, followed by the termination of its Certification of Trust. On December 31, 2002, the Trust filed a Certificate of Cancellation with the Secretary of State of the State of Delaware.

The Plan provides that AFG ASIT Corporation, not in its individual capacity but solely as the manager, shall use its best efforts to liquidate and dissolve prior to winding up its affairs, including, but not limited to, the sale of its remaining assets, the collection of any receivables and payment of unsatisfied debts, claims, liabilities, commitments, suits and other obligations, whether contingent or fixed by December 31, 2003, provided, although this date may be extended under certain circumstances.

In accordance with the Plan and the Liquidating Trust Agreement, the Trust has transferred all of its remaining cash and non-cash assets and all of its remaining liabilities to the Liquidating Trust, including a cash reserve for contingent liabilities of the Trust and the Liquidating Trust. Upon the transfer of assets to the Liquidating Trust, Wilmington Trust was given the power and authority to delegate or re-assign the Managing Trustee's authority. AFG ASIT Corporation does not control the assets of the Liquidating Trust. In addition to delegating the managing responsibilities of the Liquidating Trust, Wilmington Trust also holds title to all the property in the Liquidating Trust and controls cash disbursements.

NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
----------------------------------------------------------

Liquidation  Accounting
-----------------------

Because the Liquidating Trust is in liquidation it is recorded under the liquidation basis of accounting. In accordance with the liquidation basis of accounting, the carrying values of the assets are presented at net realizable amounts and all liabilities are presented at estimated settlement amounts, including estimated costs associated with completing the liquidation of the Liquidating Trust. Preparation of the financial statements on a liquidation basis requires significant assumptions by the Liquidating Trust, including the estimate of liquidation costs and the resolution of any contingent liabilities. There may be differences between the assumptions and the actual results because events and circumstances do not occur as expected. Those differences, if any, could result in a change in the net assets recorded in the Statement of Net Assets in Liquidation.

The net adjustment required to convert from the going concern (historical cost) basis of accounting to the liquidation basis of accounting was a decrease in net assets of $1.5 million and was recorded by the Trust prior to the transfer to the Liquidating Trust. Significant changes in the carrying value of assets and liabilities are summarized as follows (in thousands of dollars):

Decrease in Interest EFG Kirkwood LLC        $  237
Decrease in Interest in MILPI Holdings, LLC     847
Estimated liquidation costs                     371
                                             ------
 Total adjustment to liquidation basis       $1,455
                                             ======


Cash  Equivalents
-----------------

The Liquidating Trust classifies any amounts on deposit in banks and all highly liquid investments purchased with an original maturity of three months or less as cash and cash equivalents.

Contingencies
-------------

Accrued liabilities consist of assumptions by management, including the estimate of liquidation costs and the resolution of any contingent liabilities. There may be differences between the assumptions and the actual results because events and circumstances frequently do not occur as expected. Those differences, if any, could result in a change in the net assets recorded in the Statement of Net Assets in Liquidation.

Liquidation  Distributions
--------------------------

The Trustee of the Liquidating Trust will make liquidating distributions to the beneficiaries of the Liquidating Trust using the "pro rata beneficial interest" in the respective Liquidating Trust, reflecting the type and amount of beneficial interest held in the respective predecessor (i.e. Class A, Class B, Special Beneficiary, Managing Trustee).

The remaining assets shall be distributed to the participants in accordance with the positive balances in their capital accounts, after taking into account all the capital adjustments for the Liquidating Trust's taxable year.

In the event that AFG ASIT Corporation, Managing Trustee of the predecessor Trust, has a deficit balance in its capital account, it shall pay to the Liquidating Trust in cash an amount equal to the deficit balance in its capital account by the end of such taxable year. Upon dissolution of the Liquidating Trust the amount paid by the AFG ASIT Corporation shall be used to pay to recourse creditors of the Liquidating Trust or distributed to the Liquidating Trust Beneficiaries in accordance with their positive capital accounts.

New  Accounting  Pronouncements
-------------------------------

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 establishes accounting standards for the recognition and measurement of legal obligations associated with the retirement of tangible long-lived assets and requires the recognition of a liability for an asset retirement obligation in the period in which it is incurred. The Liquidating Trust adopted SFAS No. 143 at the beginning of fiscal 2003 and such adoption had no effect on the Liquidating Trust's net assets in liquidation and statement of changes in net assets in liquidation.

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations". SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. The Trust adopted SFAS 141 on January 1, 2002 and such adoption had no effect on the Liquidating Trust's net assets in liquidation.

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization and is effective January 1, 2002. SFAS No. 142 also includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill, and the identification of reporting units for purposes of assessing potential future impairments of goodwill. The Trust adopted SFAS No. 142 on January 1, 2002 and such adoption had no effect on the Liquidating Trust's net assets in liquidation.

In October 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") and replaces Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of Accounting Principles Bulletin Opinion No. 30, "Reporting Results of Operations
- Reporting the Effects of Disposal of a Segment of a Business", for the disposal of segments of a business. SFAS No. 144 requires that those long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The Trust adopted SFAS No. 142 on January 1, 2002 and such adoption had no effect on the Liquidating Trust's net assets in liquidation.

In April 2002, the FASB issued SFAS No.145, "Rescission of FASB Statements No.4, 44 and 64, Amendment of FASB Statement No.13, and Technical Corrections." As a result of the rescission of SFAS No. 4, a gain or loss on extinguishment of debt will no longer be presented as an extraordinary item upon the adoption of SFAS No. 145. The Trust adopted SFAS No. 145 in the second quarter of fiscal 2002 and such adoption had no effect on the Liquidating Trust's net assets in liquidation.

In July 2002, the FASB issued SFAS No.146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No.146 is based on the general principle that a liability for a cost associated with an exit or disposal activity should be recorded when it is incurred and initially measured at fair value. SFAS No.146 applies to costs associated with (1) an exit activity that does not involve an entity newly acquired in a business combination, or (2) a disposal activity within the scope of SFAS No.144. These costs include certain termination benefits, costs to terminate a contract that is not a capital lease, and other associated costs to consolidate facilities or relocate employees. Because the provisions of this statement are to be applied prospectively to exit or disposal activities initiated after December 31, 2002, the effect of adopting this statement has not be determined.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 is not expected to have a material impact on the Liquidating Trust's net assets in liquidation and statement of changes in net assets in liquidation.

In January 2003, FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities ("FIN 46"). This interpretation clarifies existing accounting principles related to the preparation of consolidated financial statements when the equity investors in an entity do no have the characteristics of a controlling financial interest or when the equity at risk is not sufficient for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires a company to evaluate all existing arrangements to identify situations where a company has a "variable interest," commonly evidenced by a guarantee arrangement or other commitment to provide financial support, in a "variable interest entity," commonly a thinly capitalized entity, and further determine when such variable interest requires a company to consolidate the variable interest entities financial statement with its own. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. If it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity when this interpretation becomes effective, the enterprise shall disclose information about those entities in all financial statements issued after January 31, 2003. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. Based on the recent release of this interpretation, we have not completed our assessment as to whether or not the adoption of this interpretation will have a material impact on our financial statements.

NOTE  3  -  INTEREST  IN  EFG  KIRKWOOD  LLC
--------------------------------------------

The Liquidating Trust, three affiliated trusts ( the "Trusts") and an affiliated corporation, Semele, own a joint venture, EFG Kirkwood, which was formed for the purpose of acquiring an equity interest in two ski resorts: Mountain Resort Holdings LLC ("Mountain Resort") and Mountain Springs Resorts LLC ("Mountain Springs"). EFG Kirkwood has no other significant assets other than its interest in the ski resorts. The Liquidating Trust holds 20% of EFG Kirkwood's Class A membership interests.

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

Prior to October 2002, EFG Kirkwood owned a 50% interest in Mountain Springs. Mountain Springs, through a wholly owned subsidiary, owns a controlling interest in Durango Mountain Resort in Durango, Colorado. Durango Mountain Resort is a ski and mountain recreation resort covering 2,500 acres, situated on 40 miles of terrain with 75 ski trails. In October 2002, an existing owner and an unrelated third party contributed approximately $2.5 million to Mountain Springs. As a result of the capital contribution, EFG Kirkwood's membership interest in Mountain Springs decreased from 50% to 33%. Proceeds from the contribution were used to exercise an option to purchase 51% of Durango Mountain Land Company, LLC, a real estate development company owning land in Durango, Colorado.

EFG Kirkwood guarantees the payment obligations under a revolving line of credit between Purgatory and a third party lender. The amount of the guarantee shall consist of the outstanding balance of the line of credit which cannot exceed the principal balance of $3.5 million. As of December 31, 2002, Purgatory had an outstanding balance of approximately $2.6 million on the line of credit.

The carrying value of the Liquidating Trust's investment in EFG Kirkwood is recorded at fair value in accordance with the liquidation basis of accounting. The fair value was determined by an independent appraisal firm who was hired by the predecessor Trust and an affiliated investor. The appraisal firm determined the fair value through a valuation model which used the estimated future cash flows of the resorts.

The table below provides EFG Kirkwood's summarized consolidated balance sheet (not adjusted to the liquidation basis of accounting) as of December 31, 2002
(in  thousands  of  dollars):


                   December 31,
                       2002
                   -------------
Total assets       $       5,578
Total liabilities              -
                   -------------
Net equity         $       5,578
                   =============


 NOTE  4  -  INTEREST  IN  MILPI  HOLDINGS,  LLC
 -----------------------------------------------

The Liquidating Trust and three affiliated trusts collectively own MILPI Holdings, LLC ("MILPI"), which formed MILPI Acquisition Corp. ("MAC"), a wholly-owned subsidiary of MILPI, for the purpose of acquiring PLM International, Inc. and subsidiaries ("PLM"), an equipment management company specializing in the leasing of transportation and related equipment and the creation of equipment-leasing solutions for domestic and international customers. The Liquidating Trust holds 17% ownership interest in MILPI. The Liquidating Trust's ownership interest in MILPI is recorded at fair value in accordance with the liquidation basis of accounting. In December 2002, AFG Investment Trust B's shareholders approved a proxy solicitation to sell its interest in MILPI to MILPI at a predetermined price which approximated fair value. The fair value is based on a valuation model which included expected future cash flows of MILPI. AFG Investment Trust B also hired an investment banking firm that issued a fairness opinion on the fair value of the investments.

The table below provides summarized consolidated balance sheet data (not adjusted to the liquidation basis of accounting) as of December 31, 2002 for MILPI (in thousands of dollars):


                    December 31,
                        2002
 Total assets       $      44,400
 Total liabilities         18,440
                    -------------
 Equity             $      25,960
                    =============


NOTE  5  -  RELATED  PARTY  TRANSACTIONS
----------------------------------------

All operating expenses incurred by the Liquidating Trust are disbursed by Wilmington Trust on behalf of the Liquidating Trust. The Trustee's role, among other things, is to complete the liquidation of the assets and to satisfy or discharge the liabilities of the Trust. The Trustee is compensated for such services as provided for in the Liquidating Trust Agreement. In conjunction with the Liquidating Trust Agreement, the Trustee has engaged AFG ASIT Corporation and EFG as managers to assist in the day-to-day management of the Liquidating Trust.

In accordance with the liquidation basis of accounting, the Liquidating Trust recorded an accrual during the period ended December 31, 2002 for the estimated costs to be incurred to liquidate the Trust. Approximately $30,000 of the accrual will be paid to EFG, an affiliated entity, for salaries and other expenses incurred to liquidate the assets.

NOTE  6  -  INCOME  TAXES
-------------------------

The Liquidating Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Liquidating Trust.

For financial statement purposes, the Liquidating Trust follows the predecessor Trust's income allocation, which allocates net income quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the AFG ASIT Corporation, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $0.5 million Class A special cash distributions paid in 1999). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the AFG ASIT Corporation, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the AFG ASIT Corporation. However, in not event shall there be allocated to the Managing Trustee less than 1% of the profits or losses of the Liquidating Trust.

This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust
Agreement, upon dissolution of the Trust, the AFG ASIT Corporation will be required to contribute to the Trust an amount equal to any negative balance which may exist in the AFG ASIT Corporation's capital account. At December 31, 2002, the AFG ASIT Corporation had a positive capital account balance.


The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the year ended December 31, 2002:


                                                                    2002
                                                                  ------

Participants' capital                                             $5,226
   Add back selling commissions and organization
      and offering costs                                           1,897

   Cumulative difference between federal income tax
      and financial statement income (loss)                        1,454
                                                                  ------

Participants' capital for federal income tax reporting purposes   $8,577
                                                                  ======



The cumulative difference between federal income tax and financial statement income (loss) represents temporary differences.

 NOTE  7  -  SEGMENT  REPORTING
 ------------------------------

The Liquidating Trust holds assets in three segments: 1) Equipment Leasing 2) Equipment Management 3) Real Estate Ownership, Development and Management. The Equipment Leasing segment includes acquiring and leasing to third parties a diversified portfolio of capital equipment. The Equipment Management segment includes the Trust's interest in MILPI, which owns 100% of PLM an equipment leasing and asset management company. The Real Estate segment includes the ownership, management and development of commercial properties, recreational properties, condominiums, interval ownership units, town homes, single family homes and land sales included in the Liquidating Trust's ownership interests in EFG Kirkwood, LLC. Substantially all assets are domiciled within the United States.

The Liquidating Trust's reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise. There are no material intersegment sales or transfers.

Segment  information  as  of  December  31,  2002  (in  thousands  of  dollars):

Assets:
 Equipment leasing     $1,398
 Equipment management   3,615
 Real estate              837
                       ------
 Total                 $5,850
                       ======